Exhibit 10.2

EXECUTION VERSION

Dated as of June 3, 2026

USA RARE EARTH, INC.

as Borrower

OTHER PARTIES HERETO

as Borrower Entities

and

UNITED STATES DEPARTMENT OF COMMERCE

as the Department

Round top, stillwater AND Additional PROJECTS

LOAN GUARANTEE AGREEMENT

LOAN ID NO. AP-2026-0044

i

Annex A	Definitions
Annex B	Rules of Interpretation
Annex C	Guardrail Provisions
Annex D	Loan Program Requirements
Annex E	Davis-Bacon Act Requirements
Annex F	Reporting Covenants

EXHIBITS
Exhibit A	Form of Master Advance Notice
Exhibit B	Form of Borrower Entity Agent Award Date Certificate
Exhibit C	Form of Project Completion Certificate
Exhibit D	Form of Principal Prepayment Schedule

SCHEDULES

Schedule A	FFB Advance Details
Schedule B	Disbursement Milestone Schedule
Schedule C	Project Sites
Schedule D	Affiliate Transactions
Schedule E	Addresses
Schedule F	Permitting Schedule
Schedule G	Dispute Resolution
Schedule H	Production Volume Schedule
Schedule I	Key Person Schedule

v

LOAN GUARANTEE AGREEMENT

This LOAN GUARANTEE AGREEMENT (the “Agreement”), dated as of June 3, 2026, is entered into by and among (a) USA RARE EARTH, INC., a corporation organized and existing under the laws of Delaware, as the borrower (the “Borrower”), a Borrower Entity and the Borrower Entity Agent; (b) USA RARE EARTH, LLC, a limited liability company organized and existing under the laws of Delaware, as a Borrower Entity; (c) USA RARE EARTH MAGNETS, LLC, a limited liability company organized and existing under the laws of Delaware, as a Borrower Entity; (d) ROUND TOP MOUNTAIN DEVELOPMENT, LLC, a limited liability company organized and existing under the laws of Delaware, as a Borrower Entity; (e) USA RARE EARTH REAL ESTATE, LLC, a limited liability company organized and existing under the laws of Oklahoma, as a Borrower Entity; (f) LACONIA INTERMEDIATE ACQUISITION SUB, INC., a corporation organized and existing under the laws of Delaware, as a Borrower Entity; (g) LACONIA ACQUISITION SUB LIMITED, a limited liability company organized and existing under the laws of England and Wales with registered number 16740602, as a Borrower Entity; (h) LCMG LIMITED, a limited liability company organized and existing under the laws of England and Wales with registered number 06619924, as a Borrower Entity; (i) LESS COMMON METALS LIMITED, a limited liability company organized and existing under the laws of England and Wales with registered number 02690088, as a Borrower Entity; and (j) the UNITED STATES DEPARTMENT OF COMMERCE (the “Department” and together with the Borrower and each other Borrower Entity, the “Parties” and each a “Party”), an agency of the United States of America, acting by and through the Secretary of Commerce (or appropriate authorized representative thereof).

RECITALS

WHEREAS, the Borrower has undertaken, or caused the relevant Borrower Entities to undertake: (a) the construction of a new facility for the purpose of rare earth mining and processing located in Sierra Blanca, Texas (the “Round Top Mine Project”); (b) the expansion and modernization of the existing facility located in Stillwater, Oklahoma, used for the purposes of (i) magnet making (the “Stillwater Magnet Project”) and (ii) strip casting and metal making (the “Stillwater Metal Project”); and (c) the construction of a new facility to be used for the purposes of (i) magnet making (the “Magnet Project 2”) and (ii) strip casting and metal making (the “Metal Project 2” and together with the Round Top Mine Project, the Stillwater Magnet Project, the Stillwater Metal Project, and the Magnet Project 2, the “Projects” and each, a “Project”);

WHEREAS, pursuant to the CHIPS Incentives Program—Facilities for Semiconductor Materials and Manufacturing Equipment Notice of Funding Opportunity No. 2023-NIST-CHIPS-SMME-01 (as amended, supplemented, or otherwise modified from time to time, the “NOFO”), the Borrower submitted applications with the CHIPS ID Nos. 002467 and 002455 (the “Applications”) to the Department’s CHIPS Incentives Program Portal for Awards for the Projects under the CHIPS Incentives Program established pursuant to 15 U.S.C. § 4652 of the CHIPS Act (the “CHIPS Incentives Program”);

WHEREAS, in furtherance of Executive Order 14241 “Immediate Measures to Increase American Mineral Production”, Executive Order 13953 “Addressing the Threat to the Domestic Supply Chain from Reliance on Critical Minerals from Foreign Adversaries, and Supporting the Domestic Mining and Processing Industries”, and Executive Order 13817 “A Federal Strategy to Ensure Secure and Reliable Supplies of Critical Minerals”, the Department has agreed to issue an Award for each Project subject to, and in accordance with, the terms and conditions of this Agreement, which is entered into pursuant to 15 U.S.C. §§ 4652 and 4659(a)(1) of the CHIPS Act as a loan transaction on such terms as the Secretary considers appropriate;

WHEREAS, the Department and FFB have entered into that certain FFB Program Financing Agreement, dated as of April 1, 2024 (the “FFB Program Financing Agreement”), setting forth the commitment of FFB to enter into agreements with the Department from time to time for FFB’s purchase of promissory notes issued by entities designated by the Secretary as “Borrowers” when those promissory notes have been guaranteed by the Secretary, and the commitment of the Secretary to guarantee such promissory notes;

WHEREAS, pursuant to the FFB Program Financing Agreement, FFB, the Department, and the Borrower will enter into a note purchase agreement (the “FFB Note Purchase Agreement”), setting forth (1) FFB’s agreement to purchase one promissory note per Project (the “FFB Notes” and each an “FFB Note”) issued by the Borrower, where each FFB Note makes available a Loan Tranche under this Agreement, and the FFB Notes, in aggregate, make available a principal amount (exclusive of capitalized interest) of up to one billion three hundred million Dollars ($1,300,000,000) (the “Maximum Principal Amount”) and (2) the Department’s agreement to issue a guarantee in favor of FFB of the Borrower’s payment of principal, interest and fees under the FFB Notes, in each case when the terms and conditions specified therein have been satisfied; and

WHEREAS, in connection with the Applications, the Department requires, pursuant to 15 U.S.C. § 4659(a)(3), that the Borrower make (or cause its related parties to make) a payment to the Department in the form of certain Equity Interests on the terms and conditions set forth in certain Equity Documents.

NOW, THEREFORE, in consideration of the foregoing and other good and valid consideration, the receipt and adequacy of which are hereby expressly acknowledged, the Parties hereby agree as follows:

Article 1

DEFINITIONS

Capitalized terms used in this Agreement and its Exhibits and Schedules shall have the meanings set forth in Annex A (Definitions), or if applicable, the Guardrail Provisions, and the rules of interpretation set forth in Annex B (Rules of Interpretation) shall apply to this Agreement, except, in each case, as otherwise expressly provided herein.

Article 2

GUARANTEE; FFB ADVANCES

Section 2.1. Guarantee.

2.1.1 By execution of this Agreement, the Department agrees to guarantee the Borrower’s repayment of loans in an aggregate maximum principal amount not to exceed the sum of (a) the Maximum Principal Amount and (b) the aggregate Maximum Capitalized Interest Amount for all FFB Notes (such sum, the “Maximum Guaranteed Loan Amount”).

2.1.2 Each FFB Advance will be subject to the Borrower’s fulfillment (or the Department’s waiver in writing) of the conditions set forth in Article 5 (Conditions Precedent to FFB Advances).

Section 2.2. Availability and Reductions.

2.2.1 Availability.

(a) Subject to the terms of this Agreement, each FFB Advance will be disbursed by FFB in accordance with the FFB Documents. Nothing in this Agreement or any other Financing Document shall obligate the Department to disburse any FFB Advance to the Borrower.

(b) In order to request an FFB Advance, the Borrower shall execute and deliver to the Department an FFB Advance Request in accordance with Section 2.3.2 (Master Advance Notice) prior to the Requested FFB Advance Date. Upon satisfaction (or waiver by the Department in writing) of the relevant conditions precedent set forth in Article 5 (Conditions Precedent to FFB Advances), the Department shall execute and deliver to FFB an FFB Advance Request Approval Notice with respect to such requested FFB Advance.

(c) With respect to each Project, the Borrower shall be entitled to request, from time to time, FFB Advances during the Availability Period applicable to such Project and as otherwise permitted in accordance with Section 2.3 (Funding Procedures).

2.2.2 Reductions.

(a) The Borrower may, upon not less than five (5) Business Days’ prior written notice to the Department, permanently reduce, in whole or in part, the unutilized portion of the FFB Commitment for any FFB Note; provided that:

(i) after taking into account the proposed reduction, (A) the Total Funding Plan equals or exceeds the amount of Total Project Costs for all Projects as of the date of such reduction and (B) with respect to any Project, such reduction could not reasonably be expected to impair achievement of the Project Completion Requirements for such Project by no later than the Project Completion Longstop Date for such Project, as determined by the Department;

(ii) such reduction is in an amount permitted under the FFB Documents;

(iii) all Periodic Expenses, fees, and other amounts then due with respect to such reduction have been paid on or prior to the date of such reduction; and

(iv) the Borrower shall have delivered to the Department a certificate, in form and substance satisfactory to the Department, with respect to the matters set forth in sub-paragraphs (i) through (iii) above.

(b) Such reduction shall be effected upon amendments of the FFB Note Purchase Agreement and each FFB Note being executed and in full force and effect.

(c) No portion of the FFB Commitment for any FFB Note that is so reduced may be reinstated.

2.2.3 DOC Termination. Upon the expiration of the Availability Period for all Projects, to the extent that no FFB Advance for any Project has been made on or prior to such date, the Department may terminate this Agreement upon no less than ten (10) Business Days’ prior written notice to the Borrower. Once terminated, the DOC Guarantee and this Agreement may not be reinstated.

Section 2.3. Funding Procedures.

2.3.1 Conditions Precedent.

(a) At any time during the Availability Period, the Borrower may initiate the process to request an FFB Advance by delivering to the Department a draft Master Advance Notice.

(b) Following delivery of a draft Master Advance Notice under paragraph (a) above, no less than ninety (90) days prior to the Requested FFB Advance Date, the Borrower shall deliver to the Department a package evidencing the satisfaction of all relevant conditions precedent set forth in Article 5 (Conditions Precedent to FFB Advances) applicable to the requested FFB Advance (other than any such conditions precedent which by their nature cannot be satisfied until shortly before the FFB Advance Date, as mutually agreed between the Department and the Borrower).

(c) The Department shall have up to ninety (90) days to review the evidence delivered by the Borrower relating to the relevant conditions precedent set forth in Article 5 (Conditions Precedent to FFB Advances) applicable to the requested FFB Advance.

(d) The Department shall endeavor in good faith to: (i) provide periodic updates to the Borrower on the progress of its review under paragraph (c) above and (ii) request any modifications or additional evidence in a timely manner once identified during its review.

2.3.2 Master Advance Notice.

(a) Subject to Section 2.3.1(c) (Conditions Precedent) and receipt by the Department of satisfactory evidence of completion of each condition precedent set forth in Article 5 (Conditions Precedent to FFB Advances) applicable to the requested FFB Advance, the Borrower may request an FFB Advance by delivering to the Department a final Master Advance Notice, which shall include an FFB Advance Request for such FFB Advance specifying a fixed or floating interest rate with respect to such FFB Advance. The final Master Advance Notice and FFB Advance Request for the relevant FFB Advance shall include an FFB Advance Date occurring not less than twenty (20) days after the date of such Master Advance Notice (or occurring on such other date as may be satisfactory to the Department).

(b) Following delivery of the FFB Advance Request pursuant to paragraph (a) above, the Borrower shall not change its interest rate selection with respect to the relevant FFB Advance. To the extent the fixed interest rate is selected therein, the Borrower shall also select the Par Prepayment/Refinancing Privilege to apply under such FFB Advance Request. The Borrower shall not request an FFB Advance for a Project more frequently than once each Department fiscal quarter without the Department’s prior written consent.

(c) If the Department determines that: (i) a Master Advance Notice has been satisfactorily completed; and (ii) each condition precedent set forth in Article 5 (Conditions Precedent to FFB Advances) applicable to the requested FFB Advance has been satisfied (or waived by the Department in writing), then the Department shall execute the FFB Advance Request Approval Notice attached to the FFB Advance Request and deliver such FFB Advance Request and FFB Advance Request Approval Notice to FFB (with a copy to the Borrower).

2.3.3 FFB Advance Requirements under the FFB Documents. Notwithstanding anything to the contrary set forth in this Article 2, the Borrower shall comply with all requirements for FFB Advances set forth in the FFB Documents.

Section 2.4. No Liability. Without limiting the generality of Section 11.9 (Limitation on Liability), the Department shall not have any liability to any Borrower Entity, any Affiliate thereof or any other Person as a result of the issuance of or failure to issue, for any reason (including due to an Uncontrollable Cause, as defined hereunder or under the FFB Note Purchase Agreement), any FFB Advance Request Approval Notice or any other notice contemplated in this Article 2.

Section 2.5. Disbursement of Proceeds; Use of Proceeds; Maximum Principal Amount.

2.5.1 [Reserved].

2.5.2 [Reserved].

2.5.3 The Borrower shall apply, or cause each relevant Borrower Entity to apply, the disbursed portion of the Guaranteed Loan to pay for Eligible Uses of Funds in tranches as follows, where each tranche corresponds to one Project and is made available under one FFB Note per Project, up to the following aggregate amounts:

(a) five hundred fifty million Dollars ($550,000,000), with respect to the Round Top Mine Project (the “Round Top Tranche”);

(b) one hundred million Dollars ($100,000,000), with respect to the Stillwater Metal Project (the “Stillwater Metal Tranche”);

(c) two hundred fifty million Dollars ($250,000,000), with respect to the Stillwater Magnet Project (the “Stillwater Magnet Tranche”);

(d) three hundred twenty-five million Dollars ($325,000,000), with respect to the Magnet Project 2 (the “Magnet Project 2 Tranche”);

(e) seventy-five million Dollars ($75,000,000), with respect to the Metal Project 2 (the “Metal Project 2 Tranche” and together with the Round Top Tranche, the Stillwater Metal Tranche, the Stillwater Magnet Tranche and the Magnet Project 2 Tranche, the “Loan Tranches” and each a “Loan Tranche”).

2.5.4 With respect to any Relevant Disbursement Milestone for any Project, the amount of the applicable Loan Tranche available to be disbursed as an FFB Advance (such amount, the “Available Disbursement Amount”) shall be determined as follows:

(a) in the case of a Full Disbursement Milestone, the amount of the relevant Loan Tranche available to be disbursed in connection with such Relevant Disbursement Milestone shall be an amount equal to:

(i) the Scheduled Disbursement Amount for such Disbursement Milestone;

plus

(ii) if applicable, any True-Up Amount, and, solely in the case of the final Disbursement Milestone for any Project, as the same may be further adjusted in accordance with paragraph (d) below;

(b) in the case of a Partial Disbursement Milestone, the amount of the relevant Loan Tranche available to be disbursed in connection with such Relevant Disbursement Milestone shall be an amount equal to:

(i) the Milestone Disbursement Ratio for such Disbursement Milestone multiplied by the Incremental Capex Amount for such Disbursement Milestone (such amount, the “Partial Disbursement Amount”);

plus

(ii) if applicable, any True-Up Amount;

and, solely in the case of the final Disbursement Milestone for any Project, as the same may be further adjusted in accordance with paragraph (d) below;

(c) in the event that (i) any Disbursement Milestone is a Partial Disbursement Milestone and (ii) the Actual Cumulative Capex Amount for the relevant Project’s Disbursement Milestone immediately following such Partial Disbursement Milestone is greater than the Scheduled Cumulative Capex Amount for such Partial Disbursement Milestone, the amount available to be disbursed in connection with such immediately following Disbursement Milestone shall be increased by an amount equal to the difference between: (i) the Scheduled Disbursement Amount for such Partial Disbursement Milestone less (ii) the Partial Disbursement Amount for such Partial Disbursement Milestone (such amount, the “True-Up Amount”); and

(d) with respect to the last Disbursement Milestone of any Project, if the Actual Cumulative Disbursement Ratio at the time the Borrower submits the FFB Advance Request for such last Disbursement Milestone for such Project is greater than the Scheduled Cumulative Disbursement Ratio for such Project at such time, then the amount of the applicable Loan Tranche available to be disbursed as an FFB Advance shall be decreased by an amount necessary to ensure that, after giving effect to such last FFB Advance, the Actual Cumulative Disbursement Ratio shall equal the Scheduled Cumulative Disbursement Ratio.

2.5.5 The amount of any FFB Advance requested to be made hereunder shall in no event exceed the Available Disbursement Amount with respect to the Relevant Disbursement Milestone as of the date of the requested FFB Advance.

2.5.6 As of the date of any requested FFB Advance, after giving effect to the FFB Advance requested to be made on such date: (a) the aggregate outstanding principal amount (exclusive of capitalized interest) of all FFB Advances shall not exceed the Maximum Principal Amount; (b) the aggregate outstanding principal amount (exclusive of capitalized interest) of all FFB Advances made shall not exceed the Scheduled Cumulative Disbursement Amount; (c) the aggregate amount of capitalized interest on all outstanding FFB Advances shall not exceed the aggregate Maximum Capitalized Interest Amount for all FFB Notes; (d) the aggregate outstanding principal amount (exclusive of capitalized interest) of all FFB Advances under the relevant FFB Note pursuant to which such FFB Advance is requested to be made shall not exceed the amount of the applicable Loan Tranche; and (e) the aggregate amount of capitalized interest on all outstanding FFB Advances under such relevant FFB Note shall not exceed the Maximum Capitalized Interest Amount applicable to such FFB Note.

Section 2.6. No Interest; No Approval of Work. For the avoidance of doubt, no interest or penalties shall accrue on the amount of a requested FFB Advance between the date of the Master Advance Notice and the applicable FFB Advance Date, and none of: (a) the signing of any FFB Advance Request Approval Notice by the Department; (b) the Department’s forwarding any FFB Advance Request Approval Notice, FFB Advance Request or Master Advance Notice to FFB; or (c) the making of any FFB Advance under the FFB Documents shall be deemed an approval or acceptance by any Secured Party of any work, labor, supplies, materials or equipment furnished or supplied with respect to any Project.

Article 3

PAYMENTS; PREPAYMENTS

Section 3.1. Payments.

3.1.1 Place and Manner of Payments to the Department.

(a) All payments due under an FFB Note shall be made by the Borrower to FFB pursuant to the terms of the FFB Note Purchase Agreement and such FFB Note.

(b) All payments to be made to the Department under this Agreement shall be sent by the Borrower in Dollars in immediately available funds before 1:00 p.m. on the date when due and shall be payable pursuant to payment instructions provided by the Department to the Borrower (as such instructions may be amended from time to time by the Department upon notice to the Borrower made in accordance with this Agreement) not less than five (5) Business Days prior to the date when such payments are due (unless expressly provided for otherwise in this Agreement); provided, however, that if the Department does not provide such payment instructions to the Borrower at least five (5) Business Days prior to the due date for any such payment, such due date shall be extended to the date that is five (5) Business Days from the date the Department provides such payment instructions to the Borrower.

(c) In the event that the date of any payment to the Department or the expiration of any time period hereunder occurs on a day that is not a Business Day, then such payment or expiration of time period shall be made or occur on the next succeeding Business Day, and such extension of time shall in such cases be included in computing interest or fees, if any, in connection with such payment.

3.1.2 Guaranteed Loan Principal and Interest; DOC Record.

(a) The Borrower shall repay principal and interest on each Loan Tranche of the Guaranteed Loan in accordance with the FFB Note Purchase Agreement and the relevant FFB Note. With respect to each FFB Note, the Borrower shall repay all amounts outstanding under such FFB Note in full on the Maturity Date applicable to such FFB Note and in accordance with the terms thereof.

(b) Interest shall accrue on the outstanding principal amount of each FFB Advance from the date such FFB Advance is disbursed pursuant to the FFB Note Purchase Agreement and the relevant FFB Note, to the date such FFB Advance is paid in full, at a rate per annum as specified in the relevant FFB Note.

(c) Subject to the immediately following proviso and with respect to each FFB Note, for each FFB Advance made prior to the First Scheduled Prepayment Date for such FFB Note, the amount of accrued interest on the relevant FFB Note that would otherwise be due and payable on each Payment Date to occur before the First Scheduled Prepayment Date shall be capitalized on the respective Payment Date and be added to the principal amount due under such FFB Note, and interest shall accrue on the sum of the outstanding principal (including such capitalized interest) at the rate established for such FFB Advance in accordance with paragraph 6 of the relevant FFB Note; provided that the aggregate amount of accrued interest that may be capitalized with respect to any FFB Note shall not exceed the Maximum Capitalized Interest Amount with respect to such FFB Note and shall not cause the total outstanding amount under such FFB Note to exceed the Maximum Guaranteed Loan Amount applicable to such FFB Note. The amount of interest that shall be capitalized on each FFB Advance shall be determined as set forth in the relevant FFB Note.

(d) Any interest accrued on any FFB Note in excess of the Maximum Capitalized Interest Amount for such FFB Note shall be payable by the Borrower in cash in arrears on each applicable Payment Date as provided in such FFB Note.

(e) The Borrower hereby authorizes the Department to record in an account or accounts maintained by the Department: (i) the interest rate(s) applicable to the FFB Advances; (ii) the interest periods for each FFB Advance outstanding; (iii) the amounts from time to time advanced by FFB under the FFB Note Purchase Agreement and the FFB Notes; (iv) the date and amount of each principal and interest payment on the Guaranteed Loan; (v) amounts paid by or on behalf of the Borrower from time to time in respect of the FFB Advances and interest thereon; (vi) any amounts paid by the Department to FFB pursuant to Section 6.3 (Reimbursement) of the FFB Program Financing Agreement; and (vii) such other information as the Department may determine is necessary for the computation of interest payable by the Borrower in accordance with the FFB Documents and other Financing Documents and the amount of Secured Obligations then owing, and such records shall constitute evidence of the existence and amount of the Secured Obligations of the Borrower as therein recorded.

3.1.3 No Reborrowing. Amounts disbursed in any FFB Advance and which are repaid may not be reborrowed.

Section 3.2. Prepayments.

3.2.1 Prepayments Generally.

(a) All prepayments of the Guaranteed Loan shall be subject to the provisions of this Section 3.2, and in addition, such prepayments shall comply with the terms and conditions of, and be applied in accordance with, the FFB Note Purchase Agreement and each relevant FFB Note.

(b) The Borrower acknowledges that FFB will calculate the FFB Prepayment Price applicable to any prepayment in accordance with the FFB Note Purchase Agreement and the relevant FFB Note. All prepayments of the principal amount of the Guaranteed Loan shall be made together with all other amounts included in the FFB Prepayment Price in accordance with the FFB Note Purchase Agreement and each relevant FFB Note.

(c) The Borrower shall not be entitled to reborrow the principal amount of any FFB Advance that is prepaid, nor shall any prepayment of any FFB Advance create new availability for additional borrowings of the principal amount so prepaid during the Availability Period for any Project.

(d) The Borrower shall not exercise its right to rescind any FFB Prepayment Election under any FFB Note without the prior written consent of the Department.

(e) Each prepayment made pursuant to Section 3.2.2 (Voluntary Prepayments) or Section 3.2.3 (Mandatory Prepayments) shall be applied: (i) among the Loan Tranches as directed by the Borrower, except that prepayment proceeds received in connection with a specific Project pursuant to any of Section 3.2.3(a)(ii), (iii), (iv), (v) and (vi) shall be applied solely to the Loan Tranche corresponding to such Project; (ii) to the specific FFB Advances identified by the Borrower in the FFB Prepayment Notice in accordance with the FFB Note Purchase Agreement and each relevant FFB Note; and (iii) to principal installments as specified in each relevant FFB Note.

(f) In the event of any prepayment of the Guaranteed Loan in whole pursuant to this Section 3.2, the outstanding FFB Commitment remaining for all FFB Notes shall be deemed to be reduced to zero Dollars ($0), unless otherwise agreed to in writing by the Department, and any prepayment of the Guaranteed Loan in whole shall require payment in full of all other Secured Obligations then outstanding.

3.2.2 Voluntary Prepayments.

(a) Subject to paragraphs (b) and (c) below and the terms and conditions of the FFB Note Purchase Agreement and each FFB Note, the Borrower shall be entitled at any time and from time to time to prepay all or any portion of the outstanding principal amount of any FFB Advance under an FFB Note or to prepay the Guaranteed Loan in its entirety, in each case upon prior submission of an FFB Prepayment Notice by the Borrower to the Department and FFB not less than five (5) Business Days prior to the Intended Prepayment Date in accordance with the terms hereof, the terms of the FFB Note Purchase Agreement, and the terms of the relevant FFB Note.

(b) The FFB Advances may only be prepaid pursuant to paragraph (a) above if:

(i) to the extent that such prepayment is made prior to the expiration of the Availability Period for all Projects, such prepayment includes prepayment in full of all outstanding FFB Advances and all other Secured Obligations, unless otherwise agreed in writing by the Department;

(ii) to the extent such prepayment is made after the expiration of the Availability Period for all Projects, unless such prepayment includes prepayment in full of all outstanding FFB Advances and all other Secured Obligations, the Borrower has demonstrated to the satisfaction of the Department that, immediately following such prepayment:

(A) in the event such prepayment is made before the Project Completion Date has been achieved for all Projects:

(1) the Total Funding Plan is sufficient to pay all remaining Project Costs for all Projects in accordance with the then-applicable Construction and Tool Installation Budgets or Operating Budgets, as the case may be, the Disbursement Milestone Schedule for such Project, and the Sources and Uses Plan; and

(2) for each Project, to the extent it has not already occurred, the Project Completion Date for such Project is reasonably expected to occur on or before the applicable Project Completion Longstop Date.

(c) No Event of Default or Potential Event of Default has occurred and is continuing, or would arise as a result of, such prepayment.

3.2.3 Mandatory Prepayments.

(a) Upon the occurrence of any of the following events (each, a “Mandatory Prepayment Event”), the Borrower shall apply the applicable prepayment amount set forth below to prepay the FFB Advances and pay all other amounts forming part of the FFB Prepayment Price in connection with such prepayment on the applicable Intended Prepayment Date:

(i) with respect to each FFB Note, on each Scheduled Prepayment Date for such FFB Note, an amount equal to the Required Prepayment Amount, unless the Department has notified the Borrower in writing no later than fifteen (15) Business Days prior to the relevant Scheduled Prepayment Date that such mandatory prepayment shall be deferred, as determined by the Department in its sole discretion (each such notification, a “Principal Prepayment Deferral Notification”), in which case (A) no mandatory prepayment shall be required to be made pursuant to this sub-paragraph (i) on any relevant Scheduled Prepayment Date so notified by the Department to the Borrower in a Principal Prepayment Deferral Notification and (B) the aggregate of all Deferred Principal Amounts corresponding to a Deferred Principal Prepayment Date shall instead be reallocated across, and prepaid in equal installments on, the remaining Scheduled Prepayment Dates (each such installment, a “Deferred Principal Installment” and each such reallocation, a “Deferred Principal Prepayment Reallocation”), in accordance with this sub-paragraph (i), Section 7.32(b) (Delivery of Principal Prepayment Schedules) and the definition of Required Prepayment Amount. Notwithstanding anything to the contrary herein, the Department’s calculation (in consultation with FFB) of the Required Prepayment Amount applicable to any Scheduled Prepayment Date shall be conclusive absent manifest error. For the avoidance of doubt, the sending by the Department of one or more Principal Prepayment Deferral Notifications in respect of any FFB Note shall be without prejudice to the obligations of the Borrower under such FFB Note, and interest (and, if applicable, any relevant late charges) shall continue to accrue and be payable at the relevant times and on the terms and conditions set forth in such FFB Note;

(ii) upon the receipt by any Borrower Entity of the Net Amount of any Performance Liquidated Damages that exceed the amount required, as reasonably determined by the Borrower and agreed by the Department, to pay to construct, repair, or restore the applicable Project, such excess amount;

(iii) upon the receipt by any Borrower Entity of the Net Amount of any Delay Liquidated Damages that exceed the amount required, as reasonably determined by the Borrower and agreed by the Department, to pay Project Costs, Operating Costs, or Capital Expenditures for the applicable Project during the period of the applicable delay, such excess amount;

(iv) upon the receipt by any Borrower Entity of Loss Proceeds, and to the extent (and promptly following the determination that) prepayment is required in accordance with Section 7.5 (Insurance; Event of Loss), in the amount determined in accordance with Section 7.5 (Insurance; Event of Loss);

(v) upon the receipt by any Borrower Entity of the Net Amount of any proceeds as a result of the termination or repudiation of any Major Project Document that exceeds the reasonable out-of-pocket costs incurred by the relevant Borrower Entity to replace such Major Project Document, such excess amount;

(vi) upon the sale by any Borrower Entity of any assets pursuant to a Permitted Disposition under paragraph (b) of the definition thereof, that portion of the Net Amount of the proceeds of such sale that is not applied (or reasonably expected to be applied) within eighteen (18) months to the acquisition of assets then used or useful in the operation of a Facility to the extent that such amount exceeds one million Dollars ($1,000,000) individually or five million Dollars ($5,000,000) in the aggregate in any calendar year;

(vii) upon the occurrence of any Project Completion Clawback Event for any Project, the amount notified by the Department to the Borrower in writing, such amount not to exceed the maximum amount of the Loan Tranche applicable to such Project and to be paid by the Borrower in one or more installments at the time or times determined by the Department and notified to the Borrower in writing;

(viii) upon the occurrence of any Guardrail Clawback Determination, the amount required by the Guardrail Provisions (including, if applicable, interest calculated in accordance with Section 7 (Remedies, Mitigation and Clawbacks) of the Guardrail Provisions) and all other Secured Obligations; and

(ix) upon the occurrence of any Clawback Event in respect of a breach of the Authorized Purpose pursuant to Section 9.1(a)(iv) (Authorized Purpose Clawback Event), the entirety of all outstanding FFB Advances, accrued interest thereon and all other Secured Obligations.

(b) In the event of the occurrence of a Mandatory Prepayment Event, the Borrower shall:

(i) in the case of a Mandatory Prepayment Event referred to in sub-paragraph (a)(i) above, no later than ten (10) Business Days prior to the applicable Scheduled Prepayment Date;

(ii) in the case of a Clawback Event referred to in any of sub-paragraph (a)(viii) or (ix) above, promptly (but in no event more than five (5) Business Days) after the Borrower becomes aware, or should have become aware, or is otherwise notified by the Department of, such occurrence;

(iii) in the case of a Project Completion Clawback Event, promptly (but in no event more than five (5) Business Days) after the Borrower is notified by the Department in writing; and

(iv) in the case of any other Mandatory Prepayment Event, within five (5) Business Days thereafter,

provide notice to the Department of such Mandatory Prepayment Event together with (x) a draft FFB Prepayment Notice, which shall specify the anticipated amount of principal to be prepaid and the Intended Prepayment Date (which shall be the next regularly scheduled Payment Date pursuant to the relevant FFB Note after the date on which such notification is required to be delivered to the Department pursuant to this paragraph (b)) and (y) calculation of the anticipated FFB Prepayment Price.

(c) For any prepayment of the Guaranteed Loan, whether in whole or in part, pursuant to this Section 3.2.3, after the Department has notified the Borrower that the anticipated amount of principal to be prepaid and the FFB Prepayment Price are acceptable to the Department, the Borrower shall deliver the FFB Prepayment Notice to FFB, with copies to the Department and shall cause such amounts to be paid on the applicable Intended Prepayment Date in accordance with each relevant FFB Note and the other Financing Documents. If the Borrower fails to deliver any FFB Prepayment Notice to FFB as required in accordance with this Section 3.2.3, the Borrower hereby unconditionally and irrevocably authorizes and empowers the Department to deliver such FFB Prepayment Notice to FFB on the Borrower’s behalf.

Section 3.3. DOC Fees.

(a) The Borrower shall pay to the Department a one-time commitment fee (the “Loan Commitment Fee”) in an amount equal to two percent (2.0%) of the Maximum Principal Amount, which fee shall be due and payable no later than the date falling seven (7) days after the Award Date.

(b) The Borrower shall pay to the Department a loan ticking fee (the “Loan Ticking Fee”) calculated on the undrawn portion of the total FFB Commitment for all FFB Notes at a rate per annum equal to two percent (2.0%), which fee shall accrue daily beginning on the Award Date and ending upon the expiration of the Availability Period for all Projects, be computed fifteen (15) days prior to each Payment Date on the basis of actual days elapsed and a year of three hundred sixty-five (365) days and be due and payable on each Payment Date (or, solely with respect to any portion of the Loan Ticking Fee which accrues following such computation date but prior to such Payment Date, shall be due and payable on the next following Payment Date); provided that, solely for the purpose of this paragraph (b), at any time prior to the issuance of an FFB Note, the FFB Commitment for such FFB Note shall mean an amount equal to the maximum Loan Tranche amount specified for the relevant Project and FFB Note in Section 2.5.3 (Disbursement of Proceeds; Use of Proceeds; Maximum Principal Amount).

(c) The Borrower shall pay to the Department an annual maintenance fee (the “DOC Maintenance Fee”), to be invoiced by the Department by January 15 of each calendar year, payable on the first Business Day falling no later than thirty (30) days after the date of such invoice, in an amount equal to the lesser of:

(i) one-tenth of one percent (0.1%) of the outstanding Guaranteed Loan balance as of December 31 of the calendar year immediately preceding that calendar year; and

(ii) two hundred thousand Dollars ($200,000).

(d) If the Borrower fails to pay (i) any scheduled principal and interest on the Guaranteed Loan in accordance with the terms of each relevant FFB Note, or (ii) any prepayment in accordance with the terms of each relevant FFB Note and Section 3.2 (Prepayments), in each case on or before the date such amount is due and payable, then beginning on the date such amount is due and payable, such Overdue Amounts owing under each relevant FFB Note shall accrue default interest at the FFB Late Charge Rate in accordance with each relevant FFB Note until such Overdue Amounts plus such default interest are paid in full. If the Borrower fails to make a payment in accordance with clause (i) or (ii) above, and the Department makes such payment to FFB on the Borrower’s behalf in accordance with Section 10.2(a) (DOC Guarantee Payment and Reimbursement), or the Borrower fails to pay any DOC Fee on or before the date such amount is due and payable, then the Borrower shall pay to DOC a DOC Late Penalty Fee in respect of each such Overdue Amount.

(e) If an amendment or waiver of any provision of this Agreement or any other Financing Document constitutes a “modification” (as defined in Section 502(9) of FCRA) that increases the amount of the Credit Subsidy Cost (as calculated by the Department and approved by OMB in accordance with FCRA and OMB Circulars A-11 and A-129, and as determined by OMB), the Borrower shall pay, if required by the Department, the amount of any such increase to the Department prior to such amendment or waiver pursuant to Section 11.5(d) (Waiver and Amendment).

(f) The Borrower shall pay to the Department, as and to the extent required by the Department, a fee, in an amount deemed appropriate and reasonable by the Department, in connection with the Department’s grant of any waiver, consent, or amendment under the Financing Documents.

(g) All DOC Fees shall be paid within thirty (30) days of the dates due, in immediately available funds in Dollars to the Department.

(h) All DOC Fees paid to the Department shall be non-refundable upon payment.

Section 3.4. Net of Tax.

(a) The Borrower understands and agrees that the Department and FFB are agencies or instrumentalities of the United States and that all payments by the Borrower to the Department or FFB hereunder or under the FFB Documents, as applicable, are payable, and shall in all cases be paid, free and clear of all Taxes.

(b) If the Borrower shall be required by Applicable Law to withhold or deduct any tax from or in respect of any sum payable hereunder or under any other Financing Document to any Secured Party, (i) the sum payable shall be increased as may be necessary so that after making all such required deductions, such Secured Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law.

Section 3.5. Payment of Costs and Expenses. The Borrower shall, whether or not the transactions contemplated by this Agreement or the other Financing Documents are consummated, pay or reimburse, without duplication: (a) all reasonable and documented fees, out-of-pocket costs, and expenses of each Secured Party (including all commissions, charges, costs, and expenses for the conversion of currencies and all other fees, costs, charges, and expenses, including all Periodic Expenses of the Department or any other Secured Party and reasonable and documented out-of-pocket fees of the legal counsel, consultants and advisors for any of the foregoing) paid or incurred in connection with (i) the due diligence of the Borrower Entities and the Projects; and (ii) the negotiation and preparation of this Agreement, and the Equity Documents or the other Transaction Documents and any other documents and instruments related to this Agreement or thereto (including any legal opinions, any amendment or modification to, or the protection or preservation of any right or claim under, or consent or waiver in connection with, this Agreement or any other Transaction Document, any such other document or instrument related to this Agreement or thereto or any Collateral); and (b) all documented out-of-pocket costs and expenses of each of the Department, FFB and any other Secured Party (including all commissions, charges, costs and expenses for the conversion of currencies and all other costs, charges and expenses including all Periodic Expenses of the Department or any other Secured Party and reasonable and documented out-of-pocket fees of the legal counsel, consultants and advisors for any of the foregoing) in connection with (i) the administration, preservation in full force and effect and enforcement of this Agreement, the other Transaction Documents and any other documents and instruments referred to herein or therein (including, without limitation, the fees and disbursements of counsel for the Department or any other Secured Party and reasonable travel costs); and (ii) any foreclosure against, sale or other disposition of any Collateral from time to time, or pursuit of any other remedies under any of the Financing Documents, to the extent such costs and expenses are not recovered from such foreclosure, sale or other disposition.

Article 4

CONDITIONS PRECEDENT TO THE AWARD DATE

Section 4.1. Conditions Precedent to the Award Date. By execution and delivery of this Agreement, each Borrower Entity and the Department acknowledge and agree that the following terms have been satisfied in form and substance satisfactory to the Department as of the Award Date:

4.1.1 Financing Documents. Each Financing Document (other than any Financing Document required to be delivered under Section 5.1.1 (FFB Documents; Additional Financing Documents) or Section 5.1.9 (Security Documents)) shall have been duly executed and delivered by each party thereto and shall be in full force and effect in accordance with its terms, and to the extent the Department is not a party thereto, the Department shall have received a true and correct copy of the same.

4.1.2 Lock-Up Agreement; Semiconductor MOUs. The Department shall have received a copy of each of the following:

(a) the Lock-Up Agreement; and

(b) at least two Semiconductor MOUs.

4.1.3 Borrower Entity Agent Award Date Certificate. The Department shall have received an Officer’s Certificate of the Borrower Entity Agent on behalf of the Borrower Entities, substantially in the form of Exhibit B (Form of Borrower Entity Agent Award Date Certificate), together with the attachments specified therein, and addressing such other matters as the Department may reasonably request.

4.1.4 Adequate Project Funding. The Department shall have received a certificate of a Financial Officer of the Borrower certifying that the Borrower’s Total Funding Plan is sufficient to pay all remaining Project Costs, as set forth in the Sources and Uses Plan, for each Project and for each Project to achieve the Project Completion Date for such Project by no later than the final Milestone Completion Longstop Date for such Project, together with any such other evidence as the Department may request in connection with the same.

4.1.5 Financial Model; Sources and Uses Plan; Budget; Schedule. The Department shall have received:

(a) the Base Case Financial Model;

(b) as part of the Base Case Financial Model or separately, a Sources and Uses Plan;

(c) a Construction and Tool Installation Budget consistent with the Base Case Financial Model; and

(d) a Milestone Based Schedule.

4.1.6 Debt Repayment; Lien Release. The Department shall have received evidence that each Borrower Entity has repaid in full all of its existing Indebtedness (other than Permitted Indebtedness), and that all Liens (if any) securing such existing Indebtedness have been released.

4.1.7 Financial Statements. The Department shall have received the most recent audited annual and unaudited quarterly Consolidated Financial Statements of the Borrower and its Subsidiaries that are available.

4.1.8 Permits and Approvals. The Department shall have received:

(a) copies of each of the Required Approvals that are listed on the Permitting Schedule and required to be obtained prior to the Award Date; and

(b) an Officer’s Certificate of the Borrower, certifying that: (i) such copies are true, correct, and complete (including all schedules, exhibits, attachments, supplements, and amendments thereto and any related protocols or side letters); (ii) no term or condition of any such Required Approval has been amended from that delivered pursuant to this Section 4.1.8; and (iii) each such Required Approval has been validly issued, is unconditional (or, if conditional, all conditions precedent (if any) to the effectiveness of each Required Approval have been satisfied or waived) and in full force and effect and is, or, with the passage of time following the expiration of any relevant appeal period, will be Non-Appealable.

4.1.9 Legal Opinions. The Department shall have received legal opinions dated as of the Award Date and addressed to the Secured Parties from each of:

(a) Latham & Watkins LLP, as New York counsel to the Borrower Entities;

(b) McAfee & Taft, as Oklahoma counsel to the Borrower Entities; and

(c) Latham & Watkins (London) LLP, as English counsel to the Borrower Entities.

4.1.10 Federal Requirements and Approvals.

(a) Lobbying Certification. The Department shall have received an executed (i) “Disclosure Form to Report Lobbying” (Standard Form LLL) or written confirmation that such Borrower Entity is not required to disclose any lobbying activities pursuant to 31 U.S.C. §1352; and (ii) “Certification Regarding Lobbying” (Form CD-511), in each case, from each Borrower Entity.

(b) Foreign Interests. The Department shall have received an SF-328 Certificate Pertaining to Foreign Interests executed by the Borrower dated as of a recent date not more than thirty (30) days prior to the Award Date.

(c) SAM Registration. The Department shall have received evidence of the registration by the Borrower in SAM.

(d) KYC Requirements. Each Secured Party shall have received all documentation (including taxpayer identification documents) and other information in respect of each Borrower Entity as required by such Secured Party to enable it to be satisfied with the results of all “know your customer” and other requirements (including, inter alia, the Anti-Money Laundering Laws).

(e) Loan Program Requirements. The Borrower shall be in compliance with all provisions set forth in Annex D (Loan Program Requirements) applicable as of the Award Date.

4.1.11 Intellectual Property. The Department shall have received evidence that the Borrower Entities collectively and exclusively own or otherwise have a valid and enforceable license or right to use all Project IP (including all Intellectual Property granted or conferred under the Project IP Agreements) then required or necessary in connection with any Project.

4.1.12 Fees and Expenses. The Department shall have received evidence that all Periodic Expenses due and payable to the Department and the Department’s Consultants on or prior to the Award Date have been paid or reimbursed in full or in the case of the Department’s Consultants, arrangements for payment have been made.

4.1.13 No Violation. Neither the entry into the Financing Documents nor the issuance of the DOC Guarantee shall result in a violation of any Applicable Law, any Transaction Document, any Governmental Approval, or any other material agreement or consent to which any Borrower Entity is a party, or any material judgment or approval to which any Borrower Entity is subject.

4.1.14 Representations and Warranties. Each of the representations and warranties made (or deemed made) by any Borrower Entity in any Financing Document to which it is a party as of the Award Date shall be true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “material adverse effect,” or a similar qualifier, in which case it shall be true and correct in all respects) as of such date, except to the extent such representation or warranty is made only as of a specific date or time (in which event such representation or warranty shall be true and correct as of such date or time).

4.1.15 No Default. No Event of Default or Potential Event of Default has occurred and is continuing or would result from entry into the Financing Documents.

4.1.16 No Determination to Suspend. No determination to suspend the Borrower’s ability to request FFB Advances has been made by the Secretary in accordance with the Guardrail Regulations and the Guardrail Provisions.

4.1.17 Implementation of Safety Review Report. The Department shall have received evidence of implementation by the Borrower or other applicable Borrower Entity of all recommended actions from the Safety Review Report at the Wheat Ridge R&D Facility.

4.1.18 Third Party Validation of Nuclear Licensing. The Department shall have received evidence to its satisfaction regarding third party validation of the nuclear material licensing requirements at the Wheat Ridge R&D Facility.

4.1.19 Power Infrastructure Plan. The Department shall have received evidence satisfactory to it of the resolution of the power infrastructure plan for the Magnet Project 2.

4.1.20 Equity Documents; Equity Issuance; Equity Contribution. The Department shall have received:

(a) a fully executed copy of each Equity Document, and each such Equity Document shall be in full force and effect in accordance with its terms;

(b) the Equity Interests in the Borrower in accordance with the terms and conditions set forth in the Equity Documents;

(c) duly adopted board resolutions of the Borrower authorizing the execution and performance of the Equity Documents and the issuance of Equity Interests in the Borrower to the Department in the amount specified in the Securities Issuance Agreement on or after the date hereof; and

(d) a certificate of a Financial Officer of the Borrower certifying that (i) the Borrower has made Equity Contributions to the other Borrower Entities in cash in accordance with Section 7.9 (Equity Contributions), and (ii) such funds have been used (or arrangements have been made for such funds to be used) exclusively to fund Project Costs in accordance with the Construction and Tool Installation Budget, together with any such other evidence as the Department may request in connection with clause (i) or (ii) above.

4.1.21 Round Top Mine Project Real Property and Land Rights. The Department shall have received satisfactory evidence of the acquisition by the Borrower of the Project Site (or the option to lease such land) for the Round Top Mine Project from the State of Texas.

4.1.22 Award Date Investment Policy. The Department shall have received a true, correct and complete copy of the investment policy approved by the Borrower’s board of directors (or committee thereof) in effect as of the Award Date (the “Award Date Investment Policy”), as certified by a Financial Officer of the Borrower.

4.1.23 Additional Documents. The Department shall have received such other information, documents, legal opinions, certifications, or consents relating to any Project, the Collateral, any Borrower Entity, any Major Project Participant, or any of the matters contemplated by the Transaction Documents as the Department may reasonably request.

Article 5

CONDITIONS PRECEDENT TO FFB ADVANCES

Section 5.1. Conditions Precedent to First FFB Advance. With respect to each Project, the obligation of the Department to issue the FFB Advance Request Approval Notice with respect to the first FFB Advance to be made for the purposes of reimbursing Eligible Uses of Funds for such Project is subject to the prior satisfaction (or waiver in writing), of the following conditions precedent and the delivery to the Department of each of the documents indicated below, all in form and substance satisfactory to the Department as of the date that is ten (10) Business Days prior to the applicable First FFB Advance Date, and to its continued satisfaction on such First FFB Advance Date. The Department may (but shall not be required to) consult with any of the Department’s Consultants regarding the satisfaction of any condition.

5.1.1 FFB Documents; Additional Financing Documents.

(a) Each of the FFB Note Purchase Agreement, the FFB Note corresponding to the Loan Tranche for the applicable Project, the FFB Borrower Instruments corresponding to such FFB Note, and the FFB Secretary’s Instruments corresponding to such FFB Note shall have been duly executed and delivered by each party thereto and shall be in full force and effect in accordance with its terms, and to the extent the Department is not a party thereto, the Department shall have received a true and correct copy of the same.

(b) All conditions to FFB’s purchase of each FFB Note corresponding to the Loan Tranche for the applicable Project specified in Article 3 of the FFB Note Purchase Agreement shall have been satisfied, including, inter alia, delivery to FFB of (i) the Opinion of Borrower’s Counsel re: Borrower Instruments for such Project and (ii) the Certificate Specifying Authorized Borrower Officials.

(c) Each of the Collateral Agency Agreement and each other Financing Document which is then required to be in effect in accordance with the terms hereof or thereof shall have been duly executed and delivered by each party thereto, and each such Financing Document shall be in full force and effect in accordance with its terms, and to the extent the Department is not a party thereto, the Department shall have received a true and correct copy of the same.

5.1.2 Required Approvals. The Department shall have received certified copies of each Required Approval listed on the Permitting Schedule as required to be obtained prior to the First FFB Advance Date for such Project and an Officer’s Certificate of the Borrower, certifying that: (i) such copies are true, correct, and complete (including all schedules, exhibits, attachments, supplements, and amendments thereto and any related protocols or side letters); (ii) no term or condition of any such Required Approval has been amended from that delivered pursuant to this Section 5.1.2; and (iii) each such Required Approval has been validly issued, is unconditional (or, if conditional, all conditions precedent (if any) to the effectiveness of each Required Approval has been satisfied) and is in full force and effect and is Non-Appealable.

5.1.3 Commencement of Project; Notices to Proceed

(a) The Project Commencement Date for such Project shall have occurred on or prior to the Project Commencement Clawback Date; provided that the Borrower and the Department acknowledge and agree that, with respect to the Round Top Mine Project, the Stillwater Magnet Project, and the Stillwater Metal Project, the Project Commencement Date for each such Project occurred prior to the applicable Project Commencement Clawback Date.

(b) To the extent applicable in accordance with any relevant Major Project Document and not previously delivered in connection with the occurrence of the Project Commencement Date, the Department shall have received evidence that the Borrower or other relevant Borrower Entity has issued each notice to proceed or similar notice required thereunder to be delivered to the relevant counterparty and each such notice (i) is unconditional or subject only to the making of the first FFB Advance for such Project and (ii) has been received and accepted by the relevant counterparty.

(c) All conditions precedent to the obligations of any Major Project Participant to be performed as of the First FFB Advance Date for such Project or of any counterparty to any other contract necessary for the construction thereof have been satisfied, and the Department shall have received such evidence as it may request of the same.

5.1.4 Insurance. The Department shall have received true and correct copies of each insurance policy then required to have been delivered in accordance with Section 7.5(b) (Insurance; Event of Loss).

5.1.5 Construction and Operating Budgets. With respect to the applicable Project, the Department shall have received: (i) the Construction and Tool Installation Budget for such Project, in form and substance satisfactory to the Department; (ii) an initial Operating Budget for such Project, in form and substance satisfactory to the Department, in each case consistent with the Base Case Financial Model delivered pursuant to Section 5.1.6 (Revised Base Case Financial Model – First FFB Advance Date); and (iii) an updated Milestone Based Schedule for such Project.

5.1.6 Revised Base Case Financial Model – First FFB Advance Date. The Department shall have received either:

(a) a certification from the chief Financial Officer of the Borrower that: (A) there are no material changes to either the original Base Case Financial Model or, if applicable, the updated Base Case Financial Model most recently delivered pursuant to paragraph (b) below in connection with any Project, as the case may be (such most recently delivered Base Case Financial Model, in any case, the “Existing Base Case Financial Model”) or the Sources and Uses Plan; (B) the Existing Base Case Financial Model demonstrates the Debt Sizing Criteria; and (C) there are no material changes to the assumptions therein; or

(b) (i) an update to the Existing Base Case Financial Model, certified by the chief Financial Officer of the Borrower and demonstrating the Debt Sizing Criteria and, if different, financial ratios better than the Existing Base Case Financial Model for each consecutive twelve (12) month period ending on each Calculation Date set out therein and (ii) as part of the Base Case Financial Model or separately, an updated Sources and Uses Plan.

5.1.7 [Reserved].

5.1.8 Real Property and Land Rights. With respect to the applicable Project, the Department shall have received:

(a) an ALTA Survey or NSPS land title survey with respect to such Project, depicting the land and improvements (including then-existing improvements and site plan overlay) constituting such Project and the relevant Project Site that is in form and substance satisfactory to the Department and the relevant Title Company: (i) dated as of a date that is acceptable to the relevant Title Company to remove a general survey exception from the Title Policy; (ii) prepared by a land surveyor duly licensed and registered in the State of Texas, the State of Oklahoma or the State in which the Additional Projects are located, as applicable; and (iii) certified to the Secured Parties by a form of certification acceptable to the Secured Parties, together with, for a Project Site comprised of subsurface mineral rights, a landman search of subsurface mineral rights;

(b) a site plan with respect to such Project, depicting the land and improvements (including those existing and those to be developed improvements and site plan overlay) constituting such Project and the relevant Project Site that is in form and substance satisfactory to the Department and the relevant Title Company: (i) dated as of a date that is acceptable to the relevant Title Company to remove a general survey exception from the Title Policy; (ii) prepared by a land surveyor duly licensed and registered in the State of Texas, the State of Oklahoma or the State in which the Additional Projects are located, as applicable; and (iii) certified to the relevant Title Company and the Secured Parties by a form of certification acceptable to the relevant Title Company;

(c) satisfactory evidence of the acquisition or lease by the applicable Borrower Entity of the Project Site (or the option to lease such land) for each applicable Project;

(d) landlord consents and estoppels (in form and substance satisfactory to the Department) with respect to any applicable mineral rights leases and any other relevant Real Property Document;

(e) for such Project, a pro forma policy of title insurance, dated on or prior to the first FFB Advance for such Project (with gap coverage through the recording date of the applicable Real Property Security Document in the official records of Hudspeth County, Texas, Payne County, Oklahoma or the County in which the Additional Projects are located, as applicable (if occurring after the date of the first FFB Advance)) together with the endorsements identified in this paragraph (to the extent they are obtainable on commercially reasonable terms from title insurance underwriters in the State of Texas, the State of Oklahoma or the State in which the Additional Projects are located, as applicable), in an amount equal to the Maximum Principal Amount applicable to the relevant Loan Tranche(s), issued by the relevant Title Company, in form and substance acceptable to the Secured Parties, and an irrevocable commitment from the relevant Title Company (such commitment to be in a closing instruction letter in form and substance acceptable to the Secured Parties) to issue an ALTA Mortgage Loan Policy of Title Insurance (Form No. 1056.06 dated 6-17-06) together with an ALTA 32.2 or equivalent endorsement for the relevant Project(s) as modified by an ALTA 33 endorsement (each such policy of title issued pursuant to this paragraph (e), a “Title Policy”), ensuring that the applicable Real Property Security Document creates a legal, valid, and enforceable First Priority Lien on the relevant Project Site(s), easements and other interests in Real Property created under the relevant Real Property Documents and other interests in Real Property (including improvements) described in such Real Property Security Document subject only to Permitted Liens, together with all other endorsements and affirmative coverages required by the Department and which are obtainable on commercially reasonable terms from title insurance underwriters in the State of Texas, the State of Oklahoma or the State in which the Additional Projects are located, as applicable;

(f) evidence of title to or leasehold interest in any Real Property or fixture interests (including easements) constituting or intended to constitute part of the Collateral;

(g) a certification by the Borrower that all easements, rights-of-way, zoning compliances, and other land rights then necessary for such Project shall have been obtained, including, all easements, rights-of-way, zoning compliances, and other land rights required to be obtained by any Major Project Participant pursuant to any Transaction Document entered into in connection with such Project or that are necessary for the performance of its obligations under such Transaction Documents (including, if required by the Department, zoning reports, or zoning letters from applicable Governmental Authorities), together with any such other evidence as the Department may request in connection with the same;

(h) a certification by the Borrower that each relevant Borrower Entity: (i) has in place all power, water, wastewater, transportation, communications, and other utilities and infrastructure then necessary for construction and operation of such Project in accordance with the applicable Project Documents and applicable Required Approvals; and (ii) has secured for each such utility the capacity then necessary to sustain operations for such Project, including facilities that are adjacent or co-located and operated by any Borrower Entity to the extent that those facilities are required for the construction and operation of such Project or are sharing resources with such Project, together with any such other evidence as the Department may request in connection with the same;

(i) a certification by the Borrower that: (i) no part of any Project Site or Facility shall have suffered any significant damage by fire or other casualty that has not been repaired; and (ii) no condemnation or adverse zoning or usage change proceeding shall have occurred or shall have been threatened in writing against any of the Real Property, together with any such other evidence as the Department may request in connection with the same; and

(j) all Real Property Documents required in connection with the relevant Project have been entered into and are in full force and effect, and to the extent requested by the Department, the Department shall have received true and correct copies of each such Real Property Document.

5.1.9 Security Documents. Each of the Security Documents (other than any (i) Real Property Security Document or Direct Agreement, which, in either case, relate to any Project other than the Project for which the Borrower has requested the applicable FFB Advance and (ii) Direct Agreement not yet required to have been executed in accordance with the terms hereof) shall be in full force and effect and shall have been duly filed and registered or recorded in every jurisdiction in which such filing and registration or recording is necessary or advisable, and all documents then necessary or advisable to have been delivered to the Collateral Agent in connection therewith (including, if applicable, all required membership interest certificates (or similar) and related transfer powers and proxies), in each case, to make valid, effective, and enforceable as First Priority Liens the Liens intended to be created thereby and to enforce the rights of the Secured Parties thereunder, and the Department shall have received evidence satisfactory to it that all such filings, registrations, recordings, and deliveries have been made.

5.1.10 Legal Opinions. The Department shall have received:

(a) legal opinions dated as of the relevant FFB Advance Date and addressed to the Secured Parties from each of:

(i) Latham & Watkins LLP, as New York counsel to the Borrower;

(ii) McAfee & Taft, as Oklahoma counsel to the Borrower Entities;

(iii) Latham & Watkins (London) LLP, as English counsel to the Borrower Entities with respect to corporate organizational matters;

(iv) Clifford Chance LLP, as English counsel to the Department with respect to security matters; and

(v) counsel to the Borrower Entities with respect to any jurisdiction that the Department requires for capacity, enforceability of security, and permitting opinions.

(b) such other legal opinions from counsel satisfactory to the Department and addressing such other matters as the Department may reasonably request.

Section 5.2. Conditions Precedent to Each FFB Advance. For any Project, the obligation of the Department to issue the FFB Advance Request Approval Notice with respect to any FFB Advance (including the first FFB Advance with respect to any Project) to be made for the purposes of reimbursing Eligible Uses of Funds in connection with any Disbursement Milestone for such Project (such Disbursement Milestone, the “Relevant Disbursement Milestone”) is subject to the prior satisfaction (or waiver in writing) of each of the following conditions precedent and the delivery to the Department of each of the documents indicated below, all in form and substance satisfactory to the Department as of the date that is ten (10) Business Days prior to the FFB Advance Date for such FFB Advance, unless indicated otherwise, and to their continued satisfaction on the relevant FFB Advance Date. The Department may (but shall not be required to) consult with any of the Department’s Consultants regarding the satisfaction of any condition.

5.2.1 Disbursement Milestones. Each Disbursement Milestone required to have been achieved for such Project on or prior to the relevant FFB Advance Date in accordance with the Disbursement Milestone Schedule, including the Relevant Disbursement Milestone, shall have been achieved, and the Department shall have received evidence of the same.

5.2.2 Adequate Project Funding. The Department shall have received a certificate of a Financial Officer of the Borrower certifying that the Borrower’s Total Funding Plan is sufficient to pay all remaining Project Costs for all Projects and to achieve, for each Project, the Project Completion Requirements by no later than the Project Completion Longstop Date for the applicable Project, together with any such other evidence as the Department may request in connection with the same.

5.2.3 Book Value to Cumulative Debt Ratio. The Borrower shall provide evidence satisfactory to the Department that the Borrower is, and after giving effect to the requested FFB Advance, will be, in compliance with Section 7.18(d) (Liquidity Requirements; Financial Covenants).

5.2.4 Master Advance Notice and FFB Advance Request. The Department shall have received: (a) a Master Advance Notice specifying (i) the Loan Tranche and Relevant Disbursement Milestone with respect to which such FFB Advance is requested to be made and (ii) the amount of the requested FFB Advance for the Relevant Disbursement Milestone, which shall not exceed the Available Disbursement Amount for the Relevant Disbursement Milestone; and (b) an FFB Advance Request delivered in accordance with Section 2.3 (Funding Procedures) and which, to the extent the Borrower has selected a fixed rate interest under such FFB Advance Request, shall also specify that the Borrower selects the Par Prepayment/Refinancing Privilege.

5.2.5 Use of Proceeds. The Department shall have received: (a) evidence that the proceeds of the requested FFB Advance will be applied in accordance with Section 2.5 (Disbursement of Proceeds; Use of Proceeds; Maximum Principal Amount); and (b) invoices or other documentation evidencing the incurrence of the Eligible Uses of Funds to which such proceeds will be applied.

5.2.6 Major Project Documents; Related Direct Agreements; Project Collateral Security Instruments; and Legal Opinions.

(a) With respect to such Project, to the extent not previously delivered to the Department, pursuant to Section 4.1.2 (Lock-Up Agreement; Semiconductor MOUs), the Department shall have received a copy of each Major Project Document then required to have been entered into by any relevant Borrower Entity in accordance with the Disbursement Milestone Schedule and relevant Disbursement Milestone, in each case, accompanied by an Officer’s Certificate of the Borrower, certifying that: (i) each such copy is a true, correct, and complete copy of such Major Project Document (including all schedules, exhibits, attachments, supplements, and amendments thereto and any related protocols or side letters); (ii) each such Major Project Document has been duly executed and delivered by the parties thereto and is in full force and effect in accordance with its terms; and (iii) neither any Borrower Entity, nor to any Borrower Entity’s Knowledge, any other Major Project Participant is, or but for the passage of time or giving of notice or both, would be, in breach of any obligation thereunder.

(b) With respect to each Major Project Document required to be delivered pursuant to paragraph (a) above: (i) a Direct Agreement in respect thereof shall have been entered into and shall be in full force and effect in accordance with its terms, and the Department shall have received a fully executed copy of each such Direct Agreement; (ii) the Borrower has complied with the requirements of Section 6.12(a) (Project Collateral Security Instruments; Letter of Credit Rights) of the Project Security Agreement with respect to each Project Collateral Security Instrument, if any, then required to have been delivered pursuant to any such Major Project Document; and (iii) to the extent required by the Department, the Department shall have received legal opinions dated as of the relevant FFB Advance Date and addressed to the Secured Parties from each Major Project Participant party to such Major Project Document required to be delivered from counsel to such Major Project Participant in its jurisdiction of organization.

5.2.7 Lien Waivers. The Department shall have received:

(a) a certification by the Borrower (together with any such other evidence as the Department may request in connection with the same) that: (i) any amounts that are due and payable to contractors or suppliers (including subcontractors) performing work or supplying materials in connection with the construction of the relevant Project and that are not being contested by any Borrower Entity have been fully paid; (ii) any disputes with such contractors or suppliers have been settled, except for those being contested in good faith and for which reasonably adequate reserves are being maintained in accordance with the Applicable Accounting Requirements; and (iii) all mechanics’ liens or other Liens of such contractors or suppliers that have been placed on the Collateral or the Project: (A) have been released (or bonded over); or (B) are being contested in good faith and reasonably adequate reserves are being maintained in accordance with the Applicable Accounting Requirements; and

(b) conditional (conditioned only upon payment) or unconditional, as applicable, lien waivers (which shall include subcontractors’ conditional (conditioned only upon payment) or unconditional, as applicable, lien waivers), in form and substance satisfactory to the Department (acting in consultation with the relevant Title Company), from each such contractor and supplier that is party to a Construction Contract for the relevant Project; provided that, with respect to subcontractors, such lien waivers shall only be required if the related subcontract has a value equal to or greater than two hundred fifty thousand Dollars ($250,000).

5.2.8 Loan Tranche. After giving effect to the requested FFB Advance, the aggregate principal amount of all FFB Advances disbursed with respect to the relevant Project shall not exceed the applicable maximum Loan Tranche specified in Section 2.5.3 (Disbursement of Proceeds; Use of Proceeds; Maximum Principal Amount).

5.2.9 Fees and Expenses. The Department shall have received (a) payment in full of all fees that Section 3.3 (DOC Fees) requires to be paid on or prior to the relevant FFB Advance Date and all Periodic Expenses due and payable on or prior to the relevant FFB Advance Date; and (b) (i) reimbursement of all fees and Periodic Expenses of any Consultants, incurred and invoiced prior to the relevant FFB Advance Date or (ii) confirmation that such fees and Periodic Expenses have been paid directly to such Consultants.

5.2.10 Construction and Tool Installation Budget. The Department shall have received a certification from the Borrower that (a) there have been no changes to the Construction and Tool Installation Budget applicable to such Project with respect to amounts reflected in the budget or the timing of the payments since the last FFB Advance for such Project and (b) the aggregate amounts to be expended for such Project for each category of Project Costs do not exceed the aggregate amounts budgeted for such costs in the then-approved Construction and Tool Installation Budget for such Project, except, in the case of clauses (a) and (b), to the extent resulting from Approved Project Changes for the relevant Project.

5.2.11 Judgment Liens. No judgment lien shall exist against any Property of any Borrower Entity for a debt owed to the United States of America or any delinquent federal debt, including tax liabilities, except to the extent (a) such delinquency has been resolved with the appropriate Governmental Authority in accordance with the standards of the Debt Collection Improvement Act of 1996 or (b) any such debt is being contested in good faith and for which reasonably adequate reserves are being maintained in accordance with the Applicable Accounting Requirements.

5.2.12 Permits and Approvals. The Department shall have received:

(a) copies of each Required Approval listed in the Permitting Schedule as required to have been obtained on or prior to the relevant FFB Advance Date; and

(b) an Officer’s Certificate of the Borrower, certifying that:

(i) the copies of such Required Approvals are true, correct and complete copies of such Required Approvals (including all schedules, exhibits, attachments, supplements, and amendments thereto and any related protocols or side letters);

(ii) no term or condition of any of such Required Approvals has been amended from the form thereof delivered pursuant to this Section 5.2.12;

(iii) each such Required Approval has been validly issued, is in full force and effect and Non-Appealable; and

(iv) all conditions precedent to the effectiveness of such Required Approvals have been satisfied.

5.2.13 Equity Contributions. The Department shall have received a certificate of a Financial Officer of the Borrower certifying that (a) the Borrower has made all Equity Contributions applicable to such Project then required to have been made to the relevant Borrower Entity in accordance with Section 7.9 (Equity Contributions) and (b) all equity amounts then required to have been raised in accordance with Section 7.18(a) (Liquidity Requirements; Financial Covenants) have been duly raised and received by the Borrower, together with any such other evidence as the Department may request in connection with the same.

5.2.14 Intellectual Property.

(a) If any licensor of Project IP is required to deliver any process design packages pursuant to any Construction Contract or Supply Agreement then required to have been entered into by any relevant Borrower Entity in accordance with the Disbursement Milestone Schedule and relevant Disbursement Milestone, each such project design package shall have been formally accepted by the relevant Construction Contractor or supplier (as applicable).

(b) Each relevant Borrower Entity has granted, and has caused each licensor of rights to Project IP under each Project IP Agreement then required for such Project in accordance with the Disbursement Milestone Schedule to grant to the Secured Parties, a Secured Parties’ License.

5.2.15 Representations and Warranties. Each of the representations and warranties made (or deemed made) by any Borrower Entity in any Financing Document to which it is a party shall be true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “material adverse effect,” or a similar qualifier, in which case it shall be true and correct in all respects) as of the date such representation or warranty is made (or deemed made), except to the extent such representation or warranty is made only as of a specific date or time (in which event such representation or warranty shall be true and correct as of such date or time).

5.2.16 No Default. No Event of Default or Potential Event of Default has occurred and is continuing or would result from the making of such FFB Advance or from the application of the proceeds thereof.

5.2.17 No Guardrail Suspension. The Secretary has not made any determination in accordance with the Guardrail Provisions to suspend the Borrower’s ability to request FFB Advances.

5.2.18 Updated Principal Prepayment Schedule. To the extent that such FFB Advance is requested to be made following the occurrence of the First Scheduled Prepayment Date applicable to the FFB Note under which such FFB Advance is being requested, the Department shall have received an updated Principal Prepayment Schedule, in form and substance satisfactory to the Department, reflecting an even allocation of the principal amount of the requested FFB Advance across the remaining prepayment installments set forth in the then-current Principal Prepayment Schedule; provided that if the next occurring Scheduled Prepayment Date for the relevant FFB Note is fewer than twenty (20) Business Days after the Requested FFB Advance Date, no portion of the principal amount of the requested FFB Advance shall be allocated to the prepayment installment applicable to such Scheduled Prepayment Date and such principal amount shall instead be allocated evenly across all other remaining prepayment installments.

5.2.19 Additional Documents. The Department shall have received such other information, documents, legal opinions, certifications, or consents relating to any Project, the Collateral, any Borrower Entity, any Major Project Participant, or any of the matters contemplated by the Transaction Documents as the Department may reasonably request.

Article 6

REPRESENTATIONS AND WARRANTIES

Each Borrower Entity, as applicable, makes each of the following representations and warranties to and in favor of the Department as of (a) the Award Date, (b) each FFB Advance Date, and (c) each Project Completion Date, as applicable (in all cases, both immediately before and immediately after giving effect to the FFB Advances, if any, being made on such date), except as such representations and warranties are expressly made as to an earlier date, in which case such representations and warranties will be true as of such earlier date:

Section 6.1. Organization. It (a) is duly organized, validly existing, and in good standing (or such similar concept in the relevant jurisdiction, if such a concept is applicable to the relevant jurisdiction) under the laws of the jurisdiction of its organization, (b) is duly qualified to do business in the jurisdiction of its organization, the state jurisdiction where each Project is located, and in each other jurisdiction where the failure to so qualify could reasonably be expected to have a Material Adverse Effect, and (c) has all requisite power and authority to (i) own or hold under lease and operate the Property it purports to own or hold under lease; (ii) carry on its business as now being conducted and as proposed to be conducted in respect of the Projects; (iii) incur Indebtedness and create Liens on all and any of its Properties; and (iv) execute, deliver, perform, and observe the terms and conditions of each of the Transaction Documents to which it is a party and carry out the transactions contemplated hereby and thereby.

Section 6.2. Authorization; No Conflict. It has duly authorized, executed and delivered the Transaction Documents to which it is a party, and neither its execution and delivery thereof nor its consummation of the transactions contemplated hereby or thereby nor its compliance with the terms of this Agreement or thereof does or will: (a) contravene its Organizational Documents or any Applicable Laws in any material respect; (b) contravene or result in any breach or constitute any default under any material Governmental Judgment; (c) contravene or result in any breach or constitute any default under, or result in or require the creation of any Lien upon any of its material Properties under any material agreement or instrument to which it is a party or by which it or any of its Properties may be bound, except for any Permitted Liens; or (d) require the consent or approval of any Person other than the Required Approvals and any other consents or approvals that have been obtained and are in full force and effect.

Section 6.3. Compliance with Laws. It has conducted and is conducting its business and each Project in compliance with:

(a) the CHIPS Act;

(b) the Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.);

(c) the False Claims Amendments Act of 1986 (18 U.S.C. § 287);

(d) the False Statements Accountability Act of 1996 (18 U.S.C. § 1001);

(e) the Civil False Claims Act (31 U.S.C. §§ 3729 – 3733);

(f) all applicable federal labor and employment laws, including Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq.), the Fair Labor Standards Act (29 U.S.C. § 203), the Occupational Safety and Health Act (29 U.S.C. § 653) and the National Labor Relations Act (29 U.S.C. § 151 et seq.) in all material respects;

(g) all applicable Export Control Laws in all respects, except for any actual or potential violations that involve only unintentional minor, technical infractions, which either (i) were voluntarily self-disclosed to BIS within sixty (60) days of it becoming aware of the violation and promptly resulted in the issuance of a warning or no action letter by BIS; or (ii) otherwise could not reasonably be expected to give rise to an enforcement action, or the imposition of any fine or penalty by any Governmental Authority; and

(h) without prejudice to Section 6.2 (Authorization; No Conflict), any other provision of this Section 6.3, Section 6.8 (Required Approvals), Section 6.9 (Intellectual Property), Section 6.17 (Environmental Laws), Section 6.18 (Federal Requirements), or Section 6.20 (Foreign Entity of Concern; Prohibited Persons; Sanctions; Export Control Laws; Anti-Corruption; Anti-Money Laundering Laws), (i) in all respects, all Federal Laws; and (ii) in all material respects all other Applicable Laws, Required Approvals, and its Organizational Documents.

Section 6.4. Legality; Validity; Enforceability. Each Transaction Document to which it is (or will be when executed) a party constitutes a legal, valid, and binding obligation of it, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other Applicable Laws affecting creditors’ rights generally and by general principles of equity.

Section 6.5. Real Property.

(a) It or another Borrower Entity owns and has valid, legal, and beneficial title to, or holds a valid leasehold interest in, all Real Property in each Project Site (other than, as of the Award Date, the Project Site with respect to the Additional Projects) free and clear of any Lien of any kind, except for Permitted Liens, and no contracts or arrangements, conditional or unconditional, exist for the creation by any Borrower Entity of any Lien (except for Permitted Liens) on any Property.

(b) All easements, leasehold, and other Property interests and utility and other services, means of transportation, facilities, other materials, and rights held that are reasonably necessary for the construction, completion, and operation of any Project (other than, as of the Award Date, any Additional Project) have been obtained or are commercially available to such Project at the applicable Project Site (other than, as of the Award Date, the Project Site with respect to the Additional Projects).

(c) Any Leases material to any Project and in existence on the date of this representation and under which any Borrower Entity is a lessee are valid and subsisting, such Borrower Entity is not in default in any material respect under any of such Leases, such Borrower Entity enjoys peaceful and undisturbed possession of all Property subject to such Leases, and such Borrower Entity has the right to continue to enjoy such possession during the time when any such Property is necessary for any Project.

(d) Each Project Site is sufficient and appropriate in all material respects for the development, siting, design, engineering, construction, ownership, operation, maintenance and use of the relevant Project as contemplated by the Transaction Documents.

(e) Except as shown on the applicable ALTA Survey, all of the improvements on each Project Site lie wholly within the boundaries and building restriction lines of such Project Site, and no improvements on adjoining properties encroach upon such Project Site, and no improvements on such Project Site encroach upon or violate any easements or other encumbrances upon such Project Site, in each case, so as to materially impair the development, construction, operation, or use by (or for the benefit of) the Borrower Entities of such Project Site for the applicable Project, except those that are or, on and following the date of the first FFB Advance for such Project will be, insured against. To its Knowledge, no ALTA Survey fails to reflect any material matters adversely affecting the applicable Project Site or the title thereto.

(f) No condemnation or adverse zoning or usage change proceeding has occurred or has been threatened in writing against any of the Real Property that could materially impair the development, construction, operation, access to or use by (or for the benefit of) the Borrower of any Project Site for any Project.

Section 6.6. Security Interests; Liens.

(a) With respect to each Security Document, with effect from the date on which such Security Document is required to be executed and delivered in accordance with this Agreement, and upon the execution and delivery thereof, (i) the Collateral Agent (for the benefit of the Secured Parties) has (or, with respect to any after-acquired Property, will have upon the subsequent acquisition thereof) legal, valid, enforceable, and perfected First Priority Liens in the Collateral referred to in such Security Document subject only to Permitted Liens, (ii) such security interest in the Collateral is and will be superior and prior to the rights of all third Persons now existing or hereafter arising, whether by way of deed of trust, mortgage, Lien, security interests, encumbrance, assignment or otherwise, other than Permitted Liens, and (iii) all documents and instruments, including (x) in the case of any Real Property Security Document, such Real Property Security Document and (y) if applicable, UCC financing statements, have been or will be recorded or filed for record in such manner and in such places as are required and all other action as is necessary or desirable have been or will be taken to establish and perfect the Collateral Agent’s Lien in and to such Collateral (for the benefit of the Secured Parties) to the extent contemplated by such Security Document. All Taxes (including stamp taxes) and filing fees and Periodic Expenses that are due and payable in connection with the execution, delivery or recordation of any Real Property Security Document or any other Transaction Document, or the mortgaging of any mortgaged Property under any Real Property Security Document, have been paid or will have been paid by no later than the date of the first FFB Advance (or, to the extent that any such Real Property Security Document or other Transaction Document is not yet required to be in effect as of the date of the first FFB Advance, will have been paid by no later than the date on which such Transaction Document is required to be executed and delivered hereunder).

(b) Except for Permitted Liens, it has not created, and is not under any obligation to create, and has not entered into any transaction or agreement that would result in the imposition of, any Lien upon any of the Collateral.

Section 6.7. Project IP Liens. The right, title, and interest of such Borrower Entity in and to the Project IP owned by such Borrower Entity is free and clear of all Liens, except for Permitted Liens.

Section 6.8. Required Approvals.

(a) The Permitting Schedule sets forth all Required Approvals as of the Award Date.

(b) Each Required Approval that is required to be obtained as of any date on which this representation is made has been duly and validly issued, is in full force and effect and is, or, with the passage of time following the expiration of any relevant appeal period, will be, Non-Appealable, and it has no reason to believe that any such Required Approvals already obtained will be revoked.

(c) It has no reason to believe that it, any other Borrower Entity or, to its Knowledge, any relevant Major Project Participant will be unable to obtain the Required Approvals applicable to it in the ordinary course of business free from conditions or requirements or, if any Borrower Entity has Knowledge that any Major Project Participant is unable to do so, the relevant Borrower Entities have implemented, or caused to be implemented, alternative arrangements that the Department in its sole discretion has confirmed in writing are acceptable for the purposes of this paragraph (c) and at such time or times as may be necessary to avoid any material delay in, or impairment to the transactions contemplated by the Transaction Documents.

(d) It and, to its Knowledge, each Major Project Participant is in compliance in all material respects with all Required Approvals that have been obtained by, or are otherwise applicable to, such Person (or, if any Borrower Entity has Knowledge that any Major Project Participant is not so in compliance, the relevant Borrower Entities have implemented alternative arrangements that the Department in its sole discretion has confirmed are acceptable for the purposes of this paragraph (d)).

Section 6.9. Intellectual Property.

(a) The Borrower Entities, collectively, exclusively own or hold a valid and enforceable license, permit, certificate, franchise, or other authorization or right to use all Project IP and have possession of or access to all material Intellectual Property Embodiments.

(b) It is not in material breach of or default under any Project IP Agreement in effect. To its Knowledge, there are no facts or circumstances that would be reasonably expected (after the giving of notice, the lapse of time, or both) to give rise to any revocation or termination of any Project IP Agreement, or any Borrower Entity’s rights or licenses to any Project IP thereunder.

(c) There is no pending or, to its Knowledge, threatened Action (in writing) challenging the ownership, validity, enforceability, scope, or use of, or otherwise relating to, any of the Project IP in any material respect.

(d) There is no invention, assignment or other agreement granting any ownership rights in such Project IP to any Person that would limit any Borrower Entity’s ability to use such Project IP in any material respect.

Section 6.10. Litigation. There is no pending or, to its Knowledge, threatened Action (in writing) that relates to:

(a) the legality, validity, or enforceability of any of the Transaction Documents or any transaction contemplated by any of the Transaction Documents;

(b) any Borrower Entity or any Project, that (excluding any Action contemplated under paragraph (a) above) either individually or in the aggregate, has, or could reasonably be expected to have, a Material Adverse Effect.

Section 6.11. Labor Disputes. There are no strikes, slowdowns or work stoppages ongoing or threatened in writing by any of its employees or, to its Knowledge, any Major Project Participant or any employees thereof that have caused or could reasonably be expected to cause a Material Adverse Effect (or, if any Borrower Entity has Knowledge of any such strikes, slowdowns or work stoppages ongoing or threatened in writing by any Major Project Participant or any employees thereof, the relevant Borrower Entities have implemented alternative arrangements that the Department in its sole discretion has confirmed are acceptable for the purposes of this Section 6.11).

Section 6.12. Taxes. It has:

(a) filed all tax returns required by Applicable Laws to be filed by it and has paid: (i) all income Taxes that have become due pursuant to such tax returns; and (ii) all other material Taxes and assessments payable by it that have become due (in each case of clauses (i) and (ii) other than those Taxes that it is contesting in good faith and by appropriate proceedings, for which reserves have been established to the extent required by the Applicable Accounting Requirements); and

(b) not been convicted of a criminal offense under the Internal Revenue Code.

Section 6.13. Financial Statements. Each Financial Statement of each Borrower Entity or of any other Person delivered to the Department pursuant to Section 4.1.7 (Financial Statements) or Annex F (Reporting Covenants), as applicable, is complete and correct, has been prepared in accordance with the Applicable Accounting Requirements, and presents fairly, in all material respects, the financial condition of such Person, as of the respective dates of the Financial Statements for the respective periods covered therein. Such Financial Statements reflect all liabilities or obligations of such Person, and other information of any nature whatsoever for the period to which such Financial Statements relate that are required to be disclosed in accordance with Applicable Accounting Requirements. With respect to any such Person, since the date of delivery of such Financial Statements, or the respective date of such Financial Statements, whichever is earlier, such Person has not incurred or assumed any liabilities or obligations that would be required to be disclosed in Financial Statements in accordance with the Applicable Accounting Requirements which has not been disclosed to the Department in writing.

Section 6.14. Business; Contracts; Other Transactions.

(a) It has not, directly or indirectly: (i) entered into any transaction or series of related transactions related to any Project with any Affiliate at prices or on terms and conditions less favorable to it than as would reasonably be obtained on an arm’s-length basis from unrelated third parties; (ii) except as permitted pursuant to Section 8.3(h) (Affiliate Transactions) or as set forth on Schedule D (Affiliate Transactions), entered into any transaction or series of related transactions related to any Project with any Affiliate; and (iii) established any sole and exclusive purchasing or sales agency, or entered into any transaction, whereby any Borrower Entity might pay more than the fair market value for products or services of others with respect to any Project.

(b) No Borrower Entity has any Subsidiary other than as expressly permitted in accordance with Section 8.7(g)(i) (Subsidiaries; Partnerships).

Section 6.15. Disbursement Milestone Schedule and Construction and Tool Installation Budget; Operating Forecasts.

(a) The Construction and Tool Installation Budget for each Project (once delivered pursuant to Section 5.1.5 (Construction and Operating Budgets)):

(i) is complete and based on reasonable assumptions,

(ii) is consistent with the provisions of the applicable Major Project Documents in all material respects;

(iii) has been prepared in good faith and with due care; and

(iv) fairly represents in all material respects the Borrower Entities’ expectation as to the matters covered thereby as of any date on which this representation is made or deemed made.

(b) With respect to each Project, the Construction and Tool Installation Budget represents each Borrower Entity’s best estimate of Total Project Costs anticipated to be incurred to achieve the Project Completion Date for such Project by no later than the Project Completion Longstop Date for such Project. No Construction and Tool Installation Budget for any Project has been amended or changed in any material respect other than to reflect changes resulting from Approved Project Changes for the relevant Project, in accordance with Section 8.5(a) (Approved Project Changes).

(c) Its good faith estimate and belief is that, for each Project, the Project Completion Date will occur no later than the applicable Anticipated Completion Date.

Section 6.16. Adequate Project Funding. The Total Funding Plan for each Project will be sufficient to pay all remaining Project Costs for such Project and to achieve the Project Completion Date for such Project by no later than the final Milestone Completion Longstop Date set forth in Schedule B (Disbursement Milestone Schedule) for such Project.

Section 6.17. Environmental Laws.

(a) All Required Approvals that are required to be obtained for any Project as of each date on which this representation is given relating to (i) air emissions; (ii) discharges to surface water or ground water; (iii) noise emissions; (iv) the use, generation, storage, transportation or disposal of Hazardous Substances; or (v) otherwise required under applicable Environmental Law have been obtained.

(b) No Borrower Entity has received written notice of, and is not aware of nor otherwise has Knowledge of, any facts or circumstances that could reasonably be expected to result in, any complaint, order, directive, claim, citation or notice of violation arising under Environmental Law by any Governmental Authority that is, or could reasonably be expected to become, material.

(c) There is not, and since the date of the Applications, has not been, any condition, circumstance, action, activity or event with respect to any Project, any Borrower Entity, or any Project Site that could reasonably form the basis of any material violation of any Environmental Law or that could reasonably be expected to have a Material Adverse Effect.

(d) Each Borrower Entity is in compliance with all applicable Environmental Law in all material respects.

(e) No Borrower Entity nor, to the Knowledge of any Borrower Entity, any other Person, has used, generated, manufactured, produced, stored, or Released, any Hazardous Substances at, on, under, or about any Project Site or any Facility, or transported any Hazardous Substances thereto or therefrom, in a manner that could reasonably be expected to: (i) result in, or form the basis of, a material Environmental Claim; (ii) cause any Project to be subject to any material restrictions arising under any Environmental Law; (iii) have a Material Adverse Effect; or (iv) result in material harm to the environment, or worker health or safety.

Section 6.18. Federal Requirements.

(a) Davis-Bacon Act Requirements. Each representation and warranty set forth in Section 2 (Representations and Warranties) of Annex E (Davis-Bacon Act Requirements) is true and correct.

(b) Guardrail Provisions.

(i) It is in compliance with all applicable Guardrail Provisions.

(ii) Each of the lists of existing facilities and ongoing Joint Research and Technology Licensing, each as attached as Appendix 1 to the Guardrail Provisions in Annex C (Guardrail Provisions) is true and correct, and such appendices memorialize all information required to be set forth herein pursuant to Section 1 (Prohibition on Certain Expansion Transactions) and Section 2 (Prohibition on Certain Joint Research or Technology Licensing) of the Guardrail Provisions.

(iii) Each Person that as of the date hereof is a member of the Borrower’s “affiliated group”, as such term is defined under 26 U.S.C. § 1504(a), without regard to 26 U.S.C. § 1504(b)(3), is set forth in Part 4 (Members of the Affiliated Group) of Appendix 1 to the Guardrail Provisions.

(iv) Each Mitigation Agreement, if any, required pursuant to the Guardrail Provisions is in full force and effect, and no violation thereof has occurred.

(c) Inverted Corporation Requirement. It is not a foreign incorporated entity which is treated as an inverted domestic corporation under Section 835(b) of the Homeland Security Act of 2002 (6 U.S.C. § 395(b)) or a Subsidiary of such an entity.

Section 6.19. Investment Company Act. The Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act.

Section 6.20. Foreign Entity of Concern; Prohibited Persons; Sanctions; Export Control Laws; Anti-Corruption; Anti-Money Laundering Laws.

(a) It is not a Foreign Entity of Concern.

(b) It nor any of its respective members, directors, or officers is a Prohibited Person, and to its Knowledge, none of its employees, agents, or representatives acting in such capacities is a Prohibited Person.

(c) To its Knowledge, no event has occurred, and no condition exists, that is reasonably likely to result in any Borrower Entity becoming a Prohibited Person.

(d) There are no Actions pending or, to its Knowledge, threatened, against or affecting any Borrower Entity or their respective members, directors, officers, employees, agents or representatives acting in such capacities regarding any actual or alleged non-compliance with any Sanctions, Export Control Laws, Anti-Money Laundering Laws, or Anti-Corruption Laws.

(e) Each Borrower Entity has adopted and implemented and maintains policies and procedures designed to promote and achieve compliance with all applicable Sanctions, Export Control Laws, Anti-Money Laundering Laws, and Anti-Corruption Laws.

(f) It and its respective members, directors, officers, and, to its Knowledge, employees, agents, and representatives thereof, acting in such capacities are, and for the last five (5) years have been, in compliance with (i) all applicable Anti-Money Laundering Laws; and (ii) all Sanctions and applicable Export Control Laws in all respects, except for any actual or potential violations that involve only unintentional minor, technical infractions of an Export Control Law (including, for the avoidance of doubt, an Export Control Law which also constitutes a Sanction), which either (A) were voluntarily self-disclosed to BIS within sixty (60) days of such Borrower Entity’s becoming aware of the violation, and, promptly resulted in the issuance of a warning or no action letter by BIS; or (B) otherwise could not reasonably be expected to give rise to an enforcement action, or the imposition of any fine or penalty by any Governmental Authority.

(g) None of the Collateral is owned, traded, or used, directly or, to its Knowledge, indirectly by a Prohibited Person.

(h) It and each of its respective Principal Persons, and, to its Knowledge, its employees, agents, and representatives acting in such capacities have complied with all applicable Sanctions, Export Control Laws, Anti-Money Laundering Laws, and Anti-Corruption Laws in obtaining any consents, licenses, approvals, authorizations, rights, or privileges with respect to any Project and, otherwise, have conducted each Project in compliance with all applicable Sanctions, Export Control Laws, Anti-Money Laundering Laws, and Anti-Corruption Laws.

(i) None of the Borrower Entities, their members, directors, officers, or, to the Knowledge of the Borrower Entities, employees, agents, or representatives acting in such capacities, has made, offered or promised to make, provided or paid any unlawful contributions, entertainment or anything of value to any local or foreign official (including employees of state-owned or controlled entities), foreign political party or party official or any candidate for foreign political office:

(i) in order to influence any act or decision of any foreign official, foreign political party, party official, or candidate for foreign political office in his or her official capacity, including a decision to fail to perform his or her official functions;

(ii) to secure an advantage; or

(iii) with the intent to induce the recipient to misuse his or her official position to direct business to the Borrower or any of its Affiliates or to any other Person, in each case, in violation of any applicable Anti-Corruption Laws or any other Applicable Law.

Section 6.21. ERISA.

(a) Except as would not reasonably be expected to result in a Material Adverse Effect, each Employee Benefit Plan (if any) is in compliance in form and operations with its terms and all provisions and requirements of the Internal Revenue Code, ERISA and other U.S. federal or state laws, in each case applicable to each Employee Benefit Plan (if any), and it and each of its ERISA Affiliates has performed all of its respective obligations under such Employee Benefit Plans.

(b) No ERISA Event has occurred or is reasonably expected to occur that has had or that would reasonably be expected to result in a Material Adverse Effect.

(c) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified or is in the process of being submitted to the Internal Revenue Service for approval or will be so submitted during the applicable remedial amendment period, and, to its Knowledge, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of an Employee Benefit Plan with no determination, nothing has occurred that would materially adversely affect such qualification).

(d) Except as would not reasonably be expected to result in a Material Adverse Effect, there exists no Unfunded Pension Liabilities with respect to Employee Benefit Plans in the aggregate, taking into account only Employee Benefit Plans with positive Unfunded Pension Liabilities.

(e) There are no Actions pending against or threatened in writing involving an Employee Benefit Plan (other than routine claims for benefits) or, to its Knowledge, any Borrower Entity or any ERISA Affiliate, which would reasonably be expected to be asserted successfully against any Employee Benefit Plan and, if so asserted successfully, would reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect.

(f) Except as would not reasonably be expected to result in a Material Adverse Effect, neither any Borrower Entity nor any ERISA Affiliate has ceased operations at a Facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, or ceased making contributions to any Employee Benefit Plan subject to Section 4064(a) of ERISA to which it made contributions.

(g) Neither any Borrower Entity nor any ERISA Affiliate has incurred or reasonably expects to incur any liability to PBGC save for any liability for premiums due in the ordinary course or other liability that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 6.22. Margin Regulations. No part of the proceeds of the Guaranteed Loan will be used directly or indirectly to purchase or carry any margin stock within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve of the United States, or any regulations, interpretations or rulings thereunder, in each case for any purpose that violates any such regulation of the Board of Governors of the Federal Reserve System applicable to the Borrower.

Section 6.23. Accounts. It does not own or maintain any accounts with a bank or financial institution other than as permitted in accordance with Section 8.3(d) (Accounts).

Section 6.24. Insolvency Proceedings; Solvency.

(a) It is not the subject of any pending, or to its Knowledge, threatened, Insolvency Proceeding.

(b) It is and, after giving effect to any requested FFB Advance, will be Solvent.

Section 6.25. No Defaults. No Event of Default or Potential Event of Default has occurred and is continuing.

Section 6.26. No Force Majeure. No Event of Force Majeure referred to in clause (a) of the definition thereof has occurred and is continuing.

Section 6.27. No Event of Loss. No Threshold Event of Loss has occurred or could reasonably be expected to occur.

Section 6.28. Material Adverse Effect. No event or circumstance (including any legal, arbitral, or other dispute review proceeding or any change in law) has occurred and is continuing since the date of the Applications, that has or could reasonably be expected to have or result in a Material Adverse Effect.

Section 6.29. Full Disclosure.

(a) The statements and information contained in the Financing Documents, taken together with all documents, reports, or other written information pertaining to any Project that have been furnished by or on behalf of it to the Department or any Consultant from time to time, are true and correct in all material respects and do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading at the time they were made.

(b) It has no Knowledge of documents or agreements that have not been disclosed to the Department in writing that are material in the context of the Transaction Documents or that have the effect of varying any of the Transaction Documents or any Project in any material respect.

Section 6.30. Project Documents.

(a) With respect to each Project, as of each date on which this representation and warranty is made, or deemed to be made, the Project Documents then entered into in connection with such Project and which remain in full force and effect in accordance with their terms constitute all of the documents then necessary for the development, construction, and operation of such Project.

(b) No Major Project Document contains any provision restricting the ability of the Borrower to assign (or, no later than the date of the first FFB Advance for the applicable Project(s) with respect to which such Major Project Document relates, the applicable Major Project Participant thereunder has consented, or will have consented, to the assignment of) such Major Project Document as security for the benefit of the Department or any other Secured Party.

Section 6.31. No Immunity. Neither it nor any of its assets is entitled to immunity in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Transaction Document.

Section 6.32. No Federal Debt Delinquency. It does not have: (a) any judgment Lien against any of its Property for a debt owed to the United States; or (b) any Indebtedness owed to the United States or any Governmental Authority thereof that is in delinquent status, as the term “delinquent status” is defined in 31 C.F.R. 285.13(d), including any Tax liabilities (other than those Taxes that it is contesting in good faith and by appropriate proceedings, for which reserves have been established to the extent required by the Applicable Accounting Requirements) except to the extent such delinquency has been resolved with the appropriate Governmental Authority in accordance with Applicable Law.

Section 6.33. No Debarment.

(a) No event has occurred and no condition exists that is likely to result in its debarment or suspension or of its respective members, directors, or officers from contracting with the U.S. Government or any agency or instrumentality thereof.

(b) Neither it nor any of its respective members, directors, or officers is or has been subject to any debarment or suspension.

Section 6.34. Information Technology; Cyber Security; Data.

(a) The information technology (including data communications systems, equipment and devices) used in the business of such Borrower Entity (collectively, the “IT Systems”) operates and performs in all material respects as necessary: (i) with respect to the Borrower, (A) for the development, design, engineering, procurement, construction, starting up, commissioning, ownership, operation, or maintenance of each Project; and (B) to complete the activities designated to achieve, for each Project, the Project Completion Date; and (ii) with respect to each other Borrower Entity, to exercise such Borrower Entity’s rights and perform its obligations under the Transaction Documents in a timely manner.

(b) It has implemented and maintains, and has caused, or no later than the First FFB Advance Date for the relevant Project, will have caused, each other applicable Borrower Entity and Major Project Participant to implement and maintain in connection with the relevant Project, commercially reasonable privacy, information security, cyber security, disaster recovery, business continuity, data backup, and incident response plans, policies, and procedures consistent with Prudent Industry Practice (including administrative, technical, and physical safeguards) designed to protect: (i) Sensitive Information from any unauthorized, accidental, or unlawful Processing or loss; (ii) each applicable IT System from any unauthorized or unlawful access, acquisition, use, control, disruption, destruction, or modification; and (iii) the integrity, security, and availability of the Sensitive Information and IT Systems.

(c) It has taken and will take reasonable measures to safeguard protected personally identifiable information and other confidential or sensitive personal or business information created or obtained in connection with each Award or the DOC Guarantee.

Section 6.35. CFIUS. All direct and indirect investments in the Borrower Entities or any of their Affiliates contemplated by or in connection with this Agreement and the Projects, if any, do not require CFIUS Approval as such investments would not constitute a “covered transaction” under Section 721 of the Defense Production Act.

Article 7

AFFIRMATIVE COVENANTS

Each Borrower Entity (except as otherwise specified below) covenants and agrees that until the Release Date, unless the Department waives compliance in writing:

Section 7.1. Reporting Covenants. Unless the Department waives compliance in writing, the Borrower Entity Agent shall, at its own expense, furnish, or cause to be furnished, to the Department on behalf of the Borrower Entities, all information as and when required in accordance with Annex F (Reporting Covenants).

Section 7.2. Internal Controls; Monitoring and Reporting.

(a) Each Borrower Entity acknowledges and understands that the Department is responsible for protecting taxpayer resources, including by ensuring strong compliance and accountability measures for the relevant Borrower Entities with respect to each FFB Advance.

(b) Each Borrower Entity shall establish and maintain effective internal control over the proceeds of any FFB Advances to provide reasonable assurance that any costs of the Borrower or any Person paid or reimbursed with an FFB Advance constitute Eligible Uses of Funds.

(c) Each Borrower Entity shall monitor activities funded by any FFB Advance to provide reasonable assurance that the proceeds of such FFB Advance are used in compliance with the terms of this Agreement and the performance expectations with respect to the Projects set forth herein and in the other Transaction Documents. Upon request by the Department, each Borrower Entity shall provide any invoices, other financial records, and performance reporting information provided by any third party that has received any proceeds of any FFB Advance for the purpose of demonstrating performance in alignment with this Agreement.

Section 7.3. Operations. The Borrower shall own, operate and maintain (or cause the other relevant Borrower Entities to own, operate and maintain) each Project in accordance with Prudent Industry Practice.

Section 7.4. Compliance with Applicable Law. Each Borrower Entity shall comply with and conduct its business, operations, assets, equipment, property, leaseholds, each Project and each Facility in compliance with:

(a) the CHIPS Act;

(b) the Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.);

(c) the False Claims Amendments Act of 1986 (18 U.S.C. § 287);

(d) the False Statements Accountability Act of 1996 (18 U.S.C. § 1001);

(e) the Civil False Claims Act (31 U.S.C. §§ 3729 – 3733);

(f) all applicable federal labor and employment laws, including Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq.), the Fair Labor Standards Act (29 U.S.C. § 203), the Occupational Safety and Health Act (29 U.S.C. § 653) and the National Labor Relations Act (29 U.S.C. § 151 et seq.) in all material respects;

(g) all applicable Export Control Laws in all respects, except for any actual or potential violations that involve only unintentional minor, technical infractions, which either (i) were voluntarily self-disclosed to BIS within sixty (60) days of the relevant Borrower Entity becoming aware of the violation, and, promptly resulted in the issuance of a warning or no action letter by BIS; or (ii) otherwise could not reasonably be expected to give rise to an enforcement action, or the imposition of any fine or penalty by any Governmental Authority; and

(h) without prejudice to the remaining provisions of this Section 7.4 or any of Section 7.12 (Required Approvals) or Section 7.15 (Federal Requirements), all applicable Federal Laws in all respects and all other Applicable Laws in all material respects.

Section 7.5. Insurance; Event of Loss.

(a) Each Borrower Entity shall maintain, or cause to be maintained, in effect at all times insurance with reputable insurance companies, with respect to its then-existing Properties (including liability and business interruption coverage), against such risks and hazards, in such amounts, and in such form, as is usually carried by companies of a similar size that are engaged in the same or a similar business and that own similar properties in the same or similar geographic area and are acting in accordance with Prudent Industry Practice.

(b) The Borrower shall deliver, or cause to be delivered, to the Department, as promptly as possible but in any event no later than the First FFB Advance Date for any Project, true and correct copies of each policy of insurance then required to be in effect with respect to the applicable Project and each relevant Borrower Entity (including, for the avoidance of doubt, the Borrower), each endorsed with a Secured Parties’ endorsement and applicable loss payee clause in form acceptable to the Department.

(c) If any Event of Loss shall occur with respect to any Project or any part thereof, the Borrower shall promptly deliver notice thereof to the Department and each relevant Borrower Entity shall (i) diligently pursue all of its rights to compensation against all relevant insurers, reinsurers, and Governmental Authorities, as applicable, in respect of such event, (ii) compromise or settle any claim with respect to any Threshold Event of Loss only upon prior written consent of the Department, and (iii) pay or apply the Net Amount of all Loss Proceeds received by such Borrower Entity stemming from such event in accordance with this Section 7.5 and, as and to the extent required in accordance herewith, Section 3.2.3(a)(iv) (Mandatory Prepayments).

(d) Upon the occurrence of any Event of Loss with respect to any Project or any part thereof, subject to paragraphs (e), (f) and (g) below, the relevant Borrower Entity shall promptly repair or remediate such loss, and such Borrower Entity shall apply or cause to be applied the Net Amount of Loss Proceeds associated with the loss to the payment of the costs of repair or restoration of the portion of the applicable Project lost or damaged in accordance with this paragraph (d).

(e) With respect to any Threshold Event of Loss, the relevant Borrower Entity shall be entitled to undertake the repair or remediation of such Event of Loss if, and only if, the Department confirms to the Borrower in writing that it is satisfied that:

(i) repair or replacement of the relevant portion of the relevant Project is technically and economically feasible; and

(ii) the relevant Borrower Entity is in compliance with such other conditions and requirements as the Department shall reasonably consider appropriate in the circumstances.

(f) With respect to Loss Proceeds referred to in paragraph (d) above relating to any Threshold Event of Loss, unless permitted to be applied to repair of the loss pursuant to paragraph (e) above, the relevant Borrower Entity shall direct the relevant insurers, reinsurers, and Governmental Authorities, as applicable, to pay the Net Amount of such Loss Proceeds directly to the Department as loss payee (and, if such Loss Proceeds are paid to any Borrower Entity, such Loss Proceeds shall be received in trust, for the benefit of the Department, shall be segregated from other funds of such Borrower Entity, and shall be forthwith paid over to the Department in the same form as received (with any necessary endorsement)) and applied to the prepayment of the Guaranteed Loan in accordance with Section 3.2.3(a)(iv) (Mandatory Prepayments).

(g) In respect of (i) any Event of Loss that does not constitute a Threshold Event of Loss or (ii) any Threshold Event of Loss as to which the Department has consented to the repair and restoration in accordance with paragraph (e) above, the Borrower shall, on the tenth (10th) Business Day of each month until such restoration and repair has been completed and the contractors performing such restoration or repair work have been paid in full, deliver to the Department a detailed summary of the work performed in connection with any such restoration or repair during the preceding month and the itemized expenses that are then due and payable, together with copies of all (A) invoices, (B) conditional (upon payment only) lien waivers from the contractors performing such restoration or repair work in amounts greater than two hundred fifty thousand Dollars ($250,000) and (C) other information and documents reasonably requested by the Department with respect to such restoration or repair work.

(h) Upon the completion of any such restoration and repair work, any remaining portion of the Net Amount of the applicable Loss Proceeds shall be applied to prepayment of the Guaranteed Loan in accordance with Section 3.2.3(a)(iv) (Mandatory Prepayments).

(i) If any portion of any Project Site is determined to be located in a special flood hazard area, the Borrower shall obtain and maintain, and cause the other relevant Borrower Entities to obtain and maintain, at Borrower’s sole cost and expense, flood insurance in such amounts and with such deductibles as the Department may reasonably require, naming the Secured Parties and their successors and assigns as mortgagee and loss payee, as applicable, and that such insurance shall be maintained for so long as the Guaranteed Loan remains outstanding.

Section 7.6. Taxes.

(a) Each Borrower Entity shall pay or cause to be paid on or before the date payment is due: (i) all Taxes (including stamp taxes), duties, fees, Periodic Expenses, or other charges payable on or in connection with the execution, issue, delivery, registration, or notarization, or for the legality, validity, or enforceability, of the Transaction Documents (other than those Taxes that it is contesting in good faith and by appropriate proceedings for which reserves have been established to the extent required by the Applicable Accounting Requirements); provided that, each Borrower Entity shall promptly pay any valid, final judgment rendered upon the conclusion of any relevant Action enforcing any Tax and cause it to be satisfied of record; and (ii) all claims, levies, or liabilities (including claims for labor, services, materials, and supplies) (other than those claims, levies, or liabilities that it is contesting in good faith and by appropriate proceedings for which reserves have been established to the extent required by the Applicable Accounting Requirements), for sums that have become due and payable and that have or, if unpaid, might become a Lien (other than a Permitted Lien) upon the Property of the Borrower (or any part thereof).

(b) Each Borrower Entity shall file all tax returns required by Applicable Laws to be filed by it and shall pay or cause to be paid on or before the date payment is due (i) all income Taxes required to be paid by it and (ii) all other material Taxes and assessments required to be paid by it (other than those Taxes that it contests in good faith and by appropriate proceedings, for which reserves are established to the extent required by the Applicable Accounting Requirements).

(c) Unless otherwise agreed by the Department in writing, each Borrower Entity shall duly and punctually file to obtain all Section 45X Internal Revenue Code federal income tax credits available to it or any Project.

Section 7.7. Eligible Uses of Funds. The Borrower shall apply the proceeds of each FFB Advance exclusively to reimburse itself or any other applicable Borrower Entity, as the case may be, for Eligible Uses of Funds incurred and paid by such Borrower Entity for the relevant Project in connection with the relevant Disbursement Milestone for which the FFB Advance was made and which Eligible Uses of Funds have not been paid with the proceeds of (a) any federal grants, assistance or loans; (b) other funds guaranteed by the United States federal government; or (c) tax credits.

Section 7.8. Diligent Execution of Projects.

(a) Each Borrower Entity shall use commercially reasonable efforts to achieve, or cause to be achieved, each Disbursement Milestone for each Project by the applicable Anticipated Completion Date.

(b) Each Borrower Entity shall construct, modernize, or expand, as applicable, and complete, or cause to be constructed, modernized, or expanded and completed, as the case may be, each Project diligently in accordance with the applicable Construction Contracts and the other applicable Major Project Documents, Prudent Industry Practice, the Disbursement Milestone Schedule, and the applicable Construction and Tool Installation Budget, as each is permitted to be amended, supplemented, or otherwise modified under this Agreement.

Section 7.9. Equity Contributions. The Borrower covenants and agrees that it shall make, or cause to be made, one or more Equity Contributions to the other Borrower Entities:

(a) to ensure that the Total Funding Plan for the Projects will be sufficient to pay all remaining Project Costs for each Project and to achieve the Project Completion Date for such Project by no later than the final Milestone Completion Longstop Date for such Project;

(b) as and when required by the Sources and Uses Plan and the Construction and Tool Installation Budget to enable the Borrower Entities to pay for Project Costs in accordance with this Agreement;

(c) to ensure that each Borrower Entity will be able to pay its debts as they become due and maintain sufficient capital as is reasonably necessary to satisfy all of its current and anticipated obligations; and

(d) in order to satisfy the obligations of the Borrower pursuant to Section 7.8 (Diligent Execution of Projects).

Section 7.10. Equipment. Each Borrower Entity shall own, maintain, repair and replace, or cause to be owned, maintained, repaired and replaced, as applicable, all material Properties and equipment, spare parts, and inventory necessary for the operation and maintenance of any Project in accordance with the Financing Documents and Prudent Industry Practice.

Section 7.11. Intellectual Property.

(a) Each Borrower Entity shall at all times: (i) acquire and maintain ownership of all Project IP then required; or (ii) obtain and maintain its licenses or rights to use all other Project IP owned by any other Person then required, in each case, as applicable at the relevant time.

(b) Each Borrower Entity shall take all commercially reasonable steps to protect the secrecy and confidentiality of all the Trade Secrets of any Borrower Entity included in the Project IP, or with respect to which any Borrower Entity has any confidentiality obligation (including by having and enforcing a policy requiring all current and former employees, consultants, licensees, vendors, and contractors to execute appropriate confidentiality and invention assignment agreements).

(c) Each Borrower Entity shall, promptly upon the reasonable request of the Department, execute (or procure the execution of) and deliver to the Department any document and take all actions necessary to acknowledge, confirm, register, record, or perfect the Collateral Agent’s security interest in any part of the Project IP (including the filing of any Project IP Security Agreement with the United States Patent and Trademark Office, the United States Copyright Office, or the corresponding entities in any applicable jurisdiction), whether such interest is now owned or hereafter acquired (whether by application, registration, purchase or otherwise).

(d) In the event that any Borrower Entity has Knowledge of any breach or violation of any of the terms or conditions of any Project IP Agreement or that any material Project IP owned by any Borrower Entity is infringed, misappropriated, or otherwise violated by any Person, such Borrower Entity shall take, or cause to be taken, such actions or inactions that are, in such Borrower Entity’s reasonable judgment, appropriate under the circumstances (taking into account Applicable Law with respect to such infringement, misappropriation, or other violation), and protect its rights in such Project IP.

(e) In the event that any Borrower Entity has Knowledge of any Action alleging that any Borrower Entity, or any of their respective businesses, or the development, design, engineering, procurement, construction, starting up, commissioning, ownership, operation, use, or maintenance of any Project, is infringing, misappropriating, or otherwise violating any Intellectual Property of any Person, such Borrower Entity shall take such actions that are, in its reasonable business judgment, appropriate under the circumstances to avoid or avert a material adverse effect on any Project.

(f) Subject to the protections for confidential information described in paragraph (b) above to protect, enforce, preserve, and maintain the interests of the Borrower Entities in and to the Project IP, make available all information related to each Project, including all patents, Technology, Intellectual Property, and proprietary rights owned or controlled by any Borrower Entity and utilized in the construction, start-up or operation of any Project, as may be reasonably necessary in order to determine the technical progress, soundness of financial condition, management stability, compliance with applicable Environmental Laws, adequacy of health and safety conditions, and all other matters with respect to any Project.

(g) Each Borrower Entity shall and does hereby grant, and shall cause each licensor of Project IP under a Project IP Agreement to grant or otherwise permit to grant, to the Secured Parties a Secured Parties’ License.

(h) Each Borrower Entity shall ensure that each license agreement that constitutes a Project IP Agreement grants to it: (i) a direct, and transferable, or sublicensable license; or (ii) an irrevocable, perpetual, and transferable or sublicensable sublicense, to any Project IP that is owned by any other Borrower Entity or that is either material to (or otherwise embedded in) any Project or not readily replaceable; provided, that with respect to any Project IP owned by any other Borrower Entity, each such license and sublicense is fully paid-up and royalty-free for the Borrower.

Section 7.12. Required Approvals. Each Borrower Entity shall procure or otherwise cause the procurement of each Required Approval at or prior to such time as such Required Approval is required or necessary for the diligent execution of any Project and maintain, or cause to be maintained, each such Required Approval in full force and effect and comply in all material respects with the terms thereof.

Section 7.13. Corporate Separateness. Each Borrower Entity shall do all things necessary to maintain its corporate existence separate and apart from each other Borrower Entity.

Section 7.14. Public Announcements. Each Borrower Entity shall, prior to the making thereof, coordinate with the Department with respect to any public statement or announcement made by such Borrower Entity:

(a) in connection with material developments in respect of any Project (including, inter alia, any Project’s ground-breaking ceremony or going into operation) or satisfaction of any Disbursement Milestone; or

(b) that directly refers to any Award or the DOC Guarantee or any Financing Document (including by submitting the full text of any proposed public statement to the Department for review and refraining from making any such public statement without the Department’s prior written approval), in each case of paragraphs (a) and (b) above, other than any such statements that are, as may be determined by any Borrower Entity or any Affiliate thereof: (x) required by or to comply with Applicable Law or stock exchange rules or regulations applicable to such Person, or (y) made in connection with any Action brought by or against the Borrower Entities or any of their Affiliates;

Section 7.15. Federal Requirements.

(a) Sanctions, Export Control Laws, Anti-Money Laundering Laws, and Anti-Corruption Laws. Each Borrower Entity shall:

(i) comply with all Sanctions and applicable Export Control Laws in all respects, except for any actual or potential violations that involve only unintentional minor, technical infractions of an Export Control Law (including, for the avoidance of doubt, an Export Control Law which also constitutes a Sanction), which either (A) were voluntarily self-disclosed to BIS within sixty (60) days of such Borrower Entity becoming aware of the violation, and, promptly resulted in the issuance of a warning or no action letter by BIS; or (B) otherwise could not reasonably be expected to give rise to an enforcement action, or the imposition of any fine or penalty by any Governmental Authority;

(ii) comply with all Anti-Money Laundering Laws, and Anti-Corruption Laws in connection with its activity under any Financing Document or otherwise in connection with each Project or transaction contemplated by the Financing Documents;

(iii) maintain in effect policies and procedures reasonably designed to promote and achieve compliance with all applicable Sanctions, Export Control Laws, Anti-Money Laundering Laws, and Anti-Corruption Laws;

(iv) maintain in effect disclosure controls and procedures to provide reasonable assurance that material information regarding such Borrower Entity’s compliance with Applicable Laws (including Sanctions, Export Control Laws, Anti-Money Laundering Laws, and Anti-Corruption Laws) is made known to Principal Persons of such Borrower Entity and the Borrower; and

(v) take all responsible and prudent steps to ensure that each of its directors, officers, employees, agents, and representatives comply with applicable Sanctions, Export Control Laws, Anti-Money Laundering Laws, and Anti-Corruption Laws.

(b) Prohibited Persons; Foreign Entities of Concern. The Borrower Entity Agent shall provide written notice to the Department as soon as practicable from the date that any Borrower Entity knew or should have known that any Principal Person of the Borrower or any other Borrower Entity has become a Prohibited Person or any Borrower Entity has become a Foreign Entity of Concern. For the purposes of this paragraph (b), (i) the date that any Borrower Entity “should have known” such Principal Person became a Prohibited Person shall include, if applicable, (A) the date on which such Principal Person was identified on any Sanctions List; and (B) the date on which such Principal Person became domiciled in a Sanctioned Country; and (ii) the date that any Borrower Entity “should have known” that such Borrower Entity became a Foreign Entity of Concern shall include, if applicable, the date on which the change in ownership or management that made such Borrower Entity a Foreign Entity of Concern occurred.

(c) Lobbying Restriction. Each Borrower Entity shall:

(i) comply with all requirements of 31 U.S.C. §1352, as amended, including the requirement that no proceeds of any FFB Advance be expended by the Borrower or any of its Affiliates to pay any Person for influencing or attempting to influence an officer or employee of any federal agency, a member of the U.S. Congress, an officer or employee of the U.S. Congress, or an employee of a member of Congress in connection with the making of any Award or the DOC Guarantee or any other action described in 31 U.S.C. §1352(a)(2) and with the implementing regulations at 15 C.F.R. Part 28; and

(ii) disclose to the Department any registrations under the Lobbying Disclosure Act (2 U.S.C. § 1601 et seq.) or the Foreign Agents Registration Act (22 U.S.C. § 611 et seq.) related to the Projects.

(d) Loan Program Requirements. Each Borrower Entity shall, and shall cause each other Borrower Entity to, comply with each of the Loan Program Requirements set forth in Annex D (Loan Program Requirements).

(e) Davis-Bacon Act. The Borrower shall comply with the affirmative covenants set forth in Section 3 (Affirmative Covenants) of Annex E (Davis-Bacon Act Requirements).

(f) ERISA.

(i) The Borrower shall, and shall cause its ERISA Affiliates to, maintain all Employee Benefit Plans that are presently in existence or may, from time to time, come into existence, in compliance with terms of any such Employee Benefit Plan, ERISA, the Internal Revenue Code, and all other Applicable Laws, except, in each case, as could not be reasonably expected to result in a Material Adverse Effect.

(ii) The Borrower shall, and shall cause its ERISA Affiliates to, ensure that no ERISA Event with respect to any Employee Benefit Plan occurs that would reasonably be expected to result in a Material Adverse Effect.

(g) Guardrail Provisions. Each Borrower Entity shall, and shall cause each other Borrower Entity to, comply with the Guardrail Provisions and each Mitigation Agreement, if any, required pursuant to the Guardrail Provisions.

(h) Compliance with Whistleblower Protections. Each Borrower Entity shall:

(i) promptly disclose in writing, (A) to each of the Director of the CHIPS Program Office, the Department’s Chief Counsel for Semiconductor Incentives and the OIG, whenever, in connection with this Agreement or a Project, such Borrower Entity has credible evidence that a principal, officer, director, employee, agent, or entity has committed a violation of (1) federal criminal law involving fraud, conflict of interest, bribery, or gratuity violations (see Title 18 of the United States Code); or (2) the Civil False Claims Act (see 31 U.S.C. §§3729-3733); and (B) to the OIG (through https://www.oig.doc.gov/Pages/Hotline.aspx), whenever, in connection with this Agreement or a Project, it has credible evidence of fraud, waste, and abuse;

(ii) comply with 41 U.S.C. § 4712 and the whistleblower protections afforded to employees thereby to not discharge, demote, or otherwise discriminate against an employee as a reprisal for disclosing to a Body of Information that the employee reasonably believes is evidence of gross mismanagement of any Award, a gross waste of any Award, an abuse of authority relating to any Award, a substantial and specific danger to public health or safety, or a violation of law, rule, or regulation related to a Federal award, subaward, or contract under a Federal award or subaward; and

(iii) inform its employees and contractors in writing, in the predominant native language of the workforce, of the foregoing rights under this paragraph (h).

Section 7.16. Code of Conduct; Conflict of Interest.

(a) Each Borrower Entity shall establish and maintain written standards of conduct that include: (i) safeguards to prohibit any Principal Persons and such Borrower Entity’s employees from using their positions for a purpose that constitutes or presents the appearance of personal or organizational Conflict of Interest, or personal gain in the administration of any Award or the transactions contemplated hereby; and (ii) the performance of such Borrower Entity’s employees engaged in the selection, award and administration of contracts.

(b) Each Borrower Entity shall only provide any in-kind goods or services for the purposes of transportation, travel, or any other expenses for any United States federal government employee to the extent it falls within a permissible exception or de minimis threshold in accordance with Applicable Law.

Section 7.17. Authorized Purpose. Each Borrower Entity shall use, construct, and operate each Project, or otherwise cause each Project to be used, constructed and operated, as the case may be, in accordance with its Authorized Purpose.

Section 7.18. Liquidity Requirements; Financial Covenants.

(a) The Borrower shall raise the following equity amounts (and if applicable, proceeds from the Permitted Convertible Loan Notes) (excluding, for the avoidance of doubt, Excluded LCM Europe Equity Proceeds) by the applicable date specified below:

(i) on or prior to December 31, 2026, an aggregate amount equal to one billion four hundred fifty million Dollars ($1,450,000,000) plus any initial Working Capital Facility Collateral, such that Cumulative Equity Raised as of such date is no less than such aggregate amount;

(ii) on or prior to March 31, 2027, an additional amount equal to the aggregate of three hundred seventy-five million Dollars ($375,000,000) plus the Total Serra Verde Cash Acquisition Costs plus any additional Working Capital Facility Collateral, such that Cumulative Equity Raised as of such date is no less than an amount equal to the aggregate of: (A) one billion eight hundred twenty-five million Dollars ($1,825,000,000) plus (B) the Total Serra Verde Cash Acquisition Costs plus (C) the total Working Capital Facility Collateral; and

(iii) on or prior to December 31, 2027, an additional amount equal to the aggregate of eight hundred seventy-five million Dollars ($875,000,000) plus any additional Working Capital Facility Collateral, such that Cumulative Equity Raised as of such date is no less than an amount equal to the aggregate of: (A) two billion seven hundred million Dollars ($2,700,000,000) plus (B) the Total Serra Verde Cash Acquisition Costs plus (C) the total Working Capital Facility Collateral (such aggregate amount, the “Total Equity Raise Requirement”);

provided that the Borrower’s obligations to raise equity under this paragraph (a) shall be reduced by an amount equal to the aggregate amount of any Eligible Serra Verde Dividends, applied against such obligations in inverse chronological order.

(b) The Borrower shall maintain, on a Consolidated Basis, at least one hundred million Dollars ($100,000,000) in Unrestricted Cash at all times.

(c) The Borrower shall maintain, on a Consolidated Basis, at all times with respect to each Calculation Date occurring on and following the occurrence of the First Scheduled Prepayment Date for any FFB Note:

(i) a Historical Fixed Charge Coverage Ratio of at least 2.00:1.00; and

(ii) a Projected Fixed Charge Coverage Ratio of at least 2.00:1.00.

(d) The Borrower shall maintain, on a Consolidated Basis, a Book Value to Cumulative Debt Ratio of:

(i) at all times on and following the Award Date but prior to the occurrence of the First Scheduled Prepayment Date for any FFB Note, at least 2.00:1.00; and

(ii) at all times on and following the occurrence of the First Scheduled Prepayment Date for any FFB Note, at least 1.50:1.00.

Section 7.19. Key Person Requirements.

(a) The Borrower shall ensure that either the Award Date Key Person A or a Satisfactory Replacement Employee employed in accordance with paragraph (d) below, as applicable, is and remains employed as an employee of the Borrower, that such individual’s duties as an employee are substantially similar to those duties carried out by the Award Date Key Person A as of the Award Date and that such Key Person carries out all such duties, in each case, until each Project has achieved its Project Completion Date;

(b) The Borrower shall ensure that either the Award Date Key Person B or a Satisfactory Replacement Employee employed in accordance with paragraph (d) below, as applicable, is and remains employed as an employee of the Borrower, that such individual’s duties as an employee are substantially similar to those duties carried out by the Award Date Key Person B as of the Award Date and that such Key Person carries out all such duties, in each case, until each Project has achieved its Project Completion Date.

(c) The Borrower shall ensure that either (i) at least three (3) of the four (4) individuals comprising the Award Date Key Person Group C, (ii) at least three (3) Satisfactory Replacement Employees employed in accordance with paragraph (d) below, as applicable or (iii) a combination of the foregoing (such that there are a total of no less than three Key Person Group C individuals at any time), as the case may be, are and remain employed as employees of the Borrower, that each such individual’s duties as an employee are substantially similar to those duties carried out by the relevant Award Date Key Person C as of the Award Date and that such Key Person carries out all such duties, in each case, until each Project has achieved its Project Completion Date.

(d) In the event the Borrower ceases at any time to be in compliance with any of paragraph (a), (b) or (c) above, as promptly as possible and in any event not to exceed six (6) months from the date of resignation or termination of the relevant Key Person or other event giving rise to such non-compliance, as applicable, the Borrower shall employ or engage a replacement employee who, in each case, (i) is satisfactory to the Department (such approval not to be unreasonably withheld) and (ii) has equivalent or superior expertise relevant to the role of the Key Person being replaced (each such newly employed, engaged or elected individual, a “Satisfactory Replacement Employee”).

Section 7.20. Books, Records and Inspections; Accounting and Auditing Matters.

(a) Each Borrower Entity shall:

(i) keep proper records and books of account in which full, true, and correct entries in accordance with the Applicable Accounting Requirements and all Applicable Laws are made in respect of all dealing and transactions relating to the Project-related business and activities of such Borrower Entity; and

(ii) maintain adequate internal controls, reporting systems and cost control systems that are designed to ensure that such Borrower Entity satisfies its obligations under the Financing Documents:

(A) for overseeing its financial operations, including its cash management, accounting and financial reporting;

(B) for overseeing its relationship with the Department;

(C) for facilitating the effective and accurate audit and performance evaluation of any Project; and

(D) for maintaining such records as are necessary to facilitate an effective and accurate audit and performance evaluation of any Project as required by the CHIPS Act and the Guardrail Regulations.

(b) Each Borrower Entity shall:

(i) reasonably cooperate with the Department, OIG, and the Consultants regarding any Project upon the Department’s request in connection with monitoring the construction, operation, and performance of such Project and the compliance by the Borrower Entities with the Financing Documents;

(ii) upon reasonable notice and at reasonable times during normal business hours, and subject to reasonable access restrictions and security controls, permit officers and designated representatives of the Department, its agents, OIG, the Comptroller General, and the Consultants to visit, audit, and inspect each Project and any other facilities and Properties of any Borrower Entity, in connection with (A) determining whether Disbursement Milestones have been achieved; (B) monitoring any Borrower Entity’s progress on any Disbursement Milestone; or (C) performing any audit or investigation of a Project or any Borrower Entity;

(iii) perform an audit of each Project in accordance with generally accepted government auditing standards, if so requested by the Department, its employees, its agents, OIG, the Comptroller General or their authorized representatives;

(iv) cooperate with any reasonable request of the Department, its employees, its agents, OIG, the Comptroller General or their authorized representatives for information or documentation deemed necessary by such party to respond to any audit, evaluation, compliance review, or congressional inquiry, including, but not limited to, the biannual GAO audit requirement described in 15 U.S.C. § 4652(c) of the CHIPS Act and the compliance review authorized by 15 U.S.C. § 4652(a)(6)(C) of the CHIPS Act with respect to an Event of Default under Section 9.1(a)(iii) (Expansion Clawback Event); and

(v) provide to officers and designated representatives of the Department, its agents, OIG, the Comptroller General and the Consultants access to any pertinent books, documents, papers, and records of any Borrower Entity related to any Project for the purpose of audit, examination, inspection, and monitoring as may be reasonably requested by the Department in connection with the Financing Documents.

(c) Each Borrower Entity shall retain all records relating to Eligible Uses of Funds by it with respect to which FFB Advances were made for a minimum of three (3) years after the date of the last FFB Advance.

Section 7.21. Maintenance of Existence; Property. Each Borrower Entity shall:

(a) preserve and maintain (i) its legal existence and organizational status and (ii) all of its licenses, rights, privileges, and franchises material to the conduct of its business or any Project;

(b) keep (or cause to be kept) all its Properties and IT Systems in good working order and condition to the extent necessary to ensure that its business can be conducted properly and in compliance with the CHIPS Act and all other Applicable Laws, the Required Approvals and its Organizational Documents at all times; and

(c) except as otherwise permitted hereunder, preserve and maintain good and marketable title to or leasehold interest in or rights to the Collateral and such rights to use each Project Site as are necessary to construct, operate, and maintain the Projects in accordance with the requirements of the Transaction Documents and shall, at its own expense, take all actions to ensure that: (i) it or another Borrower Entity has sufficient rights to the Project Sites as is necessary for the development, construction, and operation of the Projects as contemplated by the Transaction Documents; and (ii) at all times on and following the date of the first FFB Advance, each Title Policy has been issued by the relevant Title Company and is in full force and effect insuring that the applicable Real Property Security Document creates a legal, valid, and enforceable First Priority Lien on the relevant Project Site subject only to Permitted Liens.

Section 7.22. SAM Registration. The Borrower shall maintain its SAM database registration at all times.

Section 7.23. Independent Accountant. Each Borrower Entity shall at all times maintain one or more engagements with independent public accountants of nationally recognized standing.

Section 7.24. Contractual Remedies. Each Borrower Entity shall diligently pursue all contractual remedies available to it to cause each Major Project Participant to: (a) comply with and conduct its Property, business and operations in compliance in all material respects with all Applicable Laws; and (b) procure, maintain and comply in all material respects with all Required Approvals.

Section 7.25. Metal/Mine Customer Commitments. With respect to the Round Top Mine Project, the Stillwater Metal Project and the Metal Project 2, the Borrower shall enter into, or shall cause such other relevant Borrower Entity as may be applicable to enter into, no later than the date of the first FFB Advance made with respect to such Project, and maintain in full force and effect for such Project one or more Metal/Mine Customer Commitments for the sale of Product throughout the stated term thereof (unless replaced by another Metal/Mine Customer Commitment) and, thereafter, renew such commitment(s) or enter into additional commitments, such that, with respect to each Project, the relevant Borrower Entities have in place Metal/Mine Customer Commitments for the sale of no less than for the Round Top Mine Project, the Stillwater Metal Project, and the Metal Project 2 respectively, 80% of the volume of the respective Project as indicated in the Base Case Financial Model for the following four (4) quarters including the current quarter as indicated in the Base Case Financial Model, unless otherwise agreed in writing by the Department. The Borrower shall deliver true and correct copies to the Department of all Metal/Mine Customer Commitments no later than five (5) Business Days following the execution thereof by the relevant Borrower Entity.

Section 7.26. Magnet Purchase Commitments. With respect to the Stillwater Magnet Project and the Magnet Project 2, it shall ensure that at all times on and following the date of achievement of any Disbursement Milestone for which a minimum aggregate Magnet Purchase Commitment of any Product is required in accordance with the Disbursement Milestone Schedule, the relevant Borrower Entities shall maintain in full force and effect, and comply with the terms of, Magnet Purchase Commitments evidencing commitments for the sale of the relevant Product in an aggregate sales volume of no less than the minimum cumulative amount specified for such Disbursement Milestone in the Disbursement Milestone Schedule. The Borrower shall deliver true and correct copies to the Department of all Magnet Purchase Commitments no later than five (5) Business Days following the execution thereof by the relevant Borrower Entity.

Section 7.27. Acceptance and Start-up Testing. The Borrower and each other relevant Borrower Entity shall (i) consult with and provide, or cause to be provided, reasonable notice to the Department regarding provisions related to start-up and testing of each Project’s Facility and equipment pursuant to the applicable Major Project Documents; (ii) provide the Department with the opportunity to observe the start-up and testing of each Project; and (iii) at the request of the Department, provide the Department with any data or reports received by the Borrower in connection with any of the start-up and testing of any Project.

Section 7.28. Operating Plan; Operations.

(a) With respect to each Project, from and after the commencement of commercial operations for such Project or the commencement of commercial operations of any part thereof, the Borrower shall cause such Project, or such portions thereof that have begun commercial operations, to operate in all material respects pursuant to each Operating Plan then in effect. The Borrower shall conduct, and shall cause any relevant Acceptable Operator to conduct, the operations of such Project in accordance with, in all material respects, the relevant Transaction Documents, the applicable Operating Plan, and Prudent Industry Practice.

(b) Each Borrower Entity shall own, maintain, repair, and replace (or cause to be owned, maintained, repaired and replaced) all equipment, spare parts, and inventory necessary for the operation and maintenance of any Project in accordance with, in all material respects, Transaction Documents, the Operating Plans and Prudent Industry Practice.

(c) Each Borrower Entity shall maintain, or cause to be maintained, at each Project Site, a complete set of plans and specifications for the relevant Project.

Section 7.29. Operating Budget.

7.29.1 With respect to each Project, no later than thirty (30) days prior to the beginning of each Fiscal Year after the commencement of commercial operations for such Project has occurred, the Borrower shall prepare and submit to the Department, the Operating Budget and an updated Base Case Financial Model for such Project for the succeeding Fiscal Year. Each such Operating Budget shall be consistent with the relevant updated Base Case Financial Model and be accompanied by a certification of an Authorized Officer of the Borrower that, to the best of such Authorized Officer’s Knowledge, such Operating Budget is a reasonable estimate for the period covered thereby for the relevant Project. Each Operating Budget and updated Base Case Financial Model delivered pursuant to this Section 7.29 shall:

(a) be prepared in good faith on the basis of all facts and circumstances then existing and known to the Borrower Entities, and assumptions, that each Borrower Entity believes to be reasonable as to all factual and legal matters material to such estimates (each of which, including relevant calculations and back-up materials, shall be set forth in reasonable detail in such Operating Budget or updated Base Case Financial Model, as applicable), and reflect the Borrower Entity’s best estimate of the future revenues and expenditures to be received or incurred by the relevant Borrower Entities in connection with the applicable Project;

(b) be based on the same format and maintained substantially on the same basis as, and provide sufficient detail to permit a meaningful comparison to the relevant Project’s Operating Budget for the previous Fiscal Year (in the case of the Operating Budget) and to the then-existing Base Case Financial Model (in the case of the updated Base Case Financial Model); and

(c) in the case of the Operating Budget, include the following:

(i) fair and good faith reasonable estimates of the Operating Revenues expected to be received in connection with such Project, Operating Costs (on an individual line item basis), Debt Service and Capital Expenditures for such Project for each period covered by such Operating Budget;

(ii) a summary of the relevant Project’s major maintenance schedule to the end of the then current long-term major maintenance cycle (and related scheduled outages), and the relevant Borrower Entity’s fair and good faith reasonable estimates of any Capital Expenditures for such Project during such maintenance cycle, or that are otherwise expected to be incurred in the succeeding five (5) years and the envisioned effect of any contemplated major maintenance activities or such Capital Expenditures on such Project’s operations, along with a schedule detailing the timing for Capital Expenditures (if any) for such Project during the current Fiscal Year and in the succeeding five (5) years; and

(iii) an analysis of compliance with, and deviations from, the Operating Budget for the Fiscal Year immediately preceding the Fiscal Year to which such Operating Budget relates.

7.29.2 If at any time during any Fiscal Year, Operating Costs to be paid for any Project during the balance of such Fiscal Year exceed or could reasonably be expected to cause the aggregate amount of Operating Costs incurred for such Project in the relevant Fiscal Year to exceed one hundred ten percent (110%) of the aggregate amount of Operating Costs reflected in the then-current Operating Budget for such Project for such Fiscal Year, the Borrower shall deliver an updated Operating Budget and an updated Base Case Financial Model for such Project to the Department.

Section 7.30. Performance of Obligations. Each Borrower Entity shall: (a) perform and observe all of its covenants and obligations contained in any Financing Document, Major Project Document, or Required Approval; (b) take all reasonable and necessary action to prevent the termination, suspension or cancellation of any Financing Document, Major Project Document, or Required Approval (except for (i) the expiration of any Financing Document, Major Project Document, or Required Approval in accordance with its terms and not as a result of a breach or default thereunder by any Borrower Entity, and (ii) the termination or cancellation of a Major Project Document that the applicable Borrower Entity replaces as permitted herein); and (c) enforce against the relevant Major Project Participant in accordance with its terms each material covenant or obligation under each Major Project Document to which such Major Project Participant is a party. With respect to Project Documents that are not Major Project Documents, each Borrower Entity shall do all such things except to the extent that the failure to do so could not reasonably be expected to materially and adversely affect any Borrower Entity or any Project.

Section 7.31. Creation and Perfection of Security Interests; Additional Documents; Filings and Recordings.

(a) Each Borrower Entity shall execute and deliver, from time to time, as reasonably requested by the Department or the Collateral Agent at the expense of such Borrower Entity, such other documents as shall be necessary or advisable or that the Department and the Collateral Agent may reasonably request in connection with the rights and remedies of the Department and the Collateral Agent granted or provided for by any Transaction Document and to consummate the transactions contemplated therein.

(b) Each Borrower Entity shall, at its own expense, take all actions that have been or shall be requested by the Department or the Collateral Agent or that such Borrower Entity knows are necessary to establish, maintain, protect, perfect, and continue the perfection of the first priority (subject to Permitted Liens) security interests of the Secured Parties created by the Security Documents in all assets relating in any manner to any Project and shall furnish timely notice of the necessity of any such action, together with such instruments, in execution form, and such other information as may be required or reasonably requested to enable any appropriate Secured Party to effect any such action. Without limiting the generality of the foregoing, each Borrower Entity shall, at its own expense, (i) execute or cause to be executed and shall file or cause to be filed or register or cause to be registered and record or cause to be recorded all documents (including financing statements, continuation statements, fixture filings and mortgages, or deeds of trust) and pay all fees, Taxes, and Periodic Expenses in connection therewith, in all places necessary or advisable (in the reasonable opinion of counsel for the Department or the Collateral Agent) to establish, maintain, preserve, protect, or continue the validity, perfection, or priority of such Liens and in all other places that the Department or the Collateral Agent shall reasonably request, (ii) discharge all other Liens (other than Permitted Liens), (iii) deliver or publish all notices to third parties that may be required to establish, maintain, preserve, protect, or continue the validity, perfection or priority (subject to Permitted Liens) of any Lien created pursuant to the Security Documents, (iv) deliver, or cause to be delivered, to the Collateral Agent all required membership interest certificates (or similar) and related transfer powers and proxies, and (v) cause to be delivered to the Department and Collateral Agent such opinions of counsel and other related documents as may be reasonably requested by the Department or the Collateral Agent to assure compliance with this Section 7.31.

Section 7.32. Delivery of Principal Prepayment Schedules. With respect to each FFB Note:

(a) no later than twenty (20) Business Days prior to the First Scheduled Prepayment Date for such FFB Note, the Borrower shall deliver to the Department a principal prepayment schedule, substantially in the form attached as Exhibit D (Form of Principal Prepayment Schedule) hereto and otherwise satisfactory to the Department, reflecting a straight-line amortization across each Scheduled Prepayment Date for such FFB Note of the aggregate principal amount (inclusive of capitalized interest) of all FFB Advances which will be, or are reasonably expected to be, outstanding as of such First Scheduled Prepayment Date (after giving effect to any interest to be capitalized on any such FFB Advances under such FFB Note in accordance with the terms thereof); and

(b) no later than ten (10) Business Days following delivery by the Department of any Principal Prepayment Deferral Notification with respect to any FFB Note, the Borrower shall deliver to the Department an updated Principal Prepayment Schedule, in form and substance satisfactory to the Department, reflecting all applicable Deferred Principal Prepayment Reallocations across the remaining Scheduled Prepayment Dates (but excluding any other Deferred Principal Prepayment Dates, to the extent applicable) for such FFB Note; provided that, for purposes of Section 9.1(c)(iii) (Other Breaches Under Financing Documents), any failure by the Borrower to comply with this paragraph (b) shall be subject to a cure period of ten (10) Business Days.

Section 7.33. Execution of Project Contracts. Prior to a Borrower Entity’s execution of any contract or agreement subsequent to the date hereof that is necessary for or material to the construction and operation of a Project and which (a) has a term of greater than one (1) year and (b) obligates such Borrower Entity to make payments in an aggregate amount exceeding ten million Dollars ($10,000,000) in total in the case of a single contract or annually in the case of multiple contracts with the same counterparty, the Borrower Entity Agent shall submit on behalf of the relevant Borrower Entity a copy of the relevant contract or agreement along with a summary of key terms to the Department for its review and consent. The Department shall have ten (10) Business Days to review such contract or agreement and provide its consent. If the Department fails to respond to the Borrower Entity Agent’s request within this ten (10) Business Day period, the relevant Borrower Entity may execute such contract or agreement without the Department’s prior consent, provided that the Department shall have up to ninety (90) days to designate such contract or agreement a Major Project Document.

Section 7.34. Serra Verde Acquisition and Serra Verde Holdco.

(a) Each Borrower Entity shall ensure that as of the later of (x) the date of the Serra Verde Acquisition and (y) the date of the first FFB Advance:

(i) all requirements of the Project Security Agreement relating to the pledge of equity interests in Serra Verde Holdco thereunder have been complied with; and

(ii) the Department shall have received a true and correct copy of the Organizational Documents of Serra Verde Holdco;

(b) each Borrower Entity shall ensure that, no later than thirty (30) days after the date of the Serra Verde Acquisition, the Department shall have received, in form and substance satisfactory to it, a calculation of the Total Serra Verde Cash Acquisition Costs, certified by a Financial Officer of the Borrower;

(c) each Borrower Entity shall ensure that, from and after the formation thereof, Serra Verde Holdco preserves and maintains (i) its legal existence and organizational status and (ii) all of its licenses, rights, privileges, and franchises material to the conduct of its business; and

(d) each Borrower Entity shall ensure that Serra Verde Holdco shall not:

(i) enter into any partnership, profit-sharing or royalty agreement or other similar arrangement whereby Serra Verde Holdco’s income or profits are, or might be, shared with any other Person;

(ii) make any Investments;

(iii) incur, assume, guarantee or permit to exist, or otherwise become liable for, Indebtedness; provided that this sub-paragraph (iii) shall not be construed to prohibit Serra Verde Holdco from granting a Lien on its Equity Interests in Middlebury Merger Sub Ltd. pursuant to the Serra Verde Mortgage of Shares;

(iv) make any Capital Expenditure in any year;

(v) create, assume or agree to create or assume, or otherwise permit to exist any Lien upon any of its Property, whether now owned or hereafter acquired, or in any proceeds or income therefrom, other than any Lien by Serra Verde Holdco on its Equity Interests in the Serra Verde Borrower or Middlebury Merger Sub Ltd., as the case may be, created pursuant to the Serra Verde Mortgage of Shares and the Serra Verde Call Option Agreement;

(vi) form or have any direct Subsidiaries, other than Middlebury Merger Sub Ltd.;

(vii) enter into any partnership or a joint venture;

(viii) acquire any direct Equity Interests in or make any capital contribution to any other Person, other than Middlebury Merger Sub Ltd.;

(ix) permit any restriction on its ability to declare, make, or authorize any dividend or any other payment or distribution of cash or Property to USARE LLC; provided that, for the avoidance of doubt, for purposes of this sub-paragraph (ix), any (A) contractual restriction agreed to by Serra Verde Holdco with respect to Serra Verde Holdco’s ability to make or declare dividends or other distributions with respect to its Equity Interests in Middlebury Merger Sub Ltd.; (B) contractual restriction agreed to by a Subsidiary of Serra Verde Holdco with respect to such Subsidiary’s ability to make or declare dividends or other distributions; (C) Lien granted by Serra Verde Holdco or such a Subsidiary, or any foreclosure on such a Lien; and (D) any transfer of the Equity Interests in Middlebury Merger Sub Ltd. as a result of the exercise of the call option pursuant to the Serra Verde Call Option Agreement, in each case, shall be deemed not to constitute a restriction on the ability of Serra Verde Holdco to make dividends or other payments or distributions to USARE LLC;

(x) enter into any transaction of merger or consolidation for which Serra Verde Holdco shall not be the surviving entity of such transaction without the prior written consent of the Department;

(xi) amend or modify its Organizational Documents if such change could reasonably be expected to affect its ability to declare, make, or authorize any dividend or any other payment or distribution of cash or Property to USARE LLC;

(xii) amend or modify its legal form, its accounting policies, its reporting practices, its Fiscal Year or its capital structure (including the issuance of any options, warrants or other rights with respect thereto), in each case, if such change could reasonably be expected to have a Material Adverse Effect on the Department’s rights to receive any payments under the Financing Documents; or

(xiii) engage directly or indirectly in any business other than as a holding company for Middlebury Merger Sub Ltd. and its Subsidiaries after giving effect to the Serra Verde Acquisition.

Section 7.35. Permitted Convertible Loan Notes. No later than five (5) Business Days after the date of issuance of any Permitted Convertible Loan Note, the Borrower shall deliver to the Department a true and correct copy thereof, as certified by an Authorized Officer of the Borrower.

Section 7.36. Working Capital Facility. The Borrower shall deliver to the Department a true and correct copy, as certified by an Authorized Officer of the Borrower, of all credit documentation entered into in connection with any Working Capital Facility, as and when such Working Capital Facility is required to be entered into in accordance with the Disbursement Milestone Schedule and in any event no later than June 30, 2027.

Section 7.37. Indian Ocean Rare Metals. Each Borrower Entity covenants and agrees that:

(a) such Borrower Entity shall ensure that as promptly as possible and in any event no later than the date falling fourteen (14) months after the Award Date (or such later date as the Department may approve in writing in its sole discretion), Indian Ocean Rare Metals shall have completed its liquidation and winding up and shall have delivered, or caused to be delivered, evidence to the Department (in form and substance satisfactory to it) of the same; and

(b) upon the later of (i) promptly after the completion of the liquidation of Indian Ocean Rare Metals (and in any event no later than the date falling fifteen (15) months after the Award Date (or such later date as the Department may approve in writing in its sole discretion)) and (ii) the date of the first FFB Advance, all requirements of the Debenture relating to the pledge of equity interests in LCMG shall have been complied with.

Section 7.38. Reimbursement of Funds for LCM Europe. If any Borrower Entity makes a Permitted LCM Europe Investment in reliance on clause (c) of the definition thereof, then such Borrower Entity shall (a) ensure that, by no later than the scheduled funding date with respect to the applicable LCM Europe Committed Capital (or applicable portion thereof) as set forth in the agreement governing such LCM Europe Committed Capital (as in effect on the date approved by the Department in accordance with the definition thereof), the Borrower receives a reimbursement of such Permitted LCM Europe Investment from LCM Europe in an aggregate amount at least equal to the portion of such LCM Europe Committed Capital that is scheduled to be funded on such scheduled funding date and (b) no later than five (5) Business Days after such scheduled funding date, deliver evidence to the Department, in form and substance satisfactory to it, of such reimbursement; provided that, if the applicable counterparty fails to fund all or any portion of the LCM Europe Committed Capital on such scheduled funding date, then such Borrower Entity’s failure to receive such a reimbursement shall not constitute a breach of this Section 7.38 if within thirty (30) days after such scheduled funding date, the Borrower (x) obtains Excluded LCM Europe Equity Proceeds in an amount at least equal to the amount of LCM Europe Committed Capital that was not so funded on such scheduled funding date and (y) delivers evidence to the Department, in form and substance satisfactory to it, of the receipt of such Excluded LCM Europe Equity Proceeds.

Section 7.39. Hamer LLC. Each Borrower Entity shall, as soon as practicable (and in any event within thirty (30) days) after the closing of the TMRC Acquisition:

(a) cause Hamer LLC to execute and deliver to the Department a joinder to this Agreement in form and substance satisfactory to the Department;

(b) to the extent the Project Security Agreement has been executed, cause Hamer LLC to execute a joinder to the Project Security Agreement in form and substance satisfactory to the Department and ensure that all requirements of the Project Security Agreement relating to Hamer LLC have been complied with; and

(c) ensure that the Department shall have received a true and correct copy of the Organizational Documents of Hamer LLC.

Article 8

NEGATIVE COVENANTS

Each Borrower Entity covenants and agrees that until the Release Date, unless the Department waives compliance in writing:

Section 8.1. Prohibited Persons; Foreign Entities of Concern.

(a) It shall not become (whether through a transfer or otherwise) a Prohibited Person or Foreign Entity of Concern.

(b) It shall not use, or permit to be used, any proceeds of any FFB Advance, or lend, contribute, or otherwise make available such funds to any Person, (i) to fund any activities or business of or with any Prohibited Person, or in or with any Sanctioned Country, or (ii) in any other manner that would result in a violation of Sanctions, Export Control Laws, Anti-Money Laundering Laws, or Anti-Corruption Laws by any Person.

Section 8.2. Debarment Regulations.

(a) Unless authorized by the Department in writing, it shall not enter into any transactions in connection with the construction, operation, or maintenance of any Project with any Person who is debarred, suspended, declared ineligible, or voluntarily excluded from participation in procurement or non-procurement transactions with any United States federal government department or agency pursuant to any of the Debarment Regulations.

(b) It shall not fail to comply with any or all Debarment Regulations in a manner that results in such Borrower Entity being debarred, suspended, declared ineligible, or voluntarily excluded from participation in procurement or non-procurement transactions with any United States federal government department or agency pursuant to any Debarment Regulations.

Section 8.3. Restrictions on Operations.

(a) Ordinary Course of Conduct; No Other Business. It shall not: (i) engage in any business other than the acquisition, ownership, design, development, construction, financing, implementation, completion, operation, and maintenance of the Projects in accordance with and as contemplated by the Transaction Documents (except: (v) other business engaged in as of the Award Date, as disclosed in writing by the Borrower to the Department; (w) the Serra Verde Acquisition; (x) the business engaged in by the Serra Verde Borrower and its Subsidiaries as of the date of the closing of the Serra Verde Acquisition, as disclosed in writing by the Borrower to the Department prior to such date; (y) the TMRC Acquisition; and (z) the business engaged in by TMRC and its Subsidiaries as of the date of the closing of the TMRC Acquisition, as disclosed in writing by the Borrower to the Department prior to such date); (ii) undertake any action that could reasonably be expected to lead to a material alteration of the nature of its business or the nature or scope of any Project; (iii) change its name or take any other action that might adversely affect the Liens created by the Security Documents; or (iv) fail to maintain its existence and its right to carry on its business.

(b) [Reserved]

(c) Compromise or Settlement of Disputes. It shall not agree or otherwise consent to settle or compromise: (i) any single Action in excess of five million Dollars ($5,000,000); or (ii) any material dispute under any Major Project Document, in each case without the prior written consent of the Department.

(d) Accounts. It shall not establish or maintain any bank or investment accounts other than any such accounts which are subject to a springing account control agreement (or equivalent) if customarily available in the applicable jurisdiction as determined by the Department, in form and substance satisfactory to the Department, entered into between such Borrower Entity, the Collateral Agent and relevant account bank or other financial institution where such account is maintained.

(e) Assignment. Other than, to the extent applicable, the assignment of the Project Documents and Governmental Approvals to (i) any other Borrower Entity or (ii) the Collateral Agent required hereunder as security for the benefit of the Secured Parties, it shall not assign or otherwise transfer its rights under any of the Transaction Documents or Required Approvals.

(f) Accountants. The Borrower shall not change the Borrower’s Accountant without first consulting with the Department, and no other Borrower Entity shall change the accountant engaged by it pursuant to Section 7.23 (Independent Accountant) without first consulting with the Department.

(g) Major Project Documents. Subject to Section 7.33 (Execution of Project Contracts), it shall not enter into any Major Project Document without the prior written consent of the Department.

(h) Affiliate Transactions. No Borrower Entity shall, directly or indirectly:

(i) enter into any transaction or series of related transactions related to any Project with any Affiliate at prices or on terms and conditions less favorable to such Borrower Entity than as would reasonably be obtained on an arm’s-length basis from unrelated third parties;

(ii) except as permitted pursuant to sub-paragraph (i) above, enter into any transaction or series of related transactions related to any Project with any Affiliate other than any transaction contemplated in a contract or agreement set forth on Schedule D (Affiliate Transactions); or

(iii) establish any sole and exclusive purchasing or sales agency, or enter into any transaction, whereby any Borrower Entity might pay more than the fair market value for products or services of others with respect to any Project; provided that this paragraph (h) shall not apply to transactions solely among Borrower Entities.

Section 8.4. Amendment of and Notices under Transaction Documents. It shall not (other than to correct minor or technical errors that do not materially change any Person’s rights or obligations), except with the prior written consent of the Department:

(a) agree, directly or indirectly, to any amendment, modification, termination, supplement, consent, or waiver or waive any right to consent to any amendment, modification, termination, supplement, or waiver of any right with respect to, or assign any of the respective duties or obligations under:

(i) for any Project, any Major Project Document, except for Change Orders under any Construction Contract: that (A) do not change the Construction and Tool Installation Budget for such Project (except for Approved Project Changes) or the portions of the Disbursement Milestone Schedule relating to such Project; (B) could not reasonably be expected to delay the occurrence of the applicable Project Completion Date beyond the final Milestone Completion Longstop Date; and (C) could not reasonably be expected to have a Material Adverse Effect; provided that, with respect to any such Change Order permitted pursuant to this sub-paragraph (i), the Borrower shall give the Department prompt written notice of the relevant Borrower Entity’s intent to enter into such Change Order (together with all supporting documentation as may be required by the Department in order to confirm such Change Order complies with the requirements of this sub-paragraph (i)) no later than ten (10) Business Days prior to the execution thereof and shall deliver a true and correct copy of such Change Order to the Department promptly, but in any event no later than five (5) Business Days after, the execution thereof;

(ii) any Governmental Approval or other Required Approval, the effect of which could reasonably be expected to have a Material Adverse Effect;

(iii) any Financing Document; or

(b) certify, consent to or otherwise permit through a Change Order or otherwise, “Final Completion” (as defined in any Construction Contract) or any equivalent term to occur under the Construction Contracts that constitute Major Project Documents; or

(c) enter into any agreement other than any Financing Document restricting its ability to amend or otherwise modify any of the Transaction Documents.

Section 8.5. Approved Project Changes.

(a) No Borrower Entity shall (other than to correct minor or technical errors) change, reallocate, amend, modify, or supplement or permit or consent, directly or indirectly, to any changes, reallocations, amendments, modifications, or supplements (each a “Project Change”) of any Construction and Tool Installation Budget, or the Sources and Uses Plan, except for the following Project Changes (an “Approved Project Change”):

(i) any Project Change that (A) has been submitted in writing by the Borrower to the Department (including an explanation in reasonable detail of the reasons for such Project Change) and (B) has received a written approval from the Department;

(ii) with respect to any Construction and Tool Installation Budget for any Project, any Project Change that is in the ordinary course of business and does not exceed, individually or in the aggregate with any other Project Changes, five percent (5%) of Total Project Costs for the relevant Project as set forth in the Base Case Financial Model;

(iii) any Project Change that (A) is in the ordinary course of business, (B) individually or in the aggregate with any other Project Change, exceeds five percent (5%) but does not exceed ten percent (10%) of the Total Project Costs as set forth in the Base Case Financial Model; and (C) is disclosed in a written notice to the Department, accompanied by a certification from the Borrower that the Borrower’s Total Funding Plan is sufficient to pay all remaining Project Costs; and

(iv) any Project Change to any Construction and Tool Installation Budget that is not material (as determined by the Department) and that is notified to the Department with at least fifteen (15) Business Days prior written notice.

(b) The Borrower shall cause all Approved Project Changes to be reflected in a revised Construction and Tool Installation Budget and promptly deliver such revisions to the Department.

Section 8.6. Profit Sharing; Management Contracts. No Borrower Entity shall:

(a) enter into any partnership, profit-sharing or royalty agreement or other similar arrangement whereby such Borrower Entity’s income or profits are, or might be, shared with any other Person other than (i) any other Borrower Entity or (ii) as part of a Permitted Equity Transfer; or

(b) enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person, other than pursuant to (i) an agreement with an Affiliate where such contract or arrangement has been disclosed in writing to the Department and is permitted by Section 8.3(h) (Affiliate Transactions), (ii) an O&M Agreement or (iii) any other Project Document, whereby a Borrower Entity engages another Person with respect to mining operations.

Section 8.7. Restrictions on Indebtedness and Certain Capital Transactions.

(a) No Investments. It shall not make any Investments except for Permitted Investments.

(b) No Indebtedness. It shall not incur, assume, guarantee or permit to exist, or otherwise become liable for, Indebtedness other than Permitted Indebtedness.

(c) Capital Expenditures. It shall not make any Capital Expenditure in any year except for Permitted Capital Expenditures.

(d) Liens. It shall not, and shall not agree to, create, assume or otherwise permit to exist any Lien upon any of the Collateral or any of its other Property, whether now owned or hereafter acquired, or in any proceeds or income therefrom, other than Permitted Liens.

(e) Redemption or Issuance of Stock. No Borrower Entity, other than the Borrower, shall: (i) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of its outstanding Equity Interests (or any options or warrants issued by such Borrower Entity with respect to its Equity Interests) or set aside any funds for any of the foregoing except for Equity Interests held by any other Borrower Entity; and (ii) issue any Equity Interests to any other Person except for any Equity Interests issued to any other Borrower Entity and which, at all times on and following the date of the first FFB Advance (or, as applicable, at all times on and following such later date on which the relevant Security Document is entered into, or required to be entered into, in accordance with the terms hereof) are subject to a First Priority Lien in favor of the Collateral Agent pursuant to the applicable Security Document.

(f) Leases. It shall not enter into any Lease of any Property or equipment of any kind, except for Permitted Leases and, to the extent entered into in connection with any Project, in an amount not in excess of the amount budgeted therefor in the applicable Construction and Tool Installation Budget or Operating Budget, as the case may be.

(g) Subsidiaries; Partnerships. It shall not:

(i) form or have any Subsidiaries, other than (A) any other Borrower Entity, (B) Hamer Inc., (C) Hamer LLC, (D) TMRC and its Subsidiaries (as of the Award Date), (E) Indian Ocean Rare Metals, (F) LCM Europe, (G) Serra Verde Holdco, (H) Middlebury Merger Sub Ltd. and its Subsidiaries and (I) any Approved Subsidiary;

(ii) enter into any partnership or a joint venture, other than (A) with any other Borrower Entity or (B) as part of a Permitted Equity Transfer; and

(iii) acquire any Equity Interests in or make any capital contribution to any other Person, other than: (A) any Permitted LCM Europe Investment, (B) any other Borrower Entity owned, directly or indirectly, by it; (C) the acquisition of Equity Interests in Middlebury Merger Sub Ltd., (D) the acquisition of Equity Interests in the Serra Verde Borrower and its Subsidiaries in connection with the Serra Verde Acquisition; (E) the acquisition of Equity Interests in TMRC and its Subsidiaries (as of the Award Date) in connection with the TMRC Acquisition; and (F) the acquisition of Equity Interests in Carester SAS, a société par actions simplifiée organized and existing under the laws of France.

Section 8.8. Restricted Payments.

(a) Except as otherwise permitted in accordance with paragraph (b) below, no Borrower Entity shall, at any time prior to the Release Date: (i) reduce its share capital or otherwise carry out any stock or share buyback (other than with any other Borrower Entity); (ii) declare, make, or authorize any dividend or any other payment or distribution of cash or Property to any Equity Owner (excluding any other Borrower Entity) on account of any Equity Interests of such Borrower Entity; or (iii) make any payment with respect to principal or interest on, or purchase, redeem, or defease, any Permitted Subordinated Loan or Permitted Convertible Loan Note (any the foregoing in (i) through (iii), a “Restricted Payment”), unless in each case, each of the following conditions have been satisfied not less than ten (10) Business Days prior to a request to make such Restricted Payment, each of which shall be to the Department’s satisfaction:

(A) the Project Completion Date for each Project shall have occurred;

(B) with respect to any FFB Note with respect to which a Principal Prepayment Deferral Notification has been delivered, the Borrower has made one or more voluntary prepayments in accordance with the terms of such FFB Note and Section 3.2.2 (Voluntary Prepayments) hereof in the aggregate amount required to cause, after giving effect to such voluntary prepayment(s), the aggregate principal amount (inclusive of any capitalized interest) of all outstanding FFB Advances under such FFB Note to be reduced by an amount equal to the sum of all Deferred Principal Installments corresponding to such FFB Note, other than any Deferred Principal Installment which has previously been prepaid as a result of a Deferred Principal Prepayment Reallocation and the making of the corresponding mandatory prepayment pursuant to Section 3.2.3(a)(i) (Mandatory Prepayments);

(C) such Restricted Payment is made no later than fifteen (15) days following a Payment Date;

(D) no other Restricted Payment subject to this paragraph (a) shall have been made, or shall be requested to be made, during the fifteen (15) day period referred to in sub-paragraph (C) above;

(E) the First Scheduled Prepayment Date has occurred with respect to at least one of the FFB Notes;

(F) no Potential Event of Default or Event of Default shall then exist or would exist after giving effect to such Restricted Payment;

(G) at the time such Restricted Payment is made and after giving effect to such Restricted Payment:

(1)	the Historical Fixed Charge Coverage Ratio is at least 2.20:1.00;

(2)	the Projected Fixed Charge Coverage Ratio is at least 2.20:1.00;

(3)	the Book Value to Cumulative Debt Ratio is at least 1.75:1.00;

(H) other than in the case of any Restricted Payment referred to in clause (iii) above, such Restricted Payment is made no earlier than the fifth (5th) anniversary of the Award Date;

(I) the Borrower shall have delivered to the Department, not less than fifteen (15) Business Days prior to the making of such Restricted Payment, an Officer’s Certificate certifying as to the satisfaction of each of the conditions set forth in sub-paragraphs (A) through (G) above, and setting out in reasonable detail (and certifying as to the accuracy of) and for computing the ratios set forth in sub-paragraph (G) above and, in each case, stating that such calculations were made in good faith and were based on assumptions believed to be reasonable.

(b) The limitations set forth in paragraph (a) above shall not apply with respect to:

(i) the declaration and payment of dividends or other distributions to any Borrower Entity by any Subsidiary thereof;

(ii) (x) the payment of interest on Permitted Convertible Loan Notes or (y) the payment of principal under Permitted Convertible Loan Notes on the scheduled maturity date thereof;

(iii) the declaration and payment of payment-in-kind dividends on the shares of the Borrower’s Series A preferred stock that are outstanding as of the Award Date; or

(iv) the declaration and payment of payment-in-kind dividends on the shares of the Borrower’s convertible stock (but excluding, for the avoidance of doubt, any Permitted Convertible Loan Note) issued after the Award Date in order to raise the equity amounts required pursuant to this Agreement.

Section 8.9. Merger; Disposition; Sharing of Assets; Transfer or Abandonment. No Borrower Entity shall, and shall not agree to or permit any other Borrower Entity to:

(a) enter into any transaction of merger or consolidation for which a Borrower Entity shall not be the surviving entity of such transaction without the prior written consent of the Department;

(b) carry out a Disposition of all or any part of its ownership interests in any Project or any other part of its business or Property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now or hereafter acquired other than Permitted Dispositions;

(c) without written consent of the Department, acquire by purchase or otherwise the business, Property or fixed assets of any Person, other than:

(i) purchases or other acquisitions of inventory or materials or spare parts or Capital Expenditures for any Project that are each in the ordinary course of business in accordance with the applicable Construction and Tool Installation Budget or Operating Budget, as the case may be;

(ii) purchases or other acquisitions by any Borrower Entity from any other Borrower Entity;

(iii) solely in connection with the liquidation and winding-up of Indian Ocean Rare Metals, purchases or other acquisitions by any Borrower Entity from Indian Ocean Rare Metals;

(iv) purchases or other acquisitions of inventory, materials, spare parts or equipment or other fixed assets by any Borrower Entity from a Subsidiary of any Borrower Entity, solely to the extent that (x) such purchase or acquisition is made in compliance with Section 8.3(h) (Affiliate Transactions) and (y) the inventory, materials, spare parts or equipment or other fixed assets acquired by such Borrower Entity are then needed by it in the ordinary course of business;

(v) the Serra Verde Acquisition;

(vi) the TMRC Acquisition;

(vii) acquisitions of Equity Interests permitted by Section 8.7(g)(iii) (Subsidiaries; Partnerships); and

(viii) any dividend or other payment or distribution of cash or Property on account of ownership of Equity Interests that is paid or made, as applicable, to any Borrower Entity by any other Person, and to the extent such other Person is a Borrower Entity, made in accordance with Section 8.8 (Restricted Payments);

(d) transfer or release (other than as a Permitted Disposition) the Collateral or any portion thereof, or take any other similar action; or

(e) abandon, or suspend, agree (directly or indirectly) to abandon or suspend or make any public statements regarding its intention to abandon or suspend the development, construction or operation of any Project, or take any action that could be deemed an Abandonment or suspension, or transfer of any Project to any Person or notify any Major Project Participant of its intent to terminate, or agree (directly or indirectly) to the termination of, any Major Project Document (other than in accordance with its terms or as replaced in accordance with this Agreement) or the construction or operation of any Project.

Section 8.10. Margin Regulations. It shall not directly or indirectly apply any part of the proceeds of any FFB Advance or other revenues to the purchasing or carrying of any margin stock within the meaning of Regulation T, U, or X of the Board of Governors of the Federal Reserve of the United States, or any regulations, interpretations, or rulings thereunder, in each case in any manner that violates any such regulations of the Board of Governors of the Federal Reserve System applicable to the Borrower.

Section 8.11. Environmental Laws. It shall not, and shall ensure that each other Borrower Entity and any Person acting on behalf of any of the foregoing shall not, undertake any action or Release any Hazardous Substances in violation of any Environmental Law or construct, operate, or otherwise carry out any Project or party thereof in any manner that would pose a hazard to public health or safety or to the environment or violate any Environmental Law in any material respect.

Section 8.12. Investment Company Act. It shall not take any action that would result in any Borrower Entity becoming an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act.

Section 8.13. Telecommunication and Video Surveillance. It shall not, and shall cause any contractors or subrecipients of proceeds of any Award not to, obligate or expend any proceeds of any Award to procure or obtain, or extend or renew a contract to procure or obtain, covered telecommunication and video surveillance services or equipment as described in section 889 of the National Defense Authorization Act of 2019 (Pub. L. No. 115- 232).

Section 8.14. Organizational Documents; Accounting Policies; Corporate Form. It shall not amend or modify its Organizational Documents, its legal form, its accounting policies, its reporting practices, its Fiscal Year or its capital structure (including the issuance of any options, warrants or other rights with respect thereto), in each case, if such change could reasonably be expected to have a Material Adverse Effect on the Department’s rights to receive any payments under the Financing Documents.

Section 8.15. Serra Verde Acquisition. The Borrower shall not enter into, consent to, or otherwise permit to be made any amendment, modification or supplement to the Serra Verde Acquisition Agreement at any time on or following the Award Date without the prior written consent of the Department to the extent that such amendment, modification or supplement has the effect of (i) causing the cash consideration payable by the Borrower thereunder to exceed three hundred thirty million Dollars ($330,000,000) or (ii) increasing the amount of the Aggregate Stock Merger Consideration (as defined in the Serra Verde Acquisition Agreement) by greater than twenty percent (20%) of the Aggregate Stock Merger Consideration (as defined in the Serra Verde Acquisition Agreement) as in effect, and disclosed to the Department, as of the Award Date.

Section 8.16. Indian Ocean Rare Metals. Each Borrower Entity shall not permit Indian Ocean Rare Metals to encumber, pledge, mortgage, charge, grant any security interest over, or otherwise create any Lien on any of its assets to secure any Indebtedness for borrowed money, except with the prior written consent of the Department.

Article 9

EVENTS OF DEFAULT; REMEDIES

Section 9.1. Events of Default. The occurrence of any of the following events described in this Section 9.1 shall constitute an Event of Default. For the avoidance of doubt, each paragraph of this Section 9.1 shall operate independently, and the occurrence of any such event shall constitute an Event of Default.

(a) Clawback Events.

(i) Project Completion Clawback Event. The Project Completion Date for any Project shall not have occurred by the applicable Project Completion Clawback Date.

(ii) Technology Clawback Event. During the Technology Clawback Term, the Borrower or any Related Entity engages in any Joint Research or Technology Licensing activity in violation of the Guardrail Provisions.

(iii) Expansion Clawback Event. During the Expansion Clawback Term, the Borrower or any of the Members of the Affiliated Group engages in any expansion of semiconductor manufacturing capacity in violation of the Guardrail Provisions.

(iv) Authorized Purpose Clawback Event. The occurrence of an Event of Default under Section 9.1(c) (Other Breaches Under Financing Documents) with respect to Section 7.17 (Authorized Purpose).

(b) Payment Defaults. Any Borrower Entity fails to pay, in accordance with the terms of this Agreement, the FFB Documents or any other Financing Documents (whether at scheduled maturity, as a mandatory prepayment, by acceleration or otherwise):

(i) any principal amount of the FFB Advances;

(ii) any Capitalized Interest Amount;

(iii) interest due and payable in respect of the Guaranteed Loan;

(iv) any DOC Guarantee Payment Amount on or before the date such amount is due;

(v) any DOC Fee within thirty (30) days after the date on which such DOC Fee was due; or

(vi) any other fee, charge, or other amount due under any Financing Document within fifteen (15) days after the date such amount is due.

(c) Other Breaches Under Financing Documents.

(i) Any Borrower Entity fails to perform or observe any covenant, term or obligation described in any provision of Section 7.9 (Equity Contributions), Section 7.11 (Intellectual Property), Section 7.15 (Federal Requirements), Section 7.18 (Liquidity Requirements; Financial Covenants), Section 7.19 (Key Person Requirements), or Article 8 (Negative Covenants).

(ii) Any Borrower Entity fails to perform or observe any covenant, term, or obligation described in any provision of Annex D (Loan Program Requirements), subject to the applicable cure period set forth therein.

(iii) The Borrower, any other Borrower Entity or any Major Project Participant fails to perform or observe any covenant, term, or obligation under this Agreement, any FFB Document or any other Financing Document to which it is a party, other than any covenant, term or obligation expressly referred to in another provision of this Section 9.1, unless such failure (A) could not reasonably be expected to have a Material Adverse Effect and (B) if capable of being remedied, has been remedied (as determined by the Department based on evidence in form and substance satisfactory to it) within (x) the relevant cure period, if any, specified for such term, covenant or agreement (as applicable) in such Financing Document; or (y) if no cure period is specified therein, thirty (30) days following such failure.

(d) Major Project Document Breach or Default. Any Borrower Entity or any Major Project Participant fails to perform or observe any covenant or any other term or obligation under any Major Project Document to which it is a party, and, except in the case of the Lock-Up Agreement (for which no cure shall apply) if capable of cure, such failure shall continue unremedied beyond any applicable cure period set forth therein, or if no cure period is specified, forty-five (45) days following such failure;

(e) Other Project Document Breach or Default. Any counterparty to a Project Document (other than a Major Project Participant or any Borrower Entity) breaches or defaults under any of its material agreements, conditions, terms, or covenants contained in any Project Document (other than any Major Project Document) to which it is a party (or such Project Document becomes invalid, illegal, void or unenforceable or is repudiated by such counterparty) and, such breach, default or invalidity continues unremedied beyond any applicable cure period, or if no cure period is specified, forty-five (45) days following such failure; provided, however, that, such event or circumstance shall not constitute an Event of Default if (i) in the absence of the relevant Project Document, the relevant Borrower Entity has continued access to the goods or services furnished under the relevant Project Document at a cost that is within the relevant amount set forth in the applicable Construction and Tool Installation Budget or Operating Budget, as the case may be, or (ii) the relevant Borrower Entity cures the adverse effects of such event either by replacing such Project Document within one hundred twenty (120) calendar days after the expiry of the relevant cure period or otherwise ensuring the relevant Borrower Entity’s continued access to the goods or services furnished under the relevant Project Document at a cost that is within the relevant amount set forth in the applicable Construction and Tool Installation Budget or Operating Budget, as the case may be.

(f) Cross Default. Any Borrower Entity defaults in the payment of any principal, interest or other amount due under any agreement or instrument evidencing, or under which any Borrower Entity has outstanding at any time, any Indebtedness for Borrowed Money (other than the Guaranteed Loan) in an aggregate amount in excess of five million Dollars ($5,000,000) for a period beyond any applicable grace period, or any other default occurs under any such agreement or instrument, if the effect of such default is to accelerate, or to permit the acceleration of, such Indebtedness for Borrowed Money (other than the Guaranteed Loan) in an aggregate amount in excess of five million Dollars ($5,000,000).

(g) Unenforceability, Termination, Repudiation, or Transfer of Any Transaction Document. Any Transaction Document at any time and for any reason: (i) is or becomes invalid, illegal, void, or unenforceable, or any party (other than the Department) thereto has repudiated or disavowed or taken any action to challenge the validity or enforceability of such agreement; (ii) except as otherwise expressly permitted hereunder, ceases to be in full force and effect except at the stated termination date thereof, or shall be assigned or otherwise transferred or terminated by any party thereto (other than the Department) prior to the Release Date (other than with the prior written consent of the Department); or (iii) is suspended, revoked or terminated (other than upon expiration in accordance with its terms when fully performed), or any party thereto (other than the Department) has given irrevocable notice of its intention to terminate prior to the stated termination date thereof; provided that, no Event of Default will occur under this paragraph (g) if the event or circumstance relates only to a Project Document (other than in the case of the Lock-Up Agreement) between a Borrower Entity and a third party counterparty and the Borrower or other applicable Borrower Entity effects a replacement of such Project Document within one hundred twenty (120) days after such event or circumstance, or in the event that such event or circumstance results in a Material Adverse Effect, such shorter period (but not less than sixty (60) days) as is acceptable to the Department: (A) with the same counterparty or a counterparty that has a substantially similar or better credit profile compared to the relevant counterparty and is otherwise satisfactory to the Department and approved in writing by the Department; and (B) upon execution of a replacement Project Document, together with a replacement Direct Agreement (if applicable) in respect thereof, in each case, on substantially similar or no less favorable terms as the replaced agreement and otherwise in form and substance satisfactory to the Department.

(h) Security Interests. Any Security Document shall fail in any respect to provide the First Priority Lien, security interests, rights, titles, interests, remedies, powers, or privileges purported or intended to be created thereby (including the priority intended to be created thereby), or any material portion of the Collateral shall fail to have a First Priority Lien contemplated therefor, in such Security Documents, or any such Security Document or First Priority Lien shall cease to be in full force and effect, or the validity thereof or the applicability thereof to the FFB Advances, the Secured Obligations or any other obligations purported to be secured or guaranteed thereby or any part thereof, shall be disaffirmed by or on behalf of any Borrower Entity or any Major Project Participant.

(i) Required Approvals. (i) The Borrower, any other Borrower Entity or any Major Project Participant shall fail to obtain, renew, maintain, or comply in all material respects with any Required Approval; (ii) any such Required Approval is rescinded, terminated (other than in accordance with its terms), suspended, withdrawn, or withheld, is determined to be invalid or ceases to be in full force and effect (other than as a result of the termination of such Required Approval in accordance with its terms); (iii) any such Required Approval is modified in a manner that materially adversely impacts any Borrower Entity or any Project; or (iv) any notice shall be issued or any proceedings shall be commenced by or before any Governmental Authority for the purpose of rescinding, terminating, suspending, modifying, withdrawing or withholding any such Required Approval and such proceedings have not been stayed, withdrawn or suspended within thirty (30) days.

(j) Bankruptcy; Insolvency; Dissolution.

(i) Involuntary Bankruptcy, Etc. The commencement of any Insolvency Proceeding against the Borrower, any other Borrower Entity or any Major Project Participant, and such proceeding continues undismissed for a period of at least sixty (60) days.

(ii) Voluntary Bankruptcy, Etc. The institution by the Borrower, any other Borrower Entity or any Major Project Participant, of any Insolvency Proceeding, or the admission by it in writing of its inability to pay its Indebtedness generally as it becomes due or its general failure to pay its Indebtedness as it becomes due, or any other event has occurred that under any Applicable Law would have an effect analogous to any of those events listed above, or any action is taken by any Person for the purpose of effecting any of the foregoing.

(iii) Dissolution. The dissolution of the Borrower, any other Borrower Entity or any Major Project Participant.

(k) Attachment. An attachment or analogous process is levied or enforced upon or issued against any of the assets of any Borrower Entity in excess of five million Dollars ($5,000,000) or which, in any case, could reasonably be expected to have a Material Adverse Effect.

(l) Judgments. One or more Governmental Judgments shall be entered against (x) any Borrower Entity or (y) any Key Person in connection with his or her employment by any Borrower Entity with respect to the primary revenue generating activities of the Borrower Entities and, in either case, (i) such Governmental Judgments have not been vacated, discharged, satisfied or stayed or bonded pending appeal for any period of thirty (30) days, and the aggregate amount of all such Governmental Judgments outstanding at any time (except to the extent any applicable insurer(s) have acknowledged liability therefor) exceeds five million Dollars ($5,000,000), or such Governmental Judgment could reasonably be expected to have a Material Adverse Effect, or (ii) such Governmental Judgment is in the form of an injunction or similar form of relief that is not satisfied or discharged for any period of thirty (30) days after the date of entry and requires suspension or Abandonment of operation of any Project; provided that, with respect to any Governmental Judgment entered against any Key Person, such Governmental Judgment shall not be an Event of Default hereunder if (A) such Key Person resigns or is terminated and a replacement Key Person is employed or engaged in accordance with Section 7.19(d) (Key Persons Requirements) and (B) upon and following the resignation or termination and replacement of such Key Person, no Material Adverse Effect would reasonably be expected to occur or be continuing.

(m) Abandonment. Any Borrower Entity (i) Abandons any Project; (ii) otherwise permanently ceases to pursue the construction or operation of any Project; or (iii) relinquishes all possession and control of any Project, whether as a result of the occurrence of an Event of Force Majeure referred to in paragraph (a) of the definition thereof or otherwise.

(n) Possession; Rights of Way. For any Project, any relevant Borrower Entity shall (i) cease to have the right to possess or use such Project; (ii) cease to have the right to possess or use any portion of the applicable Project Site or any rights granted to such Borrower Entity under any Project Document; or (iii) lose a material right of way, easement or other right of use or access to land necessary for any Project.

(o) Environmental Matters. (i) Any material Action under or relating to any Environmental Law or asserting any Environmental Claim has been instituted against any Borrower Entity or otherwise in connection with any Project, or (ii) in connection with any Borrower Entity or any Project, any Governmental Judgment is issued relating to any material Environmental Claim, Environmental Law or any Required Approval issued under any Environmental Law, and such Action or Governmental Judgment is not dismissed within thirty (30) days.

(p) Event of Loss. A material portion of any Project is destroyed or becomes permanently inoperative as a result of a material Event of Loss, and is not covered by insurance (whether because such coverage was not in place or because coverage was in place but was suspended or otherwise avoided), or not repaired or restored with Loss Proceeds within the time periods specified in the Transaction Documents, and that in each case could reasonably be expected to have a Material Adverse Effect.

(q) Force Majeure. An Event of Force Majeure referred to in clause (a) of the definition thereof shall occur and continue for a period of one hundred eighty (180) consecutive days; provided, that no Event of Default shall occur pursuant to this paragraph (q) if the Borrower: (i) has submitted to the Department within thirty (30) days following such Event of Force Majeure, a plan, in form and substance satisfactory to the Department, to overcome such Event of Force Majeure, and (ii) has commenced the implementation of such plan within sixty (60) days following the date on which the Department has confirmed that such plan is satisfactory in accordance with clause (i) above and is diligently carrying out such plan in accordance with the terms thereof.

(r) Misstatements; Omissions. Any representation or warranty confirmed or made in any Financing Document by or on behalf of the Borrower, any other Borrower Entity or any Major Project Participant or in any certificate, Financial Statement or other document provided by or on behalf of any such Borrower Entity to any Secured Party or Consultant in connection with the transactions contemplated by the Transaction Documents shall be found to have been incorrect, false or misleading in any material respect when made or deemed to have been made.

(s) Change of Control. A Change of Control occurs without the consent of the Department.

(t) ERISA Events. An ERISA Event occurs that individually or in the aggregate results in liability of the Borrower or any of its ERISA Affiliates that would reasonably be expected to have a Material Adverse Effect during the term of this Agreement.

(u) Certain Governmental Actions. Any Governmental Authority: (i) lawfully condemns or assumes custody of all of the Property or assets (or a substantial part thereof) of any Borrower Entity; or (ii) takes lawful action to displace the management of any Borrower Entity.

(v) Compliance with Sanctions, Export Control Laws, Anti-Money Laundering Laws, and Anti-Corruption Laws.

(i) The making or use of any FFB Advance or any use of any proceeds of the Guaranteed Loan violates, or causes any Person to violate, any Sanctions, Export Control Laws, Anti-Money Laundering Laws, or Anti-Corruption Laws.

(ii) Any violation by any Borrower Entity of any Sanctions or any Export Control Laws, except for any actual or potential violations that involve only unintentional minor, technical infractions of an Export Control Law (including, for the avoidance of doubt, an Export Control Law which also constitutes a Sanction), which either (A) were voluntarily self-disclosed to BIS within sixty (60) days of such Borrower Entity becoming aware of the violation, and, promptly resulted in the issuance of a warning or no action letter by BIS; or (B) otherwise could not reasonably be expected to give rise to an enforcement action, or the imposition of any fine or penalty by any Governmental Authority.

(iii) Any violation by any Borrower Entity or any Major Project Participant of any Anti-Money Laundering Laws, or Anti-Corruption Laws.

(iv) Any Borrower Entity becomes a Prohibited Person.

(v) Any Principal Person of any Borrower Entity becomes a Prohibited Person, unless such Borrower Entity removes or replaces such Principal Person within thirty (30) days from such Borrower Entity’s Knowledge of such occurrence.

Notwithstanding anything in this Section 9.1 to the contrary, with respect to any failure of any Major Project Participant that would constitute an Event of Default under Section 9.1(c)(iii) (Other Breaches Under Financing Documents) (limited to failures by any Major Project Participant to perform or observe any covenant, term, or obligation under any Financing Document), Section 9.1(d) (Major Project Document Breach or Default) (excluding any failure under the Lock-Up Agreement), Section 9.1(h) (Security Interests) (limited to disaffirmance by any Major Project Participant), Section 9.1(i) (Required Approvals) (limited to the Required Approvals of any Major Project Participant), Section 9.1(j) (Bankruptcy; Insolvency; Dissolution) or Section 9.1(r) (Misstatements; Omissions) (limited to representations and warranties made by any Major Project Participant), such failure shall not be an Event of Default hereunder if: (x) the Borrower delivers written notice to the Department of its intent to replace such Major Project Participant (the “Defaulting Major Project Participant”) and the applicable Major Project Document; (y) the Borrower or other applicable Borrower Entity effects a replacement of such Defaulting Major Project Participant within one hundred twenty (120) days after such failure, or in the event that such failure results in a Material Adverse Effect (excluding with respect to such Defaulting Major Project Participant), such shorter period (but not less than sixty (60) days) as is acceptable to the Department: (A) with a counterparty that has a substantially similar or better credit profile compared to the Defaulting Major Project Participant and is otherwise satisfactory to the Department and approved in writing by the Department; and (B) upon execution of a replacement Major Project Document, together with a replacement Direct Agreement in respect thereof, in each case, on substantially similar or no less favorable terms as the replaced agreement and otherwise in form and substance satisfactory to the Department and (z) in the event that such failure results in a Material Adverse Effect (excluding with respect to such Defaulting Major Project Participant), then such Material Adverse Effect would reasonably be expected to cease after giving effect to such replacement.

Section 9.2. Remedies for Events of Default.

9.2.1 Upon the occurrence and during the continuance of an Event of Default, the Department may, subject to the Federal Claims Collection Act of 1966, as amended, without further notice of default, presentment or demand for payment, protest or notice of non-payment or dishonor, or other notices or demands of any kind, all such notices and demands being waived (to the extent permitted by Applicable Laws), exercise (or, where applicable, instruct the Collateral Agent to exercise) one or more of the rights and remedies set forth below (in any combination or order that the Department may elect):

(a) provide the Borrower Entity Agent with written notice specifying the nature and extent of the Event of Default and requiring the applicable Borrower Entity to remedy the same in accordance with a corrective action plan in form and substance satisfactory to the Department;

(b) impose additional conditions pending implementation of any corrective actions required by the Department;

(c) suspend or terminate the FFB Commitment or the Award, in whole or in part;

(d) temporarily withhold or suspend an FFB Advance;

(e) terminate this Agreement and any Award;

(f) refuse, and the Department shall not be obligated, to review any Master Advance Notices or forward to FFB any FFB Advance Request Approval Notices;

(g) take, or cause to be taken, any and all actions necessary to perfect and maintain the Liens of the Security Documents;

(h) declare and make all sums, or any portion thereof, of outstanding principal and accrued but unpaid interest under any Loan Tranche in respect of the applicable FFB Note, this Agreement and the other Financing Documents together with all unpaid fees, Periodic Expenses, and other amounts due hereunder or under any other Financing Document, payable on demand or immediately due and payable, whereupon such amounts shall immediately mature and become due and payable;

(i) enter into possession of the Collateral (or any portion thereof) and perform any and all work and labor necessary to complete any Project, if applicable, and to operate and maintain any Project, or otherwise enforce its reversionary rights, lease, foreclose upon or take possession of any Collateral, in each case in accordance with the Security Documents, and all sums expended by the Department or any Person on its behalf in taking any such action, together with interest on such amount at the FFB Late Charge Rate, shall be repaid by the Borrower to such Person upon demand and shall be secured by the Security Documents, notwithstanding that such expenditures may, together with the aggregate amount of FFB Advances under the Guaranteed Loan, exceed the amount of the total FFB Commitment;

(j) otherwise foreclose upon or take possession and cause the sale or Disposition of any Collateral in accordance with the Security Documents;

(k) set off and apply proceeds of any sale or Disposition of the Collateral (or any portion thereof) to the satisfaction of the Secured Obligations under all of the Financing Documents in accordance with the Security Documents;

(l) take such other actions as the Department may reasonably require to provide for the care, preservation, protection, and maintenance of all Collateral so as to enable the United States to achieve maximum recovery of the Secured Obligations;

(m) with respect to an Event of Default under Section 9.1(a)(ii) (Technology Clawback Event) or Section 9.1(a)(iii) (Expansion Clawback Event), exercise the remedies, mitigation, and clawbacks available under Section 7 (Remedies, Mitigation and Clawbacks) of Annex C (Guardrail Provisions);

(n) without limiting or being limited by any of the foregoing, draw upon any credit support issued pursuant to any Financing Document in accordance with its terms, and apply such funds to pay down the Secured Obligations;

(o) take such action available to the Department pursuant to the Civil False Claims Act (31 U.S.C. §§ 3729 – 3733);

(p) reject any current or future application for any CHIPS Incentives submitted by any Borrower Entity or any Affiliate thereof;

(q) initiate suspension or debarment proceedings in accordance with Applicable Law; and

(r) exercise any other rights and remedies available under the Financing Documents or otherwise available under Applicable Law, including, without limitation, the Department’s right to prevent access to or prevent the operation by any Borrower Entity of any Project or Facility or any of the Collateral and to enforce its rights and remedies by appropriate proceedings, including to enforce the payment of any amount due and payable under the Financing Documents, to charge interest, penalties and administrative costs on overdue debts in accordance with the Debt Collection Improvement Act, for damages, or for the specific performance of any provision of this Agreement or any other Transaction Document, as further set out in Section 9.4 (Specific Performance).

9.2.2 At any time when an Event of Default exists, the Department shall be entitled to instruct the Collateral Agent to exercise, or to refrain from exercising, any right, remedy, power or privilege available to or conferred upon it with respect to the Collateral or otherwise under this Agreement, any Security Document, or any other Financing Document to which it is a party and direct the time, place, and manner in which the Collateral Agent is to exercise any such right, remedy, power or privilege.

Section 9.3. Automatic Acceleration. Upon the occurrence of any Event of Default referred to in any provision of Section 9.1(j) (Bankruptcy; Insolvency; Dissolution) in respect of the Borrower: (a) the FFB Commitment for all FFB Notes shall automatically be terminated; and (b) the Guaranteed Loan and the Secured Obligations, together with interest accrued thereon and all other amounts due in respect of the Guaranteed Loan and the Secured Obligations and the other Financing Documents, shall immediately mature and become due and payable, without any other presentment, demand, diligence, protest, notice of acceleration, or other notice of any kind, all of which the Borrower hereby expressly waives.

Section 9.4. Specific Performance.

(a) The Parties acknowledge and agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that any Borrower Entity does not perform the provisions of this Agreement or any other Transaction Document to which it is a party in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Department shall be entitled to an injunction, specific performance and/or other equitable relief of the following obligations under this Agreement: Section 7.1 (Reporting Covenants), Section 7.2 (Internal Controls; Monitoring and Reporting), Section 7.9 (Equity Contributions), Section 7.10 (Equipment), Section 7.15(d) (Loan Program Requirements), Section 7.15(e) (Davis-Bacon Act), Section 7.15(g) (Guardrail Provisions), Section 7.15(h) (Compliance with Whistleblower Protections), Section 7.16 (Code of Conduct; Conflict of Interest), Section 7.20 (Books, Records and Inspections; Accounting and Auditing Matters), Section 7.22 (SAM Registration), Section 8.2 (Debarment Regulations), Section 8.9 (Merger; Disposition; Sharing of Assets; Transfer or Abandonment), Section 8.13 (Telecommunication and Video Surveillance), Section 8.14 (Organizational Documents; Accounting Policies; Corporate Form) and Section 1 (Commitments to Worker and Community Investment) of Annex D (Loan Program Requirements), in addition to any other remedy to which the Department may be entitled at law or in equity.

(b) Each Borrower Entity agrees that it shall not oppose the granting of an injunction, specific performance and/or other equitable relief on the basis that the Department has an adequate remedy at law or that any award of an injunction, specific performance and/or other equitable relief is not an appropriate remedy for any reason at law or in equity.

(c) In seeking (i) an injunction or injunctions to prevent breaches of this Agreement or any other Transaction Document; (ii) to enforce specifically the terms and provisions of this Agreement or any other Transaction Document; and/or (iii) other equitable relief, the Department shall not be required to show proof of actual damages or to provide any bond or other security in connection with any such remedy.

Section 9.5. DOC Independent Rights. The Department may itself exercise any right given to the Collateral Agent in this Article 9 or otherwise in the Financing Documents.

Section 9.6. Right of Set-Off. In addition to any rights now or hereafter granted under Applicable Laws or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Department is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Borrower Entity or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any amounts owing by any Borrower Entity to the Department to or for the credit or the account of the relevant Borrower Entity against and on account of the liabilities of such Borrower Entity to the Department under this Agreement.

Section 9.7. Department Rights. The Parties agree that each determination by the Department of any amount or fees payable hereunder shall be conclusive and binding for all purposes, absent manifest error.

Article 10

REIMBURSEMENT

Section 10.1. Obligations Absolute. The Secured Obligations shall be absolute, unconditional and irrevocable and shall be performed by each Borrower Entity strictly in accordance with the terms of this Agreement, irrespective of:

(a) the occurrence, or the failure by the Department or any other Secured Party or any other Person to give notice to any Borrower Entity of the occurrence, of any Event of Default or Potential Event of Default under this Agreement or any default under any of the other Financing Documents;

(b) the extension of the time for performance of any obligations, covenants or agreements of any Person under or arising out of any of the Financing Documents;

(c) if any other Person shall at any time have guaranteed or otherwise agreed to be liable for any of the Secured Obligations or granted any security therefor, any change in the time, manner or place of payment of or any other term of the obligations of such other Person;

(d) any exchange, change, waiver, or release of any collateral for, or any other Person’s guarantee of or other liability for, any of the Secured Obligations;

(e) the existence of any claim, setoff, counterclaim, defense, or other rights of any kind or nature that (i) the Borrower, the Department, or any other Person may have at any time against FFB, or (ii) any Borrower Entity or any other Person may at any time have against the Department or any other Person, whether in connection with the Financing Documents, the transactions contemplated therein or any unrelated transactions; or

(f) any other circumstance that might, but for the provisions of this Section 10.1, constitute a legal or equitable discharge of or defense to any or all of the Secured Obligations.

Section 10.2. DOC Guarantee Payment and Reimbursement.

(a) If the Borrower defaults on any payment due to FFB (whether such payment is required to be made directly to FFB or to the Department for further payment to FFB) under the Guaranteed Loan or otherwise under any FFB Document, and as a result of such payment default by the Borrower, the Department becomes obligated to make any payments to FFB or otherwise makes any payments to FFB pursuant to the DOC Guarantee (a “DOC Guarantee Payment”), the Borrower shall become immediately obligated to reimburse the Department in an amount equal to the DOC Guarantee Payment (a “DOC Guarantee Payment Amount”); provided that: (i) any DOC Guarantee Payment shall not operate to satisfy the Borrower’s obligations to FFB under the Guaranteed Loan or otherwise under the FFB Documents; (ii) any reimbursement by the Borrower to the Department of the DOC Guarantee Payment shall not operate to satisfy the Borrower’s obligations to pay any DOC Late Penalty Fee to the Department pursuant to Section 3.3(d) (DOC Fees) or any amounts at the FFB Late Charge Rate to FFB pursuant to any FFB Note with respect to any principal and interest on the Guaranteed Loan; and (iii) to the extent of any DOC Guarantee Payment, the Department shall be deemed hereunder to have been granted a participation in any or all of FFB’s rights under the Financing Documents and with respect to the Collateral. Any reimbursement of any DOC Guarantee Payment will be due and payable to the Department by the Borrower on the same day as the date on which the Department makes payment of the DOC Guarantee Payment to which it relates.

(b) The Borrower shall reimburse the Department for any DOC Guarantee Payment, irrespective of any right of counterclaim or set-off, in Dollars and in immediately available funds by wire transfer to the account specified in Section 3.1.1 (Place and Manner of Payments to the Department), or to such other account as may be specified by the Department in writing from time to time. Any reimbursement of any DOC Guarantee Payment shall be non-refundable upon payment.

Section 10.3. DOC Rights.

10.3.1 The Department’s right to reimbursement provided for in this Article 10 shall be in addition to, and not in limitation of, any other claims, rights, or remedies of subrogation, reimbursement, contribution, exoneration, or indemnification or similar claims, rights, or remedies, whether arising under contract, by statute, or otherwise that the Department may have from time to time.

10.3.2 Without limiting the generality of Section 10.3.1 (DOC Rights), upon any DOC Guarantee Payment, the Department shall be subrogated to the rights of FFB or any subsequent holder of the Guaranteed Loan, including, to the extent applicable, all related Liens and Collateral.

Section 10.4. Binding Calculations. The Parties agree that each determination by the Department of any amount or fees payable hereunder shall be conclusive and binding for all purposes, absent manifest error.

Article 11

MISCELLANEOUS

Section 11.1. Addresses. Except as otherwise set forth in Section 11.2 (Use of Websites), any communications, including any notices, between or among the parties to the Financing Document shall be provided using the addresses listed in Schedule E (Addresses). All notices or other communications required or permitted to be given under the Financing Documents shall be in writing and shall be considered as properly given: (a) if delivered in person; (b) if sent by overnight delivery service for domestic delivery or international courier for international delivery; (c) in the event overnight delivery service or international courier service is not readily available, if mailed by first class mail (or airmail for international delivery), postage prepaid, registered, or certified with return receipt requested; (d) if sent by facsimile or telecopy with transmission verified; or (e) if transmitted by electronic mail, to the electronic mail address set forth in Schedule E (Addresses). Notice so given shall be effective upon delivery to the addressee, except that communication or notice so transmitted by facsimile or telecopy or other direct written electronic means shall be deemed to have been validly and effectively given on the day (if a Business Day and, if not, on the following Business Day) on which it is validly transmitted if transmitted before 5:00 p.m., recipient’s time, and if transmitted after that time, on the next following Business Day. Any Party has the right to change its address for notice under any of the Financing Documents to any other location by giving prior written notice to each of the other Parties in the manner set forth hereinabove.

Section 11.2. Use of Websites.

(a) Each Borrower Entity hereby agrees that it shall provide to the Department all information, documents, and other materials that it is obligated to furnish to the Department pursuant to the Financing Documents, including, inter alia, all notices, requests, financial statements, financial and other reports, certificates, and other information materials, but excluding (i) any such communication that relates to service of process, (ii) any notice, certificate, or other document required under the terms of the relevant Financing Document to be sent in a specific format or via a specific method, or (iii) any notifications, certifications, or additional information submitted pursuant to the Guardrail Provisions (all such non-excluded communications being referred to herein collectively as “Communications”), by posting the Communications, in an electronic or soft medium in a format acceptable to the Department and using procedures acceptable to the Department, on Salesforce or a substantially similar electronic transmission system used by the Department and that is notified in writing to the Borrower (the “Platform”). In addition, the Borrower agrees to continue to provide the Communications to the Department in any other manner specified in the Financing Documents, but only to the extent requested by the Department. The Borrower further agrees that the Department may make the Communications available to the other Secured Parties via the Platform. If, at any point, the Platform is not available, each Borrower Entity shall provide Communications to the Department pursuant to Section 11.1 (Addresses).

(b) The Department may, but is not obligated to, furnish all notices, requests, demands, information, or other communication (other than service of process) to the Borrower Entities under the Financing Documents by posting them on the Platform. Nothing herein shall prejudice the right of the Department to give any notice, request, demand, information or other communication pursuant to any Financing Document in any other manner specified in such Financing Document.

(c) Any communication or document as specified in paragraph (a) or (b) above made or delivered by one party to another shall be effective only when actually made available in readable form on the Platform.

(d) Any communication or document that becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the party to whom the relevant communication or document is made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

Section 11.3. Further Assurances. Each Borrower Entity shall execute and deliver to the Department such additional documents and take such additional actions as the Department may reasonably require to carry out the purposes of the Transaction Documents or that the Department may reasonably request in writing to: (a) cause the Financing Documents to be properly executed, binding, and enforceable in all relevant jurisdictions; (b) perfect and maintain the priority of the Secured Parties’ security interest in all Collateral; and (c) enable the Secured Parties to preserve, protect, exercise, and enforce all other rights, remedies, or interests granted or purported to be granted under the Financing Documents.

Section 11.4. Non-Discrimination. No person in the United States may, on the ground of race, color, national origin, handicap, age, religion, or sex, be excluded from participation in, be denied the benefits of, or be subject to discrimination under, this Agreement.

Section 11.5. Waiver and Amendment.

(a) No failure or delay by the Department or any other Secured Party in exercising any right, power, or remedy shall operate as a waiver thereof or otherwise impair any rights, powers or remedies of any Secured Party. No single or partial exercise of any such right, power, or remedy shall preclude any other or further exercise thereof or the exercise of any other legal right, power, or remedy.

(b) The rights, powers, or remedies provided for herein are, to the extent permitted by Applicable Law, cumulative and are not exclusive of any other rights, powers or remedies provided by law or in any other Transaction Document. The assertion or employment of any right, power or remedy hereunder, or otherwise, shall not prevent the concurrent assertion of any other right, power or remedy.

(c) Except as otherwise expressly provided herein, neither this Agreement nor any provision hereof may be amended, waived, discharged, or terminated unless such amendment, waiver, discharge, or termination is in writing and executed by the Borrower Entity Agent and the Department; provided that the Department may, in its sole discretion, elect to unilaterally waive any Borrower Entity’s non-compliance with any provision of this Agreement, including but not limited to the occurrence or continuance of any Event of Default hereunder, or provide any consent under this Agreement by executing such waiver or consent in writing and delivering it to the Borrower Entity Agent.

(d) Any amendment to or waiver of this Agreement or any other Transaction Document or any provision hereof or thereof that constitutes a “modification” (as defined in Section 502(9) of FCRA) that increases the amount of the Credit Subsidy Cost (as calculated in accordance with FCRA and OMB Circulars A-11 and A-129) shall, at the Department’s discretion, be conditioned upon: (i) payment of any increase to the Credit Subsidy Cost by the Borrower; or (ii) the availability to the Department of funds appropriated by the U.S. Congress to meet any such increase.

(e) Any waiver or amendment of any Project Completion Clawback Date shall be subject to the waiver and congressional notification provisions set forth in 15 U.S.C. § 4652(a)(5)(D).

Section 11.6. Entire Agreement. This Agreement, including any agreement, document, or instrument attached to this Agreement or referred to herein, integrates all the terms and conditions mentioned herein or incidental to this Agreement and supersedes all prior drafts, discussions, term sheets, commitments, negotiations, agreements, and understandings, oral or written, of the Parties in respect to the subject matter of this Agreement.

Section 11.7. Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be governed by, and construed and interpreted in accordance with, Federal Law. To the extent that Federal Law does not specify the appropriate rule of decision for a particular matter at issue, it is the intention and agreement of the Parties that the law of the State of New York (without giving effect to its conflict of laws principles (except Section 5-1401 of the New York General Obligations Law)) shall be adopted as the governing federal rule of decision.

Section 11.8. Severability. In case any one or more of the provisions contained in any Financing Document should be illegal, invalid, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the Parties hereto shall engage the parties to the Financing Documents to enter into good faith negotiations to replace the illegal, invalid, or unenforceable provision with a provision as similar in its terms and purpose to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

Section 11.9. Limitation on Liability. No claim shall be made by any Borrower Entity against any Secured Party or any of their Affiliates, directors, employees, attorneys, or agents, including the Consultants, for any special, indirect, consequential, or punitive damages (whether or not the claim therefor is based on contract, tort, or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Transaction Documents or any act or omission or event occurring in connection therewith, and each Borrower Entity hereby waives, releases, and agrees not to sue upon any such claim for any such damages, whether or not accrued, and whether or not known or suspected to exist in its favor.

Section 11.10. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ANY BORROWER ENTITY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS. EACH OF THE PARTIES REPRESENTS THAT IT HAS DISCUSSED THIS WAIVER OF RIGHT TO JURY WITH ITS COUNSEL, UNDERSTANDS THE RAMIFICATIONS OF SUCH WAIVER, AND KNOWINGLY AND VOLUNTARILY AGREES TO THIS WAIVER.

Section 11.11. Consent to Jurisdiction. By execution and delivery of this Agreement, each Borrower Entity irrevocably and unconditionally:

(a) submits for itself and its Property in any legal action or proceeding against it arising out of or in connection with this Agreement or any other Financing Document, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of (i) the courts of the United States in or for the District of Columbia; (ii) the courts of the United States in and for the Southern District of New York; (iii) any other federal court of competent jurisdiction in any other jurisdiction where it or any of its Property may be found; and (iv) appellate courts from any of the foregoing;

(b) consents that any such action or proceeding may be brought in or removed to such courts, and waives any objection, or right to stay or dismiss any action or proceeding, that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that nothing herein shall (i) affect the right of any Secured Party to effect service of process in any other manner permitted by law, or (ii) limit the right of any Secured Party to commence proceedings against or otherwise sue any Borrower Entity or any other Person in any other court of competent jurisdiction nor shall the commencement of proceedings in any one or more jurisdictions preclude the commencement of proceedings in any other jurisdiction (whether concurrently or not) if, and to the extent, permitted by the Applicable Laws; and

(d) agrees that judgment against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment or otherwise as provided by law, a certified or exemplified copy of which judgment shall be conclusive evidence of the fact and amount of such Borrower Entity’s obligation.

Section 11.12. Dispute Resolution.

11.12.1 Scope and Severability. Any disagreement, claim, misunderstanding, or dispute (collectively, a “Dispute”) between the Parties concerning any question of fact or law arising from, or in connection with, this Agreement, irrespective of whether such Dispute concerns an alleged breach of this Agreement or interpretation of this Agreement, may be raised by either Party under this Section 11.12, except that (a) any Dispute relating to any provision of this Agreement set forth in Section 11.12.9 (Exempt Provisions) shall not be subject to this Section 11.12; (b) this Section 11.12 shall be subject to and superseded by the rights and requirements of the Secretary under 15 CFR § 231.304 – 231.307, as applicable; and (c) no Party shall have the right to raise any matter as a Dispute arbitrarily or capriciously, or concerning a question of fact or law that has previously been raised (or in relation to which a substantially similar matter has already been raised) under this Section 11.12.

11.12.2 General Principles. If a Dispute arises, the Parties shall attempt to resolve the Dispute by discussion and mutual agreement as soon as practicable. In no event shall a Dispute that arose more than sixty (60) days prior to the notification made under Section 11.12.3 (Dispute Notice) constitute the basis for relief under this Section 11.12 unless the Department, at its sole discretion, waives this requirement. For the avoidance of doubt, failure of a Party to raise a Dispute within the sixty (60) day period prior to the notification made under Section 11.12.3 (Dispute Notice) shall not prejudice any judicial remedies available to such Party.

11.12.3 Dispute Notice. Upon failure to resolve a Dispute by mutual agreement of the Parties as described under Section 11.12.2 (General Principles), the aggrieved Party may document the Dispute by notifying the other Party (the “Responding Party”) in writing (such notice, a “Dispute Notice”), documenting the relevant facts, identifying unresolved issues, specifying the clarification or remedy sought, documenting the rationale as to why the clarification/remedy is appropriate, and identifying the type of event related to such Dispute in the column headed “Relevant Event” contained in the table set forth in Schedule G (Dispute Resolution) (any such event, a “Relevant Event”).

11.12.4  Referral to Initial Decision-Maker. The aggrieved Party shall deliver the Dispute Notice (the “Referral”) to (a) the “Department Initial Decision-Maker” identified in the table in Schedule G (Dispute Resolution) corresponding to the applicable Relevant Event if any Borrower Entity is the aggrieved Party and (b) the “Borrower Initial Decision-Maker” identified in the table in Schedule G (Dispute Resolution) corresponding to the applicable Relevant Event if the Department is the aggrieved Party.

11.12.5  Decision by Initial Decision-Maker. During the ten (10) days after providing a Dispute Notice to the Responding Party in accordance with Section 11.12.4 (Referral to Initial Decision-Maker), the aggrieved Party may provide any other new relevant facts in writing to the Initial Decision-Maker of the Responding Party. Such Initial Decision-Maker shall conduct a review of the Dispute and render a decision in writing with respect to the Dispute within thirty (30) days of receipt of the Dispute Notice. The Initial Decision-Maker may make any reasonable inquiries to aid in the preparation of its decision with respect to the matter and seek extension of any applicable time limits, by mutual agreement of the Parties. Any decision issued by the Initial Decision-Maker shall be the final and binding decision of the Responding Party, unless the aggrieved Party shall, within ten (10) days from the receipt of the written decision of the Initial Decision-Maker, request escalation as provided by Section 11.12.6 (Escalation).

11.12.6  Escalation.

(a) Within ten (10) days of receipt of the written decision of the Initial Decision-Maker pursuant to Section 11.12.5 (Decision by Initial Decision-Maker) above, the aggrieved Party may submit a notice to the Responding Party (the “Escalation Notice”) requesting a formal consultation with (a) the “Department Escalation Decision-Maker” identified in the table in Schedule G (Dispute Resolution) corresponding to the applicable Relevant Event if the Borrower is the aggrieved Party and (b) the “Borrower Escalation Decision-Maker” identified in the table in Schedule G (Dispute Resolution) corresponding to the applicable Relevant Event if the Department is the aggrieved Party.

(b) The Escalation Notice shall be submitted by (i) the “Borrower Escalation Decision-Maker” identified in the table in Schedule G (Dispute Resolution) corresponding to the applicable Relevant Event if the Borrower is the aggrieved Party and (ii) the “Department Escalation Decision-Maker” identified in the table in Schedule G (Dispute Resolution) corresponding to the applicable Relevant Event if the Department is the aggrieved Party.

(c) Unless mutually agreed otherwise by the Parties, each Party’s Escalation Decision-Maker (or authorized designee thereof with full and final decision-making authority) shall meet in-person or electronically by video within thirty (30) days of receipt of the Escalation Notice, at a mutually convenient time and place (the “Escalation Decision-Maker Meeting”).

(d) The Responding Party’s Escalation Decision-Maker (or authorized designee thereof) shall submit a written decision with respect to the Dispute as soon as possible after the Escalation Decision-Maker Meeting, and in any event within one hundred eighty (180) days of the date of the Referral.

(e) The decision issued by the Responding Party’s Escalation Decision-Maker shall be the final and binding decision of the Responding Party.

11.12.7 Unresolved Dispute. In the event an aggrieved Party disagrees with the decision of the Responding Party’s Escalation Decision-Maker described in Section 11.12.6 (Escalation), or in the absence of any written decision by the Responding Party’s Escalation Decision-Maker (or authorized designee thereof) within one hundred eighty (180) days of the date of the Referral, either Party may pursue any right or remedy under the Financing Documents or provided by Applicable Law, provided that neither Party may pursue any such right or remedy prior to the date that is one hundred eighty (180) days after the date of the Referral (or such earlier date as may be mutually agreed by the Parties).

11.12.8 Stay of Remedies. During the pendency of any Dispute under this Section 11.12 each of the Department’s remedies (other than those remedies relating to a Dispute regarding an Event of Default in connection with the provisions under Section 11.12.9 (Exempt Provisions)) shall be stayed.

11.12.9 Exempt Provisions. The following provisions of this Agreement shall not be subject to this Section 11.12:

(a) Section 6.20 (Foreign Entity of Concern; Prohibited Persons; Sanctions; Export Control Laws; Anti-Corruption; Anti-Money Laundering Laws);

(b) Section 7.15(b) (Prohibited Persons; Foreign Entities of Concern);

(c) Section 7.21(a)(i) (Maintenance of Existence; Property);

(d) Section 7.25 (Metal/Mine Customer Commitments);

(e) Section 7.31 (Creation and Perfection of Security Interests; Additional Documents; Filings and Recordings);

(f) Section 8.1(a) (Prohibited Persons; Foreign Entities of Concern);

(g) Section 8.9 (Merger; Disposition; Sharing of Assets; Transfer or Abandonment);

(h) Section 8.10 (Margin Regulations);

(i) Section 8.12 (Investment Company Act);

(j) Section 8.14 (Organizational Documents; Accounting Policies; Corporate Form)

(k) Section 9.1(b) (Payment Defaults);

(l) Section 9.1(f) (Cross Default);

(m) Section 9.1(h) (Security Interests)

(n) Section 9.1(j) (Bankruptcy; Insolvency; Dissolution);

(o) Section 9.1(l) (Judgments)

(p) Section 9.1(s) (Change of Control); and

(q) the Guardrail Provisions.

Section 11.13. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

(b) No Borrower Entity shall assign or otherwise transfer any of its rights or obligations under this Agreement or under any Transaction Document without the prior written consent of the Department.

(c) The Department, acting for this purpose as an agent of the Borrower, shall maintain a register for the recordation of the names and addresses of each Person that acquires an interest in the Guaranteed Loan in accordance with the provisions of the FFB Documents and the principal amounts of the FFB Advances owing to each such Person pursuant to the terms of this Agreement from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Department, and FFB may treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement, notwithstanding notice to the contrary. The register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

Section 11.14. Reinstatement. This Agreement and each other relevant Financing Document shall continue to be effective or be reinstated, as the case may be, if at any time payment or performance of the Borrower’s obligations hereunder, or any part thereof, is, pursuant to Applicable Laws or Governmental Judgment, rescinded or reduced in amount or must otherwise be restored or returned by any Secured Party. In the event that any payment or any part thereof is so rescinded, reduced, restored, or returned, such obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored, or returned, and this Agreement and each other relevant Financing Document shall remain in full force and effect until the indefeasible payment and discharge in full of such obligations.

Section 11.15. No Partnership; Etc. Nothing contained in this Agreement or in any other Financing Document shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture, or co-ownership by, between, or among the Department and any Borrower Entity or any other Person. The Department shall not be in any way responsible or liable for the indebtedness, losses, obligations, or duties of any Borrower Entity or any other Person with respect to any Project or otherwise. The Department and each Borrower Entity intend that the relationship between them shall be solely that of creditor and debtor. All obligations to pay Real Property or other taxes, assessments, insurance premiums, and all other fees and expenses in connection with or arising from the ownership, operation, or occupancy of any Project or any other assets and to perform all obligations under the agreements and contracts relating to any Project or any other assets shall be the sole responsibility of the Borrower Entities.

Section 11.16. FFB Right to Sell FFB Notes. FFB shall have the right to sell all or any portion of an FFB Note or any participation share thereof without the prior written consent of the Borrower pursuant to Section 15.4 of the FFB Note Purchase Agreement. Upon any such sale, any reimbursement obligations of the Guaranteed Loan by the Department shall automatically terminate and be of no further force and effect.

Section 11.17. Marshaling. None of the Department, FFB or any other Secured Party shall be under any obligation to marshal any assets in favor of any Borrower Entity or any other Person or against or in payment of any or all of the Secured Obligations.

Section 11.18. Indemnification.

(a) The Borrower shall indemnify the Department and each of its officers, employees, attorneys, and agents (each, an “Indemnified Party”) from and against any liabilities, obligations, losses, damages, penalties, claims, judgements, lawsuits, costs, and expenses (excluding attorneys’ costs and fees but including any costs and fees of any attorneys of the Collateral Agent) (each, an “Indemnified Liability”) for which an Indemnified Party may become responsible because of a claim by a third party related to any Award, the use of FFB Advances, this Agreement, any Financing Document, or any Project; provided, that the Borrower shall not have any indemnification obligation hereunder if the third party’s claim is based solely on the conduct of the Department (and no other Party) or arises from the bad faith, gross negligence, or willful misconduct of any Indemnified Party (as determined pursuant to a final, Non-Appealable judgement by a court of competent jurisdiction).

(b) An Indemnified Party shall give timely notice to the Borrower of any action for which indemnification hereunder may be sought; provided that any failure to give such notice shall not release the Borrower from any of its indemnification obligations hereunder.

(c) The Borrower agrees that the Department has sole authority regarding the conduct of any litigation brought against any Indemnified Party, and the Borrower agrees that the decisions of the Department regarding any such litigation, trial or settlement shall not relieve the Borrower of its indemnification obligations hereunder. The Department agrees that it will advise the Borrower regarding the conduct of any such litigation and that Borrower shall be given the opportunity at its own cost and expense to advise the Department of its views regarding such litigation, including any settlement related thereto. The Department agrees that it will not compromise or settle any Indemnified Liability, until it has advised the Borrower, as provided above, and has been authorized by the government official with authority to approve settlements pursuant to applicable rules. No provision herein shall restrict, modify or otherwise affect the authority of the United States to settle or compromise any claim according to Applicable Law.

(d) All sums paid and costs incurred by any Indemnified Party with respect to any matter indemnified hereunder shall be immediately due and payable by the Borrower.

Section 11.19. Counterparts; Electronic Signatures. This Agreement may be executed in one or more duplicate counterparts and when executed by all of the Parties shall constitute a single binding agreement. The delivery of an executed counterpart of this Agreement by electronic means, including by facsimile or by portable document format (PDF) attachment to email, shall be as effective as delivery of an original executed counterpart of this Agreement. Except to the extent Applicable Law would prohibit the same or make the same unenforceable, or affirmatively requires a manually executed counterpart signature: (a) the delivery of an executed counterpart of a signature page of this Agreement by emailed PDF, or any other electronic means approved by the Department in writing (which may be via email) that reproduces an image of the actual executed signature page shall be as effective as the delivery of a manually executed counterpart of this Agreement; (b) the delivery of an executed counterpart of a signature page of this Agreement by emailed PDF, or any other electronic delivery means approved by the Department in writing (which may be via email) that contains a DocuSign signature or, in the case of the Department’s signature, a digital signature associated with a Personal Identity Verification card, or any other electronic signature means approved by the Department in writing (which may be via email) shall be as effective as the delivery of a manually executed counterpart of this Agreement; and (c) if agreed by the Department in writing (which may be via email) with respect to this Agreement, the delivery of an executed counterpart of a signature page of this Agreement by electronic means that types in the signatory to a document as a “conformed signature” from an email address approved by the Department in writing (which may be via email) shall be as effective as the delivery of a manually executed counterpart of this Agreement. In furtherance of the foregoing, the words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity, or enforceability as a manually executed signature, physical delivery thereof, or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.20. Benefits of Agreement. Nothing in this Agreement or any other Financing Document, express or implied, shall give to any Person, other than the Parties hereto and thereto and their successors and permitted assigns hereunder or thereunder, any benefit or any legal or equitable right or remedy under this Agreement or any other Financing Document.

Section 11.21. Termination; Survival.

(a) The terms and conditions of this Agreement and any Award, and all rights and obligations of the Parties thereunder, shall terminate on the Release Date, unless otherwise extended by mutual written agreement of the Parties; provided however the termination of this Agreement and any Award on the Release Date shall not affect any rights or remedies of any Party that have accrued prior to or on the Release Date, or any obligations or liabilities of the Borrower Entities that expressly survive the Release Date as set forth in paragraphs (b) and (c) below or by Applicable Law.

(b) All representations and warranties made by any Borrower Entity in any Financing Document or other documents delivered in connection therewith shall be considered to have been relied upon by the Department and shall survive the Release Date.

(c) The provisions of (i) Section 3.4 (Net of Tax), Section 3.5 (Payment of Costs and Expenses), Section 9.1(a)(iii) (Expansion Clawback Event), Section 11.7 (Governing Law), Section 11.10 (Waiver of Jury Trial), Section 11.11 (Consent to Jurisdiction), Section 11.12 (Dispute Resolution), Section 11.14 (Reinstatement) and Section 11.18 (Indemnification) and Article 6 (Representations and Warranties), and (ii) the Guardrail Provisions (excluding Section 2 (Prohibition on Certain Joint Research or Technology Licensing) and Section 7(d) (Remedies, Mitigation and Clawbacks) thereof) and all other provisions and definitions set forth in this Agreement required to give effect thereto, including, inter alia, Section 11.5 (Waiver and Amendment) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment in full of the Secured Obligations, the expiration or termination of the DOC Guarantee or the FFB Commitment or the termination of this Agreement or any provision hereof on the Release Date.

Section 11.22. Borrower Entity Agent.

11.22.1 Borrower Entity Agent Appointment, Acceptance and Authority. Each Borrower Entity (other than the Borrower) hereby appoints and designates the Borrower to act as its representative and agent for all purposes under the Financing Documents (in such capacity, the “Borrower Entity Agent”), including requests, delivery or receipt of communications, preparation and delivery of reporting materials, receipt and payment of Secured Obligations, requests for waiver, amendments, consent, forbearances, and other accommodations, actions under the Financing Documents (including in respect of compliance with covenants), and all other dealings with the Department. The Borrower Entity Agent hereby accepts such appointment.

11.22.2 Reliance. The Department shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication delivered by the Borrower Entity Agent on behalf of any Borrower Entity.

11.22.3 Agent Communications. The Department shall have the right, but not the obligation, to deal exclusively with the Borrower Entity Agent for all purposes under the Financing Documents. Each Borrower Entity agrees that any notice, election, communication, delivery, representation, agreement, action, omission or undertaking on its behalf by the Borrower Entity Agent shall be binding upon and enforceable against it.

11.22.4 Process Agent Appointment. Further for the term of this Agreement, each Borrower Entity hereby appoints the Borrower Entity Agent, as its agent for service of process to receive on its behalf and on behalf of its property, service of copies of the summons and complaint and any other notice, document or process which may be served in such action, litigation or proceeding, and agree that failure of the Borrower Entity Agent to give notice of any such service or process to any Borrower Entity shall not impair or affect the validity of such service or of any judgment based thereon. Such service may be made by mailing or delivering a copy of such process to any Borrower Entity in care of the Borrower Entity, and each Borrower Entity hereby irrevocably authorize and direct the Borrower Entity Agent to accept such service on its behalf. As an alternative method of service, each Borrower Entity also irrevocably consents to the service of any and all process in any such action, litigation or proceeding by the mailing of copies of such process to it at its address specified in Schedule E (Addresses). If the Borrower Entity Agent becomes unable for any reason to act as agent for service of process, the applicable Borrower Entity Agent shall promptly appoint a successor agent on terms reasonably acceptable to the Department.

Article 12

GUARANTEE

Section 12.1. Borrower Entity Guarantee.

12.1.1 Each Borrower Entity (other than the Borrower) (each such Borrower Entity, for the purposes of this Article 12, a “Guarantor”) jointly and severally:

(a) irrevocably, absolutely and unconditionally guarantees to the Department, as a primary obligor and not merely as a surety, the due and punctual payment of the Secured Obligations;

(b) agrees that the Secured Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that such Guarantor will remain bound upon its guarantee notwithstanding any extension or renewal of any Secured Obligation;

(c) waives presentment to, demand of, payment from and protest to any other Borrower Entity of any of the Secured Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment;

(d) agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether at the stated maturity, by acceleration or otherwise) and not a guarantee of collection, and waives any right to require that any resort be had by the Department to any collateral security held for the payment of the Secured Obligations or to any balance of any deposit account or credit on the books of the Department in favor of any other Borrower Entity or any other Person;

(e) failure by any other Guarantor to make a payment as required during the effectiveness of this guarantee will give rise to a separate cause of action hereunder and separate suits may be brought hereunder as each cause of action arises;

(f) agrees that, notwithstanding anything to the contrary herein or in any other Financing Document, the maximum liability of such Borrower Entity under its guarantee hereunder shall not exceed an amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any equivalent provision of any other bankruptcy, insolvency, reorganization, receivership, moratorium or other Applicable Laws affecting creditors’ rights generally;

(g) assumes all responsibility for being and keeping itself informed of the financial condition and assets of each other Borrower Entity, and of all other circumstances bearing upon the risk of nonpayment of the Secured Obligations and the nature, scope and extent of the risks that it assumes and incurs hereunder, and agrees that the Department will have no duty to advise it of information known to it or any of them regarding such circumstances or risks; and

(h) agrees that, upon the occurrence of any Event of Default referred to in any provision of Section 9.1(j) (Bankruptcy; Insolvency; Dissolution) in respect of any Borrower Entity, if such event shall occur at a time when any of the Secured Obligations may not then be due and payable, such Guarantor shall pay to the Secured Parties forthwith the full amount which would be payable hereunder by such Guarantor if all the Secured Obligations were then due and payable.

Section 12.2. No Discharge or Diminishment of Guarantee; Waivers.

(a) Except for termination of the Guarantor obligations as set forth in Section 12.4(a) (Termination of Guarantee; Reinstatement) below, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Secured Obligations or otherwise (other than defense of payment). Without limiting the generality of the foregoing, the obligations of any Guarantor hereunder, to the fullest extent permitted by Applicable Law, shall not be discharged or impaired or otherwise affected by, and each Guarantor hereby waives any defense to the enforcement hereof by reason of:

(i) the failure of the Department to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Financing Document or otherwise;

(ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of any Financing Document or any other agreement;

(iii) the failure to perfect any security interest in, or the exchange, substitution, release or any impairment of, any security held by the Department for the Secured Obligations;

(iv) any default, failure or delay, willful or otherwise, in the performance of the Secured Obligations;

(v) any other act or omission that may or might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a discharge of such Guarantor as a matter of law or equity (other than the payment in full in cash or immediately available funds of all the Secured Obligations);

(vi) any illegality, lack of validity or enforceability of any Secured Obligations;

(vii) any change in the corporate existence, structure or ownership of any other Borrower Entity, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any other Borrower Entity or any assets of such Borrower Entity or any resulting release or discharge of any Secured Obligations;

(viii) the existence of any claim, set-off or other rights that such Guarantor may have at any time against any other Borrower Entity, the Department, or any other Person, whether in connection herewith or any unrelated transactions;

(ix) any action permitted or authorized hereunder; or

(x) any other circumstance (including any statute of limitations) or any existence of or reliance on any representation by the Department that might otherwise constitute a defense to, or a legal or equitable discharge of, the Borrower, any Guarantor, any other Borrower Entity or surety.

(b) Each Guarantor expressly authorizes the Department to take and hold security for the payment and performance of the Secured Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other Guarantors or obligors upon or in respect of the Secured Obligations, all without affecting the obligations of such Guarantor hereunder.

(c) To the fullest extent permitted by Applicable Law, each Guarantor waives any defense based on or arising out of any defense of any other Borrower Entity or the unenforceability of the Secured Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Borrower Entity, other than the payment in full in cash or immediately available funds of all the Secured Obligations (other than contingent indemnity or expense reimbursement obligations as to which no claim has been made). The Department may, at its election, (i) foreclose on any security held by it by one or more judicial or nonjudicial sales; (ii) accept an assignment of any such security in lieu of foreclosure; (iii) compromise or adjust any part of the Secured Obligations; (iv) make any other accommodation with any other Borrower Entity; or (v) exercise any other right or remedy available to them against any other Borrower Entity, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent that the Secured Obligations (other than contingent indemnity or expense reimbursement obligations as to which no claim has been made) have been paid in full in cash or in immediately available funds. To the fullest extent permitted by Applicable Law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any other Borrower Entity, as the case may be, or any security.

Section 12.3. Agreement to Pay; Contribution; Subrogation.

(a) Without limitation of any other right that the Department has at law or in equity against any Guarantor, upon the failure of any Borrower Entity to pay any Department Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises, jointly and severally, to and will forthwith pay in cash, or cause to be paid in cash, to the Department such unpaid Secured Obligations upon demand, in Dollars.

(b) Upon payment by any Guarantor of any sums to the Department, all rights of such Guarantor against any other Borrower Entity arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Secured Obligations. In addition, any Indebtedness of any other Borrower Entity now or hereafter held by any Guarantor is hereby subordinated in right of payment to the prior payment in full of the Secured Obligations during the existence of an Event of Default. If any amount shall erroneously be paid to any Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such Indebtedness of any other Borrower Entity, such amount shall be held in trust for the benefit of the Department and shall forthwith be paid to the Department to be credited against the payment of the Secured Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Financing Documents.

(c) If any Guarantor at any time pays to the Department an amount less than the full amount of the Secured Obligations then due and payable to the Department, without waiving any other rights in connection therewith, the Department may allocate and apply such payment in any way or manner and for such purpose or purposes as the Department in its sole discretion determines, notwithstanding any instruction that such Guarantor, the Borrower or any other Person may give to the contrary.

Section 12.4. Termination of Guarantee; Reinstatement.

(a) The obligations of each Guarantor hereunder shall terminate (other than the provisions hereof that by their express terms survive such termination) on the Release Date.

(b) In connection with any termination or release pursuant to paragraph (a) above, the Department shall execute and deliver to the Borrower Entity Agent or any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 12.4 shall be without recourse to, or warranty by, the Department.

(c) Notwithstanding the provisions of this Section 12.4, this Article 12 shall continue to be effective or be reinstated, as the case may be, if at any time payment or performance of the Secured Obligations, or any part thereof, is, pursuant to Applicable Law or Governmental Judgment, rescinded, or reduced in amount or must otherwise be restored or returned by the Department. In the event that any payment or any part thereof is so rescinded, reduced, restored, or returned, such Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored, or returned, and this Agreement shall remain in full force and effect until the indefeasible payment and discharge in full of such Secured Obligations.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective officers or representatives hereunto duly authorized as of the date first written above.

USA RARE EARTH, INC.,
as Borrower and a Borrower Entity

By:	/s/ W. Robert Steele, Jr.
Name:	W. Robert Steele, Jr.
Title:	Chief Financial Officer

USA Rare Earth Project - Loan Guarantee Agreement Signature Page

USA RARE EARTH, LLC,
as a Borrower Entity

By:	/s/ W. Robert Steele, Jr.
Name:	W. Robert Steele, Jr.
Title:	Chief Financial Officer

USA Rare Earth Project - Loan Guarantee Agreement Signature Page

USA RARE EARTH MAGNETS, LLC,
as a Borrower Entity

By:	/s/ W. Robert Steele, Jr.
Name:	W. Robert Steele, Jr.
Title:	Chief Financial Officer

USA Rare Earth Project - Loan Guarantee Agreement Signature Page

ROUND TOP MOUNTAIN DEVELOPMENT, LLC,
as a Borrower Entity

By:	/s/ W. Robert Steele, Jr.
Name:	W. Robert Steele, Jr.
Title:	Chief Financial Officer

USA Rare Earth Project - Loan Guarantee Agreement Signature Page

USA RARE EARTH REAL ESTATE, LLC,
as a Borrower Entity

By:	/s/ W. Robert Steele, Jr.
Name:	W. Robert Steele, Jr.
Title:	Chief Financial Officer

USA Rare Earth Project - Loan Guarantee Agreement Signature Page

LACONIA INTERMEDIATE ACQUISITION SUB, INC.,
as a Borrower Entity

By:	/s/ W. Robert Steele, Jr.
Name:	W. Robert Steele, Jr.
Title:	Chief Financial Officer

USA Rare Earth Project - Loan Guarantee Agreement Signature Page

LACONIA ACQUISITION SUB LIMITED,
as a Borrower Entity

By:	/s/ David Kronenfeld
Name:	David Kronenfeld
Title:	Director

USA Rare Earth Project - Loan Guarantee Agreement Signature Page

LCMG LIMITED,
as a Borrower Entity

By:	/s/ David Kronenfeld
Name:	David Kronenfeld
Title:	Director

USA Rare Earth Project - Loan Guarantee Agreement Signature Page

LESS COMMON METALS LIMITED,
as a Borrower Entity

By:	/s/ David Kronenfeld
Name:	David Kronenfeld
Title:	Director

USA Rare Earth Project - Loan Guarantee Agreement Signature Page

UNITED STATES DEPARTMENT OF COMMERCE, an agency of the Federal Government of the United States of America

By:	/s/ Bill Frauenhofer
Name:	Bill Frauenhofer
Title:	Executive Director, Semiconductor Innovation and Investment

USA Rare Earth Project - Loan Guarantee Agreement Signature Page

Annex A

Definitions

“Abandonment” means, with respect to any Project, the relinquishment of possession and control of the relevant Project by any Borrower Entity or its contractors, or the complete cessation of work or activity for ninety (90) consecutive days (or one hundred twenty (120) non-consecutive days in any Fiscal Year) at the relevant Project, except as a result of the occurrence of an Event of Force Majeure, and the term “Abandon” shall have a correlative meaning.

“Acceptable Operator” means any Person who, at of the time of such Person’s entry into a contract with any Borrower Entity that the Borrower proposes should be treated as an O&M Agreement, is routinely engaged in activities of the type purported to be provided thereunder.

“Account Control Agreements” means, collectively, each springing account control agreement required to be entered into by any Borrower Entity in accordance with Section 8.3(d) (Accounts).

“Action” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation, or arbitration at law or in equity, or before or by any Governmental Authority, domestic or foreign, or other regulatory body or any arbitrator.

“Actual Capex Amount” means, as of the Actual Milestone Completion Date for any Disbursement Milestone for any Project, the amount of Capital Expenditures certified in writing by the Borrower to the Department that have been incurred and paid by the relevant Borrower Entity in respect of such Disbursement Milestone.

“Actual Cumulative Capex Amount” means, with respect to any Project and in connection with any requested FFB Advance, the aggregate Actual Capex Amount for all Disbursement Milestones for such Project for which an Actual Milestone Completion Date has occurred, including the Relevant Disbursement Milestone.

“Actual Cumulative Disbursement Amount” means, with respect to any Project and as of any date of determination, the aggregate amount of FFB Advances made to the Borrower for such Project as of such date.

“Actual Cumulative Disbursement Ratio” means, with respect to any Project and as of any date of determination, the ratio, expressed as a percentage, equal to (a) the Actual Cumulative Disbursement Amount for such Project as of such date divided by (b) the Actual Cumulative Capex Amount for such Project as of such date.

“Actual Milestone Completion Date” means, with respect to any Disbursement Milestone for any Project, the date on which the relevant Borrower Entity has actually completed such Disbursement Milestone, as such date is confirmed by the Department after the receipt of the applicable FFB Advance Request.

“Additional Project” means either the Magnet Project 2 or the Metal Project 2, as context may require.

Annex A-1

“Additional Project Documents” means, for any Project:

(a)	each Metal/Mine Customer Commitment for the sale of Product produced by such Project entered into in accordance with Section 7.25 (Metal/Mine Customer Commitments) and which does not constitute a Major Project Document;

(b)	each Magnet Purchase Commitment for the sale of Product produced by such Project entered into in accordance with Section 7.26 (Magnet Purchase Commitments) and which does not constitute a Major Project Document; and

(c)	each other contract entered into by any Borrower Entity on or following the date hereof that is necessary for or material to the construction and operation of any Project and which (i) has a term of no greater than one (1) year; (ii) does not obligate any party thereto to make payments in an aggregate amount exceeding twenty-five million Dollars ($25,000,000) in any calendar year; and (iii) does not otherwise constitute a Major Project Document.

“Affiliate” means with respect to any Person, any other Person that directly or indirectly Controls, or is under common Control with, or is Controlled by, such Person.

“Agreement” has the meaning given to that term in the preamble hereto, which agreement states the terms and conditions by which the Secretary agrees to make an Award available to the Borrower and the obligations and duties of the Borrower Entities in connection therewith and satisfies the meaning as “Required Agreement” in 15 CFR § 112.

“ALTA” means the American Land Title Association headquartered in Washington D.C.

“ALTA Survey” means, with respect to any Project, the ALTA or NSPS survey delivered with respect to the applicable Project Site for such Project prior to the first FFB Advance Date pursuant to Section 5.1.8(a) (Real Property and Land Rights).

“Anti-Corruption Laws” means all laws, rules, regulations, or orders with jurisdiction over any Borrower Entity, any Major Project Participant or any Project concerning or relating to bribery or corruption in the public or private sector, including the United States Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Money Laundering Laws” means the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the Patriot Act, the Anti-Money Laundering Act of 2020, the Money Laundering Control Act, the rules and regulations thereunder, and any similar Applicable Laws relating to money laundering, terrorist financing, or financial recordkeeping and recording requirements administered or enforced by any United States of America governmental agency, or any other jurisdiction in which any Borrower Entity operates or conducts business.

“Anticipated Completion Date” means, with respect to any Disbursement Milestone for any Project, the relevant date set forth in Part Two of the Disbursement Milestone Schedule for such Project in the Disbursement Milestone Schedule under the column entitled “Anticipated Completion Date” in the row corresponding to such Disbursement Milestone.

“Applicable Accounting Requirements” means (a) with respect to the Borrower and each Borrower Entity, GAAP and (b) with respect to any other Person, GAAP or IFRS, as the case may be.

Annex A-2

“Applicable Law” means, with respect to any Person, any constitution, statute, law, rule, regulation, code, ordinance, treaty, judgment, order, or any published directive, guideline, requirement, or other governmental rule or restriction that has the force of law, or any determination or interpretation of any of the foregoing by any Governmental Authority having jurisdiction over or a judicial authority, that is binding on such Person or any of its properties, whether in effect as of the date of this Agreement or as of any date hereafter.

“Application” has the meaning given to the term in the recitals hereto.

“Approved Project Change” has the meaning given to the term in Section 8.5(a) (Approved Project Changes).

“Approved Subsidiary” means any Subsidiary of a Borrower Entity that meets the following conditions:

(a)	is formed or acquired after the Award Date;

(b)	the Borrower Entity maintains Control of the Subsidiary and the right to direct the operations and management of such Subsidiary;

(c)	the Borrower Entity has delivered prior written notice to the Department of the Borrower Entity’s intent to form or acquire such Subsidiary at least ten (10) Business Days prior to the formation or acquisition of such Subsidiary; and

(d)	as soon as practicable (and in any event within thirty (30) days) after such formation or acquisition, has executed a joinder to this Agreement in form and substance satisfactory to the Department.

“Authorized Officer” means: (a) with respect to any Person that is (i) a corporation, the chairman, chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer, any Person holding equivalent positions in such corporations, or any other Financial Officer of such Person, (ii) a partnership, each general partner of such Person or the chairman, chief executive officer, president, a vice president, an assistant vice president, treasurer, an assistant treasurer, any Person holding equivalent positions in such partnership, or any other Financial Officer of a general partner of such Person, or (iii) a limited liability company, the manager, managing partner or duly appointed officer of such Person, the individuals authorized to represent such Person pursuant to the Organizational Documents of such Person, or the chairman, chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer, any Person holding equivalent positions in such corporations, or any other Financial Officer of the manager or managing member of such Person; and (b) with respect to any Borrower Entity, only those individuals holding any of the foregoing positions whose name appears on the certificate of incumbency delivered to the Department, as such certificate of incumbency may be amended from time to time to identify the individuals then holding such offices and the capacity in which they are acting.

“Authorized Purpose” means: (a) with respect to the Round Top Mine Project, the construction and operation of the applicable Facility for the purpose of rare earth mining and processing; (b) with respect to the Stillwater Magnet Project, the expansion, modernization, and operation of the applicable Facility for the purpose of magnet-making; (c) with respect to the Stillwater Metal Project, the construction, expansion, modernization, and operation of the applicable Facility for purposes of strip casting and metal making; (d) with respect to Magnet Project 2, the construction, expansion, modernization, and operation of the applicable Facility for the purpose of magnet-making; and (e) with respect to Metal Project 2, the construction, expansion, modernization, and operation of the applicable Facility for purposes of strip casting and metal making.

Annex A-3

“Availability Period” means, with respect to any Project, the period commencing on the date hereof until the earliest of:

(a)	the last day for an FFB Advance, as set forth in the relevant FFB Note;

(b)	the Project Completion Longstop Date for such Project; and

(c)	the date on which the FFB Commitment for the relevant FFB Note has been reduced to zero (0).

“Available Disbursement Amount” has the meaning given to that term in Section 2.5.4 (Disbursement of Proceeds; Use of Proceeds; Maximum Principal Amount).

“Award” means any CHIPS Incentive provided by the Department to the Borrower pursuant to terms of the CHIPS Act and the Financing Documents.

“Award Date” means the date on which this Agreement is executed by the Department and the Borrower Entities.

“Award Date Investment Policy” has the meaning given to that term in Section 4.1.22 (Award Date Investment Policy).

“Award Date Key Person” means any individual person named in Schedule I (Key Person Schedule) hereto.

“Award Date Key Person A” means the Award Date Key Person named in Part A of Schedule I (Key Person Schedule) hereto.

“Award Date Key Person B” means the Award Date Key Person named in Part B of Schedule I (Key Person Schedule) hereto.

“Award Date Key Person C” means each Award Date Key Person named in Part C of Schedule I (Key Person Schedule) hereto.

“Award Date Key Person Group C” means, collectively, each Award Date Key Person named in Part C of Schedule I (Key Person Schedule) hereto.

“Base Case Financial Model” means the base case financial model delivered by the Borrower, and approved by the Department, in connection with the Award Date, as the same may be updated from time to time pursuant to Section 5.1.6 (Revised Base Case Financial Model – First FFB Advance Date) and as the same may be further amended, updated, or otherwise supplemented from time to time in accordance with the terms hereof.

“BIS” means the Department’s Bureau of Industry and Security.

“Body of Information” means: (a) a Member of Congress or a representative of a committee of Congress; (b) the OIG; (c) the Government Accountability Office; (d) a Federal employee responsible for management of the Award; (e) an authorized official of the Department of Justice or other law enforcement agency; (f) a court or grand jury; or (g) a management official or other employee of any Borrower Entity who has the responsibility to investigate, discover, or address misconduct subject to whistleblower protections.

Annex A-4

“Book Value” means, as of any date of determination, an amount equal to Total Assets minus Total Liabilities minus the aggregate amount of any cash and cash equivalents (as determined in accordance with the Applicable Accounting Requirements) other than any Excess Cash, in each case, on a Consolidated Basis.

“Book Value to Cumulative Debt Ratio” means, as of any date of determination, the ratio of (a) the Book Value of the Borrower, as determined on a Consolidated Basis without double counting, to (b) the aggregate principal amount (including, if applicable, any capitalized interest) of all outstanding secured and unsecured Cumulative Funded Indebtedness of the Borrower Entities.

“Borrower” has the meaning given to the term in the preamble hereto.

“Borrower Entity” means any of the Borrower, any other Person referred to in the preamble hereto as a Party in its capacity as a Borrower Entity, any Approved Subsidiary(ies), and any other Person that from time to time executes a joinder to this Agreement in its capacity as a Borrower Entity with the prior written consent of the Department and the Borrower Entity Agent.

“Borrower Entity Agent” has the meaning given to the term in 11.22.1 (Borrower Entity Agent Appointment, Acceptance and Authority).

“Borrower’s Accountant” means BDO USA, P.C., or such other firm of independent certified public accountants of nationally recognized standing as may be appointed by the Borrower from time to time pursuant to Section 8.3(f) (Accountants).

“Business Day” means any day other than Saturday, Sunday, or other day on which either FFB or the Federal Reserve Bank of New York are not open for business.

“Calculation Date” means, with respect to any Person, each date that is the last day of a fiscal quarter of such Person.

“Calculation Period” means, with respect to any Person, each period of twelve (12) months ending on a Calculation Date.

“Capital Expenditures” means all expenditures that should be capitalized in accordance with the Applicable Accounting Requirements.

“Capital Lease” means, for any Person, any lease of (or other agreement conveying the right to use) any Property of such Person that would be required, in accordance with the Applicable Accounting Requirements, to be capitalized and accounted for as a capital lease on a balance sheet of such Person.

“Capitalized Interest Amount” means, with respect to any FFB Advance or any related Capitalized Interest Amount as of any date of determination, the actual amount of interest capitalized in respect of such FFB Advance or Capitalized Interest Amount as of such date of determination in accordance with Section 7 of the FFB Note (including any interest to be capitalized in respect of the FFB Advances or Capitalized Interest Amount as of such date of determination).

Annex A-5

“Cash Flow Available for Debt Service” means, in respect of any relevant period of determination, EBITDA for that relevant period after:

(a)	adding the amount of any decrease (and deducting the amount of any increase) in working capital for that relevant period;

(b)	adding the amount of any cash receipts (and deducting the amount of any cash payments) during that relevant period in respect of any exceptional, one off, non-recurring or extraordinary items not already taken into account in calculating EBITDA for such period (other than, in the case of cash receipts, any insurance proceeds and any consideration receivable by any Borrower Entity for any disposal made by any other Borrower Entity);

(c)	adding the amount of any cash receipts during that relevant period in respect of any Tax rebates or credits and deducting the amount actually paid or due and payable in respect of Taxes during that relevant period by any Borrower Entity;

(d)	adding the amount of any increase in provisions, other non-cash debits and other non-cash charges (which are not current assets or current liabilities) and deducting the amount of any non-cash credits (which are not current assets or current liabilities), in each case to the extent taken into account in calculating EBITDA for the relevant period; and

(e)	deducting the amount of any Capital Expenditure actually made (or due to be made) in cash during that relevant period by any Borrower Entity,

and such that no amount shall be added (or deducted) more than once.

“Certificate Specifying Authorized Borrower Officials” shall mean a certificate of the Borrower specifying the names and titles of those officials of the Borrower who are authorized to execute and deliver from time to time FFB Advance Requests on behalf of the Borrower, and containing the original signature of each of those officials, substantially in the form of the Certificate Specifying Authorized Borrower Officials attached as Exhibit B to the FFB Note Purchase Agreement.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Approval” means that any of the following shall have occurred: (a) the Borrower shall have received written notice from CFIUS that the transactions contemplated by this Agreement do not constitute a “covered transaction” under the Defense Production Act, as amended by the Foreign Investment Production Act of 2018; (b) after the completion of any review or investigation under the Defense Production Act, as amended by the Foreign Investment Production Act of 2018, the Borrower shall have received written notice from CFIUS that there are no unresolved national security concerns and all action under the Defense Production Act is concluded with respect to the transactions contemplated by this Agreement; or (c) CFIUS shall have sent a report to the President of the United States requesting the President’s decision and either (i) the President has not taken any action within fifteen (15) days from the date the President received the report from CFIUS, or (ii) the President shall have announced a decision not to take any action to suspend, prohibit, or place any limitations on the transactions contemplated by this Agreement.

Annex A-6

“Change of Control” means the occurrence of any one of the following:

(a)	with respect to the Borrower, the occurrence, in a single transaction or in a series of related transactions, of any of the following without the consent of the Department:

(i) any Person or group (within the meaning of Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), becomes the “beneficial owner” (within the meaning of Rule 13d-3 of the Exchange Act) of Equity Interests of the Borrower representing more than thirty five percent (35%) of either (A) the aggregate voting power of the issued and outstanding Equity Interests entitled to vote pursuant to the Borrower’s Organizational Documents (the “Outstanding Voting Interests”) of the Borrower or (B) the economic value of the issued and outstanding Equity Interests of the Borrower;

(b)	with respect to any Borrower Entity or LCM Europe:

(i)	a Prohibited Person or a Foreign Entity of Concern acquires Control of such Borrower Entity or LCM Europe;

(ii)	(other than with respect to Round Top Mountain Development, LLC, Less Common Metals, and LCM Europe) the Borrower ceases to hold and Control, directly or indirectly, one hundred percent (100%) of both the Outstanding Voting Interests and the economic value of the issued and outstanding Equity Interests; or

(iii)	(other than with respect to the Borrower, Less Common Metals, and LCM Europe) the Borrower ceases to Control, directly or indirectly, such Borrower Entity;

(c)	with respect to Round Top Mountain Development, LLC, the Borrower ceases to hold and Control, directly or indirectly, (i) eighty one percent (81%) of both the Outstanding Voting Interests and the economic value of the issued and outstanding Equity Interests and (ii) any additional Outstanding Voting Interests or economic value of the issued and outstanding Equity Interests that the Borrower may acquire, directly or indirectly, after the Award Date; or

(d)	with respect to Less Common Metals or LCM Europe, the Borrower ceases to hold and Control, directly or indirectly, at least seventy-five percent (75%) of both the Outstanding Voting Interests and the economic value of the issued and outstanding Equity Interests.

“Change Orders” means any change order or variation order, amendment, supplement or modification in respect of any Construction Contract.

“CHIPS Act” means Title XCIX—Creating Helpful Incentives to Produce Semiconductors for America of the William M. (Mac) Thornberry National Defense Authorization Act for Fiscal Year 2021 (Pub. L. 116-283), as amended by the CHIPS Act of 2022 (Division A of Pub. L. 117-167).

“CHIPS Incentives” means the provision of direct funding (via grants, cooperative agreements, or other transactions), loans and loan guarantees as described in the NOFO.

“CHIPS Incentives Program” has the meaning given to the term in the recitals hereto.

“CHIPS Program Office” means the office of the Department overseeing the administration of the CHIPS Incentives Program.

“Clawback Event” means any of the events described in Section 9.1(a) (Clawback Events).

Annex A-7

“Collateral” means all Property (whether tangible or intangible), IP Collateral, and Equity Interests whether now existing or hereinafter acquired that are subject to or are intended to be or become subject to any security interest or Lien granted to the Collateral Agent or otherwise for the benefit of the Department and the other Secured Parties under any Security Document.

“Collateral Agency Agreement” means the collateral agency agreement entered into by and between the Department, the Collateral Agent and the Borrower on or prior to the date of the first FFB Advance.

“Collateral Agent” means Citibank, N.A., or any successor thereto appointed pursuant to the Collateral Agency Agreement, in its capacity as collateral agent for the benefit of the Secured Parties.

“Communications” has the meaning given to that term in Section 11.2(a) (Use of Websites).

“Comptroller General” means the Comptroller General of the United States.

“Conflict of Interest” means the occurrence of any of the following:

(a)	participation by an Interested Party in a matter that has a direct and predictable effect on the Interested Party’s personal or financial interests, which may include employment, stock ownership, a creditor or debtor relationship, or prospective employment with the organization selected or to be selected for a Subaward;

(b)	an appearance that an Interested Party’s objectivity in performing his or her responsibilities under the applicable Project is impaired; and

(c)	non-financial gain to an Interested Party, such as benefit to reputation or prestige in a professional field.

“Consolidated” or “Consolidated Basis” means:

(a) with respect to any Financial Statements of any Person to be delivered hereunder, such statements on a consolidated basis in accordance with applicable principles of consolidation in accordance with the Applicable Accounting Requirements, including the consolidation adjustments customarily applied to avoid double counting of transactions among any of the relevant consolidated entities; and

(b) with respect to any financial item of any Borrower Entity, any financial calculation to be made hereunder or any financial covenant compliance to be assessed hereunder or under any other Financing Document (including, inter alia, Section 7.18 (Liquidity Requirements; Financial Covenants) hereof), that such item, calculation or assessment shall be made by reference to the sum of all amounts of similar nature reported in the relevant Financial Statements of each of the entities whose accounts are to be consolidated with the accounts of such Person in accordance with the Applicable Accounting Requirements, other than any such entities which are not a Borrower Entity (including, as of the Award Date, any of Serra Verde Holdco, LCM Europe, Middlebury Merger Sub Ltd., or any subsidiary thereof), plus or minus the consolidation adjustments customarily applied to avoid double counting of transactions among any of those relevant entities, including the Borrower.

Annex A-8

“Consolidated Operating Income” means, for any period, the sum of (a) the Borrower Entities’ revenues, minus (b) the cost of goods sold, minus (c) general, administrative, and sale expenses, minus (d) depreciation and amortization, determined on a Consolidated Basis.

“Construction and Tool Installation Budget” means, with respect to any Project, the budget delivered by the Borrower to the Department on or about the Award Date, as amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with this Agreement.

“Construction Contract” means, with respect to each Project, collectively:

(a)	each construction contract entered into between any Borrower Entity and a Construction Contractor in connection with the construction of any Project; and

(b)	any other document designated in writing by the Borrower and the Department as a Construction Contract for such Project.

“Construction Contractor” means each contractor, and each material subcontractor (if any), under any Construction Contract.

“Consultants” means, collectively, (a) Clifford Chance US LLP as legal counsel to the Department, and (b) any other advisor, legal counsel, or consultant retained by the Department from time to time in connection with the Award, any Project, or the Financing Documents.

“Contingent Obligations” means as to any Person, any obligation of such Person with respect to any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, as a guarantee or otherwise:

(a)	for the purchase, payment, or discharge of any such primary obligation;

(b)	to purchase, repurchase, or otherwise acquire such primary obligations or any Property constituting direct or indirect security therefor, including the obligation to make take-or-pay or similar payments;

(c)	to advance or supply funds;

(d)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor;

(e)	to purchase Property, securities, or services primarily for the purpose of assuring the holder of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or

(f)	otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof, including with respect to letter of credit obligations, swap agreements, foreign exchange contracts, and other similar agreements (including agreements relating to derivative instruments);

provided that, the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

Annex A-9

“Control” means the power, directly or indirectly, to direct or cause the direction of the management or business or policies of a Person (whether through the ownership of voting securities or partnership or other ownership interests, by contract, or otherwise); and the words “Controlling,” “Controlled,” and similar constructions shall have correlative meanings.

“Credit Subsidy Cost” means the “cost of a direct loan,” as defined in Section 502(5)(B) of FCRA.

“Cumulative Equity Raised” means, as of any date of determination and without duplication, the aggregate amount of cash received by the Borrower on or prior to such date, but in no event prior to January 1, 2026, for (a) the issuance of any capital stock or other securities exercisable for or exchangeable into shares of capital stock; (b) the exercise of any warrants; (c) net proceeds received by the Borrower from the issuance of Permitted Convertible Loan Notes; and (d) capital raised by the Borrower by any other means but excluding, in each case, any capital raised via Indebtedness other than the Permitted Convertible Loan Notes; provided that, Cumulative Equity Raised shall exclude Excluded LCM Europe Equity Proceeds.

“Cumulative Funded Indebtedness” means, with respect to the Borrower Entities on a Consolidated Basis as of any date of determination and without duplication, the sum of each Borrower Entity’s outstanding: (a) Indebtedness for Borrowed Money (including, for the avoidance of doubt, any short-term Indebtedness); (b) all Indebtedness secured by any Lien existing on property owned by such Borrower Entity (whether or not such Indebtedness have been assumed); (c) the aggregate amount of guarantees of Indebtedness by such Borrower Entity; (d) Indebtedness under Capital Leases; (e) reimbursement obligations (contingent or otherwise) under any letter of credit agreement; and (f) Indebtedness under any Hedge Transaction entered into by such Borrower Entity; provided that the amount of such Indebtedness under any Hedge Transaction on any date of determination shall be deemed to be the termination value of such Hedge Transaction as of such date.

“Customer Agreements” means any contract entered into by any Borrower Entity for the sale of Product produced by any Project.

“Data Protection Laws” means any and all foreign or domestic (including U.S. federal, state and local) Applicable Laws relating to the privacy, security, notification of breaches, Processing of any data or information that identifies or can be used to identify an individual, household or device, whether directly or indirectly, in each case, in any manner applicable to any Borrower Entity or any Subsidiary of any Borrower Entity.

“Davis-Bacon Act” has the meaning given to the term in Annex E (Davis-Bacon Act Requirements).

“Debarment Regulations” means all of the following:

(a)	OMB Guidelines to Agencies on Government-wide Debarment and Suspension (Non-procurement) regulations (Common Rule), 53 Fed. Reg. 19204 (May 26, 1988); and

(b)	Debarment, Suspension, and Ineligibility Regulations, 48 C.F.R. Subpart 9.4.

Annex A-10

“Debenture” means the debenture entered into, or to be entered into, between Laconia Acquisition, LCMG, Less Common Metals and the Collateral Agent on or prior to the First FFB Advance Date.

“Debt Collection Improvement Act” means the Debt Collection Improvement Act of 1996, as amended from time to time.

“Debt Service” means, with respect to any period, the sum of (a) all scheduled principal, interest, and fees (including all amounts required to be paid pursuant to Section 3.2.3(a)(i) (Mandatory Prepayments)) paid or to be paid in cash under the Financing Documents during such period; (b) all scheduled principal, interest, and fees paid or to be paid in cash under any Working Capital Facility during such period; (c) all scheduled principal, interest, and fees paid or to be paid in cash under any Permitted Convertible Loan Note during such period; and (d) all scheduled principal, interest, and fees paid or to be paid in cash under any other Indebtedness for Borrowed Money of any Borrower Entity during such period.

“Debt Sizing Criteria” means:

(a)	a Projected Fixed Charge Coverage Ratio, on a Consolidated Basis, of at least 2.00:1.00, at all times on and following August 15, 2030; and

(b)	a projected Book Value to Cumulative Debt Ratio, on a Consolidated Basis, of:

(i)	at least 2.00:1.00, at all times on and following the Award Date but prior to August 15, 2030; and

(ii)	at least 1.50:1.00, at all times on and following August 15, 2030.

“Defaulting Major Project Participant” has the meaning given to that term in Section 9.1 (Events of Default).

“Defense Production Act” means the Defense Production Act of 1950, as amended by the Foreign Investment Risk Review Modernization Act of 2018 (FIRRMA).

“Deferred Principal Amount” means, with respect to any FFB Note, for any Scheduled Prepayment Date on which a prepayment is not required to be made pursuant to Section 3.2.3(a)(i) (Mandatory Prepayments) as specified in a Principal Prepayment Deferral Notification, the Scheduled Principal Prepayment Amount applicable to such date immediately prior to giving effect to the deferral contemplated in such Principal Prepayment Deferral Notification.

“Deferred Principal Installment” has the meaning given to that term in Section 3.2.3(a)(i) (Mandatory Prepayments).

“Deferred Principal Prepayment Date” means any Scheduled Prepayment Date on which a mandatory prepayment is not required to be made by the Borrower pursuant to Section 3.2.3(a)(i) (Mandatory Prepayments) as a result of a Principal Prepayment Deferral Notification.

“Deferred Report” has the meaning given to the term in Annex F (Reporting Covenants).

“Delay Liquidated Damages” means, for any Project, any delay liquidated damages payable or paid to any Borrower Entity in connection with such Project under or pursuant to any Project Document (including any amount payable or paid pursuant to any guarantee issued in favor of any Borrower Entity with respect to any liability for delay under such Project Document).

Annex A-11

“Department” has the meaning given to the term in the preamble hereto.

“Designation Notice” means, generally, a notice from the Secretary to FFB and the particular entity identified therein as the respective “Borrower,” designating that entity to be a “Borrower” for purposes of the FFB Program Financing Agreement, in the form of notice that is attached as Annex 2 to the FFB Program Financing Agreement; and “the Designation Notice” shall mean the particular Designation Notice delivered by the Secretary to FFB and the Borrower designating the Borrower to be a “Borrower” for purposes of the FFB Program Financing Agreement.

“Direct Agreement” means each consent and agreement entered into in respect of any Major Project Document between the Collateral Agent and the relevant Major Project Participant, in each case, in form and substance satisfactory to the Department.

“Direct Funding Agreement” means that certain Direct Funding Agreement, dated as of the Award Date, entered into among the Borrower, as recipient, the other Borrower Entities, as guarantors, and the Department.

“Disbursement Milestone” means, with respect any Project, any milestone for such Project set forth in the Disbursement Milestone Schedule under the column entitled “Disbursement Milestone”.

“Disbursement Milestone Schedule” means that schedule attached hereto as Schedule B (Disbursement Milestone Schedule).

“Disposition” means, with respect to any Property or assets, any single or series of related sales, transfers, assignments, donations, conveyances, leases, licenses, abandonment, or other dispositions thereof, and the terms “Dispose” and “Disposed of” shall have correlative meanings; provided, that the term “Disposition” shall not include the creation or existence of any Permitted Lien, so long as no ownership is transferred to any party pursuant thereto.

“Dispute” has the meaning given to the term in Section 11.12.1 (Scope and Severability).

“Dispute Notice” has the meaning given to the term in Section 11.12.3 (Dispute Notice).

“DOC Extraordinary Expenses” means, in connection with any technical, financial, legal, or other difficulty experienced by any Project (e.g., engineering failure or financial workouts) that requires the Department to incur time or expenses (including third-party expenses) beyond standard monitoring and administration of the Financing Documents, the amounts that the Department reasonably determines are required to: (a) reimburse the Department’s additional internal administrative costs (including any costs to determine whether an amendment or modification would be required that could constitute a “modification” (as defined in Section 502(9) of FCRA)); and (b) any related fees and expenses of any Consultant to the extent not paid directly by or on behalf of any Borrower Entity.

“DOC Fees” means, collectively, the fees payable by the Borrower to the Department pursuant to Section 3.3 (DOC Fees).

Annex A-12

“DOC Guarantee” or “Secretary’s Guarantee” means a guarantee of the FFB Note issued by the Secretary, in the form of guarantee that is attached as Exhibit H to the FFB Note Purchase Agreement.

“DOC Guarantee Payment” has the meaning given to the term in Section 10.2(a) (DOC Guarantee Payment and Reimbursement).

“DOC Guarantee Payment Amount” has the meaning given to the term in Section 10.2(a) (DOC Guarantee Payment and Reimbursement).

“DOC Late Penalty Fee” means an amount equal to two percent (2%) of (a) the scheduled principal or interest due and payable to FFB pursuant to the applicable FFB Note or (b) any fee due and payable to DOC pursuant to Section 3.3 (DOC Fees) of this Agreement, as context may require.

“DOC Maintenance Fee” has the meaning given to the term in Section 3.3(c) (DOC Fees).

“Dollars” or “$” means the lawful currency of the United States.

“EAR” means the Export Administration Regulations, 15 C.F.R. Parts 700-786, administered by BIS.

“EBITDA” means, as of any period of determination and with respect to the Borrower, determined on a Consolidated Basis in accordance with the Applicable Accounting Requirements, the sum (determined without duplication) of: (a) the Consolidated Operating Income for such period plus (b) depreciation and amortization to the extent deducted when determining Consolidated Operating Income for such period; plus/minus (c) other applicable items, such as other Non-Cash Items not previously accounted for, if any, to the extent deducted/added when determining Consolidated Operating Income for such period.

“Electronic Signature” has the meaning assigned to it by 15 U.S.C. § 7006.

“Eligibility Start Date” means January 25, 2026, which is the effective date of the LOI.

“Eligible Facility” means a Facility that meets eligibility requirements set forth in the CHIPS Act and the Guardrail Regulations, including those set forth in 15 U.S.C. § 4652 (Semiconductor incentives).

“Eligible Serra Verde Dividends” means one hundred percent (100%) of any dividend payment received by USARE LLC from Serra Verde Holdco which is attributable to distributions to Serra Verde Holdco from Middlebury Merger Sub Ltd., up to an aggregate amount not to exceed the Total Serra Verde Cash Acquisition Costs, and thereafter, fifty percent (50%) of each such dividend payment and, in the case of any such dividend payment, as certified by the chief Financial Officer of the Borrower.

Annex A-13

“Eligible Uses of Funds” means, with respect to any Project, Project Costs that:

(a)	are incurred or will be incurred for any of the following purposes to:

(i)	finance the construction, expansion or modernization of the applicable Eligible Facility or to acquire, maintain, repair, or transport equipment to be used for the applicable Eligible Facility, as determined necessary by the Secretary for purposes relating to the national security and economic competitiveness of the United States;

(ii)	support workforce development for such Eligible Facility, as determined by the Secretary;

(iii)	support site development for such Eligible Facility, as determined by the Secretary; or

(iv)	pay reasonable costs related to the operating expenses for such Eligible Facility including specialized workforce, essential materials, and complex equipment maintenance for such Project, as determined by the Secretary;

(b)	are incurred on or following the Eligibility Start Date; and

(c)	are not Ineligible Uses of Funds.

“Employee Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) other than any Multiemployer Plans that is or at any time has been maintained or sponsored by the Borrower Entity or to which any Borrower Entity has ever made, or been obligated to make, contributions or with respect to which any Borrower Entity or any ERISA Affiliate thereof has incurred any material liability or obligation.

“Environmental Claim” means any and all obligations, liabilities, losses, administrative, regulatory or judicial actions, suits, demands, decrees, claims, liens, judgments, notices of noncompliance or violation, investigations (excluding routine inspections), proceedings, clean-up, removal or remedial actions or orders, or damages (foreseeable and unforeseeable, including consequential and punitive damages), penalties, fees, out-of-pocket costs, expenses, disbursements, attorneys’ or consultants’ fees, relating in any way to any violation of Environmental Law or any violation of any Governmental Approval issued under any such Environmental Law including (a) any and all indemnity claims by any Governmental Authority for enforcement, clean-up, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law; and (b) any and all indemnity claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances, the violation or alleged violation of any Environmental Law or Governmental Approval issued thereunder, or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Laws” means any Applicable Law in effect as of the date hereof or hereafter, and in each case as amended, regulating, relating to or imposing obligations, liability or standards of conduct concerning or otherwise relating to (a) environmental impacts resulting from the use of any Project Site or environmental conditions present on, in or under any Project Site; (b) pollution, protection of human health or safety or the environment, including flora and fauna, or Releases or threatened Releases of pollutants, contaminants, chemicals, radiation or industrial, toxic or hazardous substances or wastes, including Hazardous Substances; or (c) the generation, manufacture, processing, distribution, use, treatment, storage, recycling, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes, including Hazardous Substances.

Annex A-14

“Equity Contribution” means an equity contribution to the Borrower Entities made in accordance with the Financing Documents in the form of contributions in immediately available funds or Permitted Subordinated Loans.

“Equity Documents” means, collectively:

(a)	the Securities Issuance Agreement;

(b)	the Warrant to be issued on the Award Date by the Borrower in favor of the Department; and

(c)	any other agreement designated in writing by the Borrower and the Department as an “Equity Document”.

“Equity Interest” means any and all shares, interest, rights to purchase, warrants, options, participations, or other equivalents of or interests in (however designated) the common or preferred equity or preference share capital of an entity, including partnership interests, limited liability interests and trust beneficial interests.

“Equity Owner” means, with respect to any Person, another Person holding Equity Interests in such Person.

“ERISA” means the United States Employee Retirement Income Security Act of 1974 of the United States, as amended from time to time, and the regulations promulgated, and any rulings issued, thereunder.

“ERISA Affiliate” means any person, trade or business (whether or not incorporated) that would be deemed at any relevant time to be: (a) a single employer with any Borrower Entity under Section 414(b), (c), (m) or (o) of the Code; or (b) under common control with any Borrower Entity under Section 4001 of ERISA.

“ERISA Event” means:

(a)	a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section with respect to an Employee Benefit Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event;

(b)	a withdrawal by the Borrower or an ERISA Affiliate from an Employee Benefit Plan or the termination of any Employee Benefit Plan resulting in liability under Section 4063 or Section 4064 of ERISA;

(c)	the complete or partial withdrawal of the Borrower or an ERISA Affiliate from any Multiemployer Plan;

(d)	the filing of a notice of intent to terminate, the termination, or the treatment of a plan amendment as a termination under Section 4041 or Section 4041A of ERISA of an Employee Benefit Plan or Multiemployer Plan, or the commencement of proceedings by the PBGC to terminate, or to appoint a trustee to administer, an Employee Benefit Plan or Multiemployer Plan;

(e)	the failure by the Borrower or an ERISA Affiliate to make any required contribution under Section 412 or Section 430 of the Internal Revenue Code to an Employee Benefit Plan, or the failure to meet the minimum funding standard of Section 412 or 430 of the Internal Revenue Code or Section 302 of ERISA with respect to any Employee Benefit Plan or Multiemployer Plan (in each case, whether or not waived) or a filing under Section 412 of the Internal Revenue Code or Section 302 of ERISA of any request for a minimum funding variance with respect to any Employee Benefit Plan or Multiemployer Plan (as such terms are defined in Section 302 of ERISA);

Annex A-15

(f)	the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or an ERISA Affiliate;

(g)	the imposition of any lien on any of the rights, Properties, or assets of the Borrower, or the posting of a bond or other security by such entities, in either case pursuant to Title I or IV of ERISA or to Section 412, Section 430, or Section 436 of the Internal Revenue Code;

(h)	the making of any amendment to any Employee Benefit Plan that could directly result in the imposition of a lien or the posting of a bond or other security;

(i)	the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA);

(j)	a determination that any Employee Benefit Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Internal Revenue Code);

(k)	the receipt by the Borrower or an ERISA Affiliate of any notice, of the imposition of withdrawal liability or of a determination that a Multiemployer Plan is, or is expected to be, in “endangered” or “critical” status, within the meaning of Section 305 of ERISA or Section 432 of the Code; or

(l)	a Foreign Plan Event.

“Escalation Decision-Maker” means any “Department Escalation Decision-Maker” or “Borrower Escalation Decision-Maker” identified in Schedule G (Dispute Resolution), as applicable.

“Escalation Decision-Maker Meeting” has the meaning given to the term in Section 11.12.6(c) (Escalation).

“Escalation Notice” has the meaning given to the term in Section 11.12.6(a) (Escalation).

“Event of Default” means any of the events described in Section 9.1 (Events of Default).

“Event of Force Majeure” means: (a) any event, circumstance or condition in the nature of force majeure that would entitle any Major Project Participant to any abatement, postponement, or other relief from any of its contractual obligations under any Major Project Document to which such Person is party; (b) with respect to the Department, an Uncontrollable Cause; and (c) with respect to FFB, an “Uncontrollable Cause” as such term is defined in the FFB Note Purchase Agreement.

“Event of Loss” means any event that causes any portion of any Project or any other Property of any Borrower Entity to be damaged, destroyed, or rendered unfit for normal use for any reason whatsoever, including through a failure of title, or any loss of such Property, or a condemnation or taking (including by any Governmental Authority) of any portion of any Project, any Facility or any Collateral.

Annex A-16

“Excess Cash” means, as of any date of determination, the amount, if any, by which the aggregate cash and cash equivalents of the Borrower Entities, determined on a Consolidated Basis, exceeds five hundred million Dollars ($500,000,000); provided that in no event shall Excess Cash be less than zero.

“Excluded LCM Europe Equity Proceeds” means the aggregate amount of cash received by the Borrower after the Award Date in excess of the Total Equity Raise Requirement from (a) the issuance of any capital stock or other securities exercisable for or exchangeable into shares of capital stock; (b) the exercise of any warrants; and (c) capital raised by the Borrower by any other means but excluding, in each case, any capital raised via Indebtedness, in each case, designated as Excluded LCM Europe Equity Proceeds pursuant to an Officer’s Certificate on or promptly after the date such cash is received by the Borrower.

“Existing Base Case Financial Model” has the meaning given to that term in Section 5.1.6(a) (Revised Base Case Financial Model – First FFB Advance Date).

“Expansion Clawback Term” means the period of time commencing on the Award Date and ending on to the tenth (10th) anniversary thereof.

“Export Control Laws” means any and all U.S. laws that have as a purpose or effect of restricting or controlling the export, re-export, transfer, or access of controlled or sensitive information, commodities, software, technology, or services between or within one or more countries or their nationals, including without limitation, the EAR and ITAR.

“Facility” means, the Round Top Project Facility, the Stillwater Metal Project Facility, the Stillwater Magnet Project Facility, the Magnet Project 2 Facility, or the Metal Project 2 Facility, as context may require.

“FCRA” means the Federal Credit Reform Act of 1990, P.L. 101-508, 104 Stat. 1388-609 (1990), as amended by P.L. 105-33, 111 Stat. 692 (1997).

“Federal Law” means all applicable statutes, rules, regulations, and orders of the United States or any agency thereof.

“Federal Register” means the publication provided for by the Federal Register Act (44 U.S.C. § 1501 et seq.).

“FFB” means the Federal Financing Bank, an instrumentality of the United States created by the Federal Financing Bank Act of 1973 that is under the general supervision of the Secretary of the Treasury.

“FFB Advance” or “Advance” means an advance of funds made by FFB under the FFB Note in accordance with the provisions of Article 7 of the FFB Note Purchase Agreement.

“FFB Advance Date” means a Round Top Tranche FFB Advance Date, a Stillwater Metal Tranche FFB Advance Date, a Stillwater Magnet Tranche FFB Advance Date, a Magnet Project 2 Tranche FFB Advance Date, or a Metal Project 2 Tranche FFB Advance Date, as context may require.

Annex A-17

“FFB Advance Details” means that schedule attached hereto as Schedule A (FFB Advance Details), as such schedule may be updated or amended on or prior to the First FFB Advance Date.

“FFB Advance Request” means a letter from the Borrower requesting an Advance under a FFB Note, in the form of letter attached as Exhibit A to the FFB Note Purchase Agreement.

“FFB Advance Request Approval Notice” means the written notice from the Department located at the end of an FFB Advance Request advising FFB that such FFB Advance Request has been approved on behalf of the Secretary.

“FFB Borrower Instruments” or “Borrower Instruments” means: (a) the FFB Note Purchase Agreement, duly executed by the Borrower; and (b) each FFB Note, with all of the blanks on page 1 of such FFB Note filled in with information consistent with the information set out in the Designation Notice, and duly executed by the Borrower.

“FFB Commitment” means, with respect to any FFB Note, the commitment of FFB to make FFB Advances under such FFB Note to the Borrower pursuant to the terms of the FFB Note Purchase Agreement and such FFB Note in an aggregate principal amount not to exceed the amount of the applicable Loan Tranche specified in Section 2.5.3 (Disbursement of Proceeds; Use of Proceeds; Maximum Principal Amount).

“FFB Documents” means, collectively: (a) the FFB Note Purchase Agreement; (b) each FFB Note; (c) the DOC Guarantee; (d) the FFB Borrower Instruments; and (e) the FFB Secretary’s Instruments.

“FFB Late Charge Rate” means, in respect of any Overdue Amount payable in respect of a Loan Tranche made available under an FFB Note, the “Late Charge” as defined in Section 11 of the FFB Note.

“FFB Note” has the meaning given to that term in the recitals hereto.

“FFB Note Purchase Agreement” has the meaning given to the term in the recitals hereto.

“FFB Prepayment Election” means, in respect of any prepayment of a Loan Tranche made available under an FFB Note, the “Prepayment Election” as defined in Section 14(a) of the FFB Note.

“FFB Prepayment Notice” means, in respect of any prepayment of a Loan Tranche made available under an FFB Note, the “Prepayment Election Notice” as defined in Section 14(b) of the FFB Note.

“FFB Prepayment Price” means, in respect of any prepayment of a Loan Tranche made available under an FFB Note, the “Prepayment Price” as defined in Section 14(b) of such FFB Note.

Annex A-18

“FFB Program Financing Agreement” has the meaning given to the term in the recitals hereto.

“FFB Secretary’s Instruments” means: (a) the FFB Note Purchase Agreement, duly executed by or on behalf of the Secretary; (b) the Secretary’s Guarantee relating to the FFB Notes, duly executed by or on behalf of the Secretary; and (c) a Secretary’s Certificate relating to the Secretary’s Guarantee and other matters, duly executed by or on behalf of the Secretary.

“Financial Officer” means with respect to any Person, the general manager, any director, the chief financial officer, the controller, the treasurer or any assistant treasurer, any vice president-finance or any assistant vice president-finance or any other vice president or assistant vice president with significant responsibility for the financial affairs of such Person.

“Financial Statements” means with respect to any Person, such Person’s quarterly unaudited or annual audited balance sheet and statements of income, retained earnings, and cash flow for such fiscal period, together with all notes thereto and with comparable figures for the corresponding period of its previous fiscal period, each prepared in Dollars and in accordance with the Applicable Accounting Requirements.

“Financing Documents” means, collectively:

(a)	this Agreement;

(b)	the Direct Funding Agreement;

(c)	the FFB Documents;

(d)	the Equity Documents;

(e)	the Security Documents;

(f)	the Collateral Agency Agreement;

(g)	the Subordination and Intercreditor Agreement;

(h)	each Funding Obligation (as such term is defined in the Direct Funding Agreement) to the extent required to be delivered in accordance with Section 5.1.1 (Funding Obligations) of the Direct Funding Agreement;

(i)	each subordination agreement, if any, entered into from time to time by the Department (or if applicable, the Collateral Agent) and the relevant Borrower Entities in connection with any Permitted Subordinated Loan;

(j)	each subordination agreement, if any, required to be entered into from time to time by, inter alios, the Department (or if applicable, the Collateral Agent) and the relevant Borrower Entities in connection with any Guarantee referred to in paragraph (h) of the definition of “Permitted Indebtedness”; and

(k)	each other document or agreement entered into after the date hereof that is designated as a “Financing Document” by the Borrower and the Department (or the Collateral Agent acting on its behalf and at its instruction), but in all cases excluding any Major Project Documents.

Annex A-19

“First FFB Advance Date” means, with respect to any Project, the first date on which an FFB Advance under the relevant FFB Note is made for the purpose of reimbursing the Borrower or other relevant Borrower Entity for Eligible Uses of Funds incurred with respect to such Project.

“First Priority Lien” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien: (a) has been validly created and perfected under all Applicable Law; (b) is the only Lien to which such Collateral is subject, other than any Permitted Liens; and (c) is the most senior Lien on such Collateral, other than any Permitted Liens.

“First Scheduled Prepayment Date” means, for any FFB Note, the fourth (4th) anniversary of the date of issuance of such FFB Note or, to the extent that such anniversary date is not a Payment Date, the immediately following Payment Date.

“Fiscal Year” means: (a) with respect to any Borrower Entity, the accounting year of such Borrower Entity beginning on January 1 and ending on December 31; and (b) with respect to any other Person, such Person’s accounting year.

“Fitch” means Fitch Ratings, Inc. or any successor to its ratings business.

“Fluor” means Fluor Corporation or any successor to its construction advisory business.

“Foreign Country of Concern” has the meaning given to the term in the Guardrail Provisions.

“Foreign Entity” has the meaning given to the term in the Guardrail Provisions.

“Foreign Entity of Concern” has the meaning given to the term in the Guardrail Provisions.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement not subject to ERISA, including any defined benefit pension plan maintained, contributed to or sponsored by the Borrower for the benefit of employees employed outside the United States, other than any such plan, program, policy, arrangement or agreement that is funded through a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Plan Event” shall mean, with respect to any Foreign Plan: (a) the existence of unfunded liabilities in excess of the amount permitted under any Applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority; (b) the failure to make the required contributions or payments, under any Applicable Law, on or before the due date for such contributions or payments; (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan, or alleging the insolvency of any such Foreign Plan; (d) the incurrence of liability by the Borrower under Applicable Law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein; or (e) the occurrence of any transaction that is prohibited under any Applicable Law and that would reasonably be expected to result in the incurrence of any liability to the Borrower, or the imposition on the Borrower of any fine, excise tax, or penalty resulting from any noncompliance with any Applicable Law.

Annex A-20

“Full Disbursement Milestone” means any Disbursement Milestone for which the Incremental Capex Amount is greater than or equal to ninety-seven and one-half percent (97.5%) of the Scheduled Capex Amount for such Disbursement Milestone.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time including, where appropriate, generally accepted auditing standards, including the pronouncements and interpretations of appropriate accountancy administrative bodies (including the Financial Accounting Standards Board and any predecessor and successor thereto), applied on a consistent basis both as to classification of items and amounts.

“GAO” means the U.S. Government Accountability Office.

“Governmental Approval” means any approval, consent, authorization, license, permit, order, certificate, qualification, waiver, exemption, or variance, or any other action of a similar nature, of or by a Governmental Authority, including any of the foregoing that under Applicable Law are or may be deemed given or withheld by failure to act within a specified time period.

“Governmental Authority” means any federal, state, county, municipal, or regional authority, or any other entity of a similar nature, exercising any executive, legislative, judicial, regulatory, or administrative function of government.

“Governmental Judgment” means with respect to any Person, any judgment, order, decision, or decree, or any act of a similar nature, of or by a Governmental Authority having jurisdiction over such Person or any of its properties.

“Guarantee” means, as to any Person, obligations, contingent or otherwise (including a Contingent Obligation), guaranteeing or having the economic effect of guaranteeing any Indebtedness of another Person in any manner, whether directly or indirectly, and including any obligation:

(a)	to purchase or pay any Indebtedness or to purchase or provide security for the payment of any Indebtedness;

(b)	to purchase or lease property, securities or services for the purpose of assuring the payment of any Indebtedness;

(c)	to maintain working capital, equity capital or any other financial statement condition or liquidity of any other Person; or

(d)	in respect of any letter of credit, letter of guarantee or bond issued to support any obligation or Indebtedness,

except that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Loan” means all FFB Notes purchased by FFB under the terms of the FFB Note Purchase Agreement and all amounts outstanding thereunder from time to time, whether in the form of an FFB Advance, interest payable in connection therewith (whether such interest is a Capitalized Interest Amount or is payable in cash), and any other amounts payable by the Borrower pursuant to the FFB Documents from time to time, all of which such amounts are guaranteed by the Department to FFB pursuant to the DOC Guarantee.

Annex A-21

“Guarantor” has the meaning given to the term in Section 12.1.1 (Borrower Entity Guarantee).

“Guardrail Clawback Determination” means any determination by the Secretary pursuant to Section 7 (Remedies, Mitigation and Clawbacks) of the Guardrail Provisions, or pursuant to any other applicable provision thereof, requiring the full recovery of the Award.

“Guardrail Provisions” means Annex C (Guardrail Provisions) hereto.

“Guardrail Regulations” has the meaning given to the term in the Guardrail Provisions.

“Hamer Inc.” means Hamer Merger Sub, Inc., a corporation organized and existing under the laws of Delaware.

“Hamer LLC” means Hamer Merger Sub, LLC, a limited liability company organized and existing under the laws of Delaware.

“Hazardous Substance” means any hazardous or toxic substances, chemicals, materials, pollutants or wastes defined, listed, classified or regulated as such in or under any Environmental Laws, including: (a) any petroleum or petroleum products (including gasoline, crude oil or any fraction thereof), flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the import, storage, transport, use or disposal of, exposure to or Release of which is prohibited, limited or otherwise regulated under, or for which liability is imposed pursuant to, any Environmental Law.

“Hedge Transaction” means any currency, interest or commodity purchase, cap or collar agreement, forward rate agreement, interest rate, currency or commodity future or option contract, foreign exchange or currency purchase or sale agreement, interest rate swap, currency swap, commodity swap or combined interest rate, commodity and/or currency swap agreement and any other similar agreement.

“Historical Fixed Charge Coverage Ratio” means, as of any Calculation Date, the ratio of:

(a)	actual Cash Flow Available for Debt Service for the immediately preceding Calculation Period;

to

(b)	the sum of (i) aggregate Debt Service for such Calculation Period plus (ii) without duplication, aggregate operating lease expenses and rent expenses for the Borrower Entities on a Consolidated Basis for such Calculation Period.

“IFRS” means the International Financial Reporting Standards (formerly International Accounting Standards) (IFRS) promulgated by the International Accounting Standards Board (IASB), together with its pronouncements thereon from time to time, applied on a consistent basis.

Annex A-22

“Incremental Capex Amount” means, with respect to any Project and in connection with any Disbursement Milestone, an amount equal to: (a) the Actual Cumulative Capex Amount for such Disbursement Milestone less (b) the Scheduled Cumulative Capex Amount corresponding to the immediately preceding Disbursement Milestone for such Project (and for the purposes of the first Disbursement Milestone for any Project, clause (b) shall be deemed to be equal to zero).

“Indebtedness” means as to any Person, and at any date, without duplication:

(a)	all Indebtedness for Borrowed Money of such Person;

(b)	all obligations of such Person evidenced by bonds, debentures, notes, letters of credit, or other similar instruments;

(c)	all obligations of such Person to purchase securities (or other Property) that arise out of or in connection with the sale or acquisition of the same or similar securities (or Property);

(d)	all obligations of such Person issued, undertaken or assumed as the deferred purchase price of Property or services other than trade credit in the ordinary course of business;

(e)	all Guarantees by such Person;

(f)	all obligations of such Person under leases that are or should be, in accordance with the Applicable Accounting Requirements, recorded as Capital Leases in respect of which such Person is liable;

(g)	all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit or other instrument;

(h)	the currently available amount of all surety bonds, performance bonds, letters of credit or other similar instruments issued for the account of such Person;

(i)	all liabilities secured by (or for which the holder of such liabilities has an existing right, contingent, or otherwise, to be secured by) any Lien upon or in Property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such liabilities;

(j)	all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by such Person (even though the rights and remedies of the seller or bank under such agreement in the event of any default are limited to repossession or sale of such Property);

(k)	obligations pursuant to any agreement to purchase materials, supplies, or other Property if such agreement provides that payment shall be made regardless of whether delivery of such materials, supplies or other Property is ever made or tendered;

(l)	all obligations in respect of any hedging agreement or similar arrangement between such Person and a financial institution providing for the transfer or mitigation of interest risks either generally or under specific contingencies (but without regard to any notional principal amount relating thereto); and

Annex A-23

(m)	all Contingent Obligations of such Person with respect to Indebtedness of the types specified in paragraphs (a) through (l) above.

“Indebtedness for Borrowed Money” means, as to any Person, without duplication: (a) all Indebtedness (including principal, interest, fees, and charges) of such person or entity for borrowed money or for the deferred purchase price of Property or services (other than any deferral (i) in connection with the provision of credit in the ordinary course of business by any trade creditor or utility or (ii) of any amounts payable under the Major Project Documents); and (b) the aggregate amount required to be capitalized under any Capital Lease under which such Person is the lessee.

“Indemnified Liability” has the meaning given to the term in Section 11.18(a) (Indemnification).

“Indemnified Party” has the meaning given to the term in Section 11.18(a) (Indemnification).

“Indian Ocean Rare Metals” means Indian Ocean Rare Metals Pte Ltd, a limited liability company organized under the laws of Singapore.

“Ineligible Uses of Funds” means uses of FFB Advances to:

(a)	construct, modify, or improve a facility outside of the United States;

(b)	physically relocate existing facility infrastructure to another jurisdiction in the United States, unless the Department has concluded that such relocation is in the interest of the United States;

(c)	purchase any equity security that is listed on a national securities exchange of the Borrower or any Affiliate of the Borrower;

(d)	pay dividends or make other capital distributions with respect to the common stock (or equivalent interest) of the Borrower or any Affiliate of the Borrower;

(e)	pay off any federal direct or guaranteed loan or any other form of federal debt;

(f)	pay profits, fees, or other incremental charges to any Borrower Entity above the actual costs incurred in executing the approved scope of work subject to the Award;

(g)	pay costs of certain covered telecommunications or video surveillance services or equipment, prohibited by Section 889 of the National Defense Authorization Act of 2019 (Pub. L. No. 115-232);

(h)	apply any costs for purposes contrary to Applicable Law;

(i)	provide any funds to any Foreign Entity of Concern;

(j)	provide any funds to any principal, interest, or fees due and payable to FFB under any FFB Note; or

(k)	provide any funds to pay any DOC Fee or any other amount due and payable to the Department under any Financing Document.

Annex A-24

“Initial Decision-Maker” means any “Department Initial Decision-Maker” or “Borrower Initial Decision-Maker” identified in Schedule G (Dispute Resolution), as applicable.

“Initial Operating Budget” means, with respect to any Project, the initial Operating Budget delivered by the Borrower to the Department on or prior to the First FFB Advance Date for such Project pursuant to Section 5.1.5 (Construction and Operating Budgets), as otherwise updated, supplemented, or otherwise modified from time to time in accordance with the terms hereof.

“Insolvency Proceeding” means any bankruptcy, insolvency, liquidation, company reorganization, restructuring, controlled management, suspension of payments, scheme of arrangement, appointment of provisional liquidator, receiver or administrative receiver, notification, resolution, or petition for winding up or similar proceeding, under any Applicable Law, in any jurisdiction, and whether voluntary or involuntary.

“Intellectual Property” means any and all rights, priorities and privileges with respect to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including any and all of the following, as they exist anywhere in the world, whether registered or unregistered and including all registrations, issuances and applications therefor (whether or not any such applications are modified, withdrawn, abandoned or resubmitted) and all extensions and renewals thereof and whether now or hereafter existing, created, acquired or held:

(a)	all U.S., international and foreign patents and patent applications and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof;

(b)	all Trade Secrets;

(c)	all copyrights or other rights associated with works of authorship, including all copyright registrations and applications for copyright registration, renewals and extensions thereof, and all other rights corresponding thereto throughout the world;

(d)	all mask work rights, mask work registrations and applications therefor, and any equivalent or similar rights in Semiconductor masks, layouts, architectures or topology;

(e)	all rights in industrial designs and any registrations and applications therefor throughout the world;

(f)	all rights to trade names, logos, trademarks and service marks, including registered trademarks and service marks and all applications to register trademarks and service marks throughout the world;

(g)	all rights in Software;

(h)	all rights to any databases and data collections throughout the world;

(i)	all moral and economic rights of authors and inventors, however denominated, throughout the world; and

(j)	any similar or equivalent rights to any of the foregoing anywhere in the world.

Annex A-25

“Intellectual Property Embodiments” means tangible embodiments of Intellectual Property or Technology (including as embodied in Software) in any form or medium (including without limitation, electronic media) that is Project IP.

“Intended Prepayment Date”, in respect of any prepayment of a Loan Tranche made available under an FFB Note, has the meaning given to that term in such FFB Note; provided that such date must comply with the requirements set forth in Section 3.2.3(b) (Mandatory Prepayments).

“Interested Party” means any (a) officer; (b) employee; (c) member of the board of directors or other governing board of any Borrower Entity; (d) parties that advise, approve, recommend, or otherwise participate in the business decisions of any Borrower Entity, such as agents, advisors, consultants, attorneys, accountants, or shareholders; or (e) immediate family and other Persons directly connected to the Interested Party by law or through a business arrangement.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder. Section references to the Internal Revenue Code are to the Internal Revenue Code as in effect as of the date hereof and any subsequent provisions of the Internal Revenue Code, amendatory thereof, supplemental thereto, or substituted therefor.

“Internal Revenue Service” means the Internal Revenue Service of the United States Department of the Treasury and any successor or similar agency performing similar functions.

“Investment” means, for any Person, the making or acquisition, as applicable, of any deposit with, or advance, loan, or other extension of credit to, any other Person or any guarantee of, or other Contingent Obligation with respect to, any Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent, or extended to any other Person.

“Investment Company Act” means The United States Investment Company Act of 1940, as amended from time to time.

“IP Collateral” means, collectively, all: (a) existing and after-acquired rights, title, and interests of any Borrower Entity in or to the Project IP and the Project IP Agreements; (b) rights to sue or otherwise recover for past, present, and future infringements or other violations of the foregoing; and (c) income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect to any of the foregoing, including damages and payments for such infringements and other violations.

“IT Systems” has the meaning given to that term in Section 6.34(a) (Information Technology; Cyber Security; Data).

“ITAR” means the International Traffic in Arms Regulations, 22 C.F.R. Parts 120-130, administered by the US Department of State.

“Joint Research” has the meaning given to the term in the Guardrail Provisions.

“Key Person” means either an Award Date Key Person or a Satisfactory Replacement Employee, as context may require.

“Key Person Group C” means, collectively, each of the Award Date Key Persons comprising the Award Date Key Person Group C, but excluding any such Award Date Key Person which has been replaced by a Satisfactory Replacement Employee in accordance with Section 7.19(d) (Key Person Requirements), together with each such Satisfactory Replacement Employee.

Annex A-26

“Knowingly” has the meaning given to the term in the Guardrail Provisions.

“Knowledge” means the actual knowledge of any Principal Persons of such Person or any knowledge that should have been obtained by any Principal Person of any Borrower Entity upon reasonable investigation and inquiry.

“Laconia Acquisition” means Laconia Acquisition Sub Limited, a private limited company incorporated in England and Wales with registered number 16740602.

“LCM Europe” means Less Common Metals Europe SAS, a société par actions simplifiée organized and existing under the laws of France.

“LCM Europe Committed Capital” means an aggregate amount not to exceed one hundred seventy million Dollars ($170,000,000) that is committed to be invested in LCM Europe by (a) a French Governmental Authority or (b) an entity whose investment in LCM Europe is coordinated by a French Governmental Authority, in each case, whether in the form of equity contributions, advances, loans, other extensions of credit or other investments, and whose commitment, and all necessary agreements related thereto, are in form and substance reasonably satisfactory to the Department.

“LCMG” means LCMG Limited, a private limited company incorporated in England and Wales with registered number 06619924.

“Lease” means any agreement that would be characterized under the Applicable Accounting Requirements as an operating lease, including sub-leases.

“Lender” means FFB and any financial institution that acquires an interest in the Guaranteed Loan from time to time in accordance with Section 11.13 (Successors and Assigns).

“Less Common Metals” means Less Common Metals Limited, a private limited company incorporated in England and Wales with registered number 02690088.

“Lien” means any lien (statutory or other), pledge, mortgage, charge, security interest, deed of trust, collateral, assignment, hypothecation, title retention, fiduciary transfer, deposit arrangement, easement, encumbrance, or preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever in respect of an asset, whether or not filed, recorded, or otherwise perfected or effective under Applicable Law, as well as the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement relating to such asset, (including any conditional sale or other title retention agreement, any Capital Lease having substantially the same economic effect as any of the foregoing, or any preferential arrangement having the practical effect of constituting a security interest with respect to the payment of any obligation with, or from the proceeds of, any asset or revenue of any kind).

“Loan Commitment Fee” has the meaning given to that term in Section 3.3(a) (DOC Fees).

Annex A-27

“Loan Program Requirement” has the meaning given to the term in Annex D (Loan Program Requirements).

“Loan Ticking Fee” has the meaning given to that term in Section 3.3(b) (DOC Fees).

“Loan Tranche” has the meaning given to the term in Section 2.5.3(e) (Disbursement of Proceeds; Use of Proceeds; Maximum Principal Amount).

“Lock-Up Agreement” means that certain Amended and Restated Lock-Up Agreement entered into among the Borrower, [***], and [***], dated on or about the date hereof.

“LOI” means the Letter of Intent in respect of the Projects dated January 25, 2026.

“Loss Proceeds” means all proceeds (other than any proceeds of business interruption or delay in start-up insurance and proceeds covering liability of any Borrower Entity to third parties) resulting from an Event of Loss.

“Magnet Post-Award Purchase Commitment” means, collectively:

(a)	a Magnet Post-Award Purchase LOI;

(b)	the associated Magnet Post-Award Quotation Documents;

(c)	an analysis provided by the Borrower to the Department demonstrating how such Magnet Post-Award Purchase LOI meets each Magnet Post-Award Purchase LOI requirement; and

(d)	a brief analysis provided by the Borrower to the Department that either:

(i)	demonstrates that the Borrower Entities can currently manufacture the magnet grade(s) indicated in the Magnet Post-Award Purchase LOI; or

(ii)	demonstrates that any technology development activities required to deliver the product(s) detailed in the Magnet Post-Award Purchase LOI can be completed before the customer’s required delivery date.

“Magnet Post-Award Purchase LOI” means a letter of intent or memorandum of understanding that:

(a)	has been executed after the Award Date by an Authorized Officer of a Borrower Entity and a potential customer;

(b)	includes a certification from an Authorized Officer of the potential customer that such customer has a bona fide intent to place a purchase order for Product upon confirmation that the Borrower Entity is capable of manufacturing and delivering Product that meets the potential customer’s qualification specifications at the scale required by the customer;

(c)	sets forth expectations for the:

(i)	approximate delivery date;

Annex A-28

(ii)	period of performance;

(iii)	volume per year;

(iv)	approximate application/use case; and

(v)	all material contingencies to be set forth in the definitive agreement;

(d)	references the corresponding Magnet Post-Award Quotation Document;

(e)	sets forth that the Borrower has developed internally a prototype of the products detailed in the associated Magnet Post-Award Quotation Documents that meet the potential customer’s specifications for magnet grade; and

(f)	is in effect as of the date of the applicable FFB Advance Date.

“Magnet Post-Award Quotation Documents” means for each Product, all documents submitted to a potential customer associated with the associated Magnet Post-Award Purchase LOI, including the following: the agreed pricing of each quoted Product; specification of each Product in reasonable detail; grades of Product; and detailed drawings of each Product.

“Magnet Pre-Award Purchase Commitment” means, collectively:

(a)	a Magnet Pre-Award Purchase LOI;

(b)	the associated Magnet Pre-Award Quotation Documents (which, for the avoidance of doubt, includes all Magnet Pre-Award Quotation Documents submitted to a potential customer associated with such Magnet Pre-Award Purchase LOI);

(c)	an analysis provided by the Borrower to the Department demonstrating how such Magnet Pre-Award Purchase LOI meets each Magnet Pre-Award Purchase LOI requirement; and

(d)	a brief analysis provided by the Borrower to the Department that either:

(i)	demonstrates that the Borrower Entities can currently manufacture the magnet grade(s) indicated in the Magnet Pre-Award Purchase LOI, or

(ii)	demonstrates that any technology development activities required to deliver the product(s) detailed in the Magnet Pre-Award Purchase LOI can be completed within the earlier of 6 months of the Magnet Pre-Award Purchase LOI date and the end of the Magnet Pre-Award Purchase LOI’s period of performance, notwithstanding customer qualifications.

“Magnet Pre-Award Purchase LOI” means a letter of intent or memorandum of understanding that:

(a)	has been executed prior to the Award Date by a representative of a Borrower Entity (with such representative being acceptable to the Department) and a potential customer;

(b)	includes a certification from a representative of the potential customer (with such representative being acceptable to the Department) that such customer has a bona fide intent to enter into an agreement to purchase Product from such Borrower Entity (or to enter negotiations to enter into an agreement to purchase Product by such Borrower Entity) upon confirmation that such Borrower Entity is capable of manufacturing and delivering Product that meets the potential customer’s qualification specifications at the scale required by the customer;

Annex A-29

(c)	sets forth in reasonable detail an expectation to purchase Product, including period of performance, volume per year, and all material contingencies to be included in the definitive purchase agreement (or, if all of these elements are not included in the letter of intent or memorandum of understanding, separate documentation from such potential customer indicating such elements); and

(d)	is in effect as of the date of the applicable FFB Advance Date.

“Magnet Pre-Award Quotation Documents” means, for each Product, all documents submitted to a potential customer associated with the associated Magnet Pre-Award Purchase LOI, including the following:

(a)	the agreed pricing of each quoted Product;

(b)	specification of each Product in reasonable detail;

(c)	grades of Product; and

(d)	detailed drawings of each Product.

“Magnet Project 2” has the meaning given to the term in the recitals hereto.

“Magnet Project 2 Facility” means the magnet manufacturing facility located at the Project Site for the Magnet Project 2 and including all the buildings, fixtures and other improvements situated, or to be situated, on such Project Site.

“Magnet Project 2 Tranche” has the meaning given to that term in Section 2.5.3(d) (Disbursement of Proceeds; Use of Proceeds; Maximum Principal Amount).

“Magnet Project 2 Tranche FFB Advance” means an FFB Advance of the Magnet Project 2 Tranche, the proceeds of which are to be applied to reimburse Eligible Uses of Funds relating to the Magnet Project 2.

“Magnet Project 2 Tranche FFB Advance Date” means a Business Day on which FFB makes a Magnet Project 2 Tranche FFB Advance in accordance with the terms hereof and of the FFB Note Purchase Agreement.

“Magnet Purchase Commitments” means, collectively, each Magnet Post-Award Purchase Commitment and each Magnet Pre-Award Purchase Commitment.

“Maintenance Costs” means the costs of maintenance and repair of a Facility or replacement of any part of a Facility, including any major maintenance.

“Major Project Documents” means, with respect to any Project, collectively:

(a)	the Lock-Up Agreement;

(b)	each Construction Contract (either an individual contract or multiple contracts with the same counterparty) that obligates any Borrower Entity to make payments in an aggregate amount exceeding twenty-five million Dollars ($25,000,000) in total in the case of a single contract or annually in the case of multiple contracts with the same counterparty, other than any Construction Contract which the Department and the Borrower have agreed in writing shall not constitute a Major Project Document;

Annex A-30

(c)	each Supply Agreement (either an individual contract or multiple contracts with the same counterparty) that obligates any Borrower Entity to make payments in an aggregate amount exceeding twenty-five million Dollars ($25,000,000) in total in the case of a single contract or annually in the case of multiple contracts with the same counterparty, other than any Supply Agreement which the Department and the Borrower have agreed in writing shall not constitute a Major Project Document;

(d)	any contract or agreement entered into by any Borrower Entity subsequent to the date hereof that is designated a Major Project Document by the Department pursuant to Section 7.33 (Execution of Project Contracts);

(e)	the Project IP Agreements;

(f)	each Real Property Document entered into in connection with, or otherwise relating to, such Project;

(g)	each O&M Agreement;

(h)	any contract or agreement entered into by any Borrower Entity subsequent to the date hereof in connection with such Project and designated in writing by the Department and the Borrower as a “Major Project Document”;

(i)	any agreement entered into by any Borrower Entity in replacement of any of the foregoing agreements, in each case, in accordance with Section 9.1(d) (Major Project Document Breach or Default) or as otherwise permitted in accordance with the terms hereof, or otherwise with the Department’s prior written consent and with a counterparty satisfactory to the Department; and

(j)	any material support instrument provided in connection with any of the preceding.

Notwithstanding anything herein to the contrary, if any Major Project Document is replaced in accordance with Section 9.1(d) (Major Project Document Breach or Default) or as otherwise permitted in accordance with the terms hereof, or otherwise with the Department’s prior written consent and with a counterparty satisfactory to the Department, such Major Project Document shall cease to constitute a “Major Project Document” upon the execution of such replacement document.

“Major Project Participant” means each Person (other than any Borrower Entity) party to any Major Project Document.

“Mandatory Prepayment Event” has the meaning given to the term in Section 3.2.3 (Mandatory Prepayments).

“Master Advance Notice” means a notice of request for an FFB Advance, substantially in the form attached hereto as Exhibit A (Form of Master Advance Notice), delivered by the Borrower pursuant to Section 5.2.4 (Master Advance Notice and FFB Advance Request) in accordance with the terms of Section 2.3.2 (Master Advance Notice).

Annex A-31

“Material Adverse Effect” means, as of any date of determination by the Department, a material and adverse effect on: (a) any Project; (b) the ability of the Borrower, any other Borrower Entity, or any Major Project Participant to observe and perform its material obligations or enforce its rights in a timely manner under any Transaction Document to which it is a party; (c) the business, operations, liabilities, condition (financial or otherwise), or Property of the Borrower, any other Borrower Entity, or any Major Project Participant; (d) the validity or enforceability of any material provision of any Transaction Document; (e) any material right or remedy of the Department under the Transaction Documents; or (f) the security or Liens of the Secured Parties on any of the Collateral under any Security Document.

“Maturity Date” means, with respect to any FFB Note, the fifteenth (15th) anniversary of the date of issuance of such FFB Note or, to the extent that such anniversary date is not a Payment Date, the immediately preceding Payment Date.

“Maximum Capitalized Interest Amount” has with respect to any FFB Note, the meaning specified in Section 7(b) of such FFB Note, which, for the avoidance of doubt, shall not exceed:

(a) in the case of the Round Top Mine Project, seventy-eight million Dollars ($78,000,000);

(b) in the case of the Stillwater Magnet Project, thirty-nine million Dollars ($39,000,000);

(c) in the case of the Stillwater Metal Project, nineteen million Dollars ($19,000,000);

(d) in the case of the Magnet Project 2, forty-nine million Dollars ($49,000,000); and

(e) in the case of the Metal Project 2, fifteen million Dollars ($15,000,000).

“Maximum Guaranteed Loan Amount” has the meaning given to that term in Section 2.1.1 (Guarantee).

“Maximum Principal Amount” has the meaning given to that term in the recitals hereto.

“Members of the Affiliated Group” has the meaning given to the term in the Guardrail Provisions.

“Metal Project 2” has the meaning given to the term in the recitals hereto.

“Metal Project 2 Facility” means the strip casting and metal making facility located at the Project Site for the Metal Project 2 and including all the buildings, fixtures and other improvements situated, or to be situated, on such Project Site.

“Metal Project 2 Tranche” has the meaning given to that term in Section 2.5.3(e) (Disbursement of Proceeds; Use of Proceeds; Maximum Principal Amount).

“Metal Project 2 Tranche FFB Advance” means an FFB Advance of the Metal Project 2 Tranche, the proceeds of which are to be applied to reimburse Eligible Uses of Funds relating to the Metal Project 2.

“Metal Project 2 Tranche FFB Advance Date” means a Business Day on which FFB makes a Metal Project 2 Tranche FFB Advance in accordance with the terms hereof and of the FFB Note Purchase Agreement.

Annex A-32

“Metal/Mine Customer Commitments” means, with respect to each Project:

(a)	a Metal/Mine Customer LOI;

(b)	the associated Metal/Mine Quotation Documents;

(c)	an analysis provided by the Borrower to the Department demonstrating how such Metal/Mine Customer LOI meets each Metal/Mine Customer LOI requirement; and

(d)	a brief analysis provided by the Borrower to the Department that either:

(i)	demonstrates that the Borrower Entities can currently manufacture the metal product or mine product indicated in the Metal/Mine Customer LOI; or

(ii)	demonstrates that any technology development activities required to deliver the product(s) detailed in the Metal/Mine Customer LOI can be completed before the customer’s required delivery date.

“Metal/Mine Customer LOI” means a letter of intent or memorandum of understanding that:

(a)	has been executed by an Authorized Officer of a Borrower Entity and a potential customer;

(b)	includes a certification from an Authorized Officer of the potential customer that such customer has a bona fide intent to place a purchase order for Product upon confirmation that the Borrower Entity is capable of manufacturing and delivering Product that meets the potential customer’s qualification specifications at the scale required by the customer;

(c)	sets forth expectation for approximate delivery date, period of performance, volume per year, approximate application/use case, and all material contingencies to be set forth in the definitive agreement;

(d)	references the corresponding Metal/Mine Quotation Documents;

(e)	sets forth that the Borrower has developed a prototype of the products detailed in the associated Metal/Mine Quotation Documents that meets the potential customer’s specifications for metal or mineral composition (as applicable); and

(f)	is in effect during the full four-quarter period to which it is being applied to fulfill the obligations under Section 7.25 (Metal/Mine Customer Commitments).

“Metal/Mine Quotation Documents” means, for each Product, all documents submitted to a potential customer associated with the associated Metal/Mine Customer LOI, including the following: the agreed pricing of each quoted Product and the specification of each Product in reasonable detail.

Annex A-33

“Middlebury Merger Sub Ltd.” means Middlebury Merger Sub Ltd., a business company limited by shares incorporated under the laws of the British Virgin Islands, and an indirect, wholly owned Subsidiary of the Borrower and at all times following the consummation of the Serra Verde Acquisition, successor to the Serra Verde Borrower.

“Milestone Based Schedule” means for any Project, a milestone-based construction schedule that sets out each critical path construction milestone (including each Disbursement Milestone) necessary to achieve the Project Completion Date for such Project, which schedule shall include at a minimum (a) anticipated monthly progress for each construction milestone; (b) estimated start dates for each construction milestone; (c) estimated completion dates for each construction milestone; (d) progress metrics for each construction milestone; and (e) other information requested by the Department.

“Milestone Completion Longstop Date” means, for any Disbursement Milestone for any Project, the relevant date set forth in Part Two of the Disbursement Milestone Schedule for such Project under the column entitled “Milestone Completion Longstop Date” in the row corresponding to such Disbursement Milestone.

“Milestone Disbursement Ratio” means, with respect to any Project and in connection with any Disbursement Milestone, the ratio, expressed as a percentage, equal to (a) the Scheduled Disbursement Amount for such Disbursement Milestone to (b) the Scheduled Capex Amount for such Disbursement Milestone, as set forth in Part Two of the Disbursement Milestone Schedule for such Project under the column entitled “Milestone Disbursement Ratio” in the row corresponding to such Disbursement Milestone.

“Mitigation Agreement” has the meaning given to the term in the Guardrail Provisions.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its ratings business.

“Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) that the Borrower or any ERISA Affiliate contributes to or participates in, or with respect to which the Borrower or any ERISA Affiliate has any material liability or other obligation (whether accrued, absolute, contingent, or otherwise).

“Net Amount” means, with respect to any proceeds received by any Borrower Entity, the total amount of such proceeds minus (a) any Taxes paid or payable in connection with such proceeds; and (b) any external legal fees and filing fees incurred to obtain such proceeds (and excluding any amount paid or payable to any Affiliate of any Borrower Entity).

“NOFO” has the meaning given to the term in the recitals hereto.

“Non-Appealable” means, with respect to any Required Approval, unless otherwise agreed by the Department, (a) such Required Approval is not subject to any pending appeal, intervention or similar proceeding or any unsatisfied condition that may result in modification or revocation, and (b) all applicable appeal periods have expired (except for any Required Approval that does not have any limit on an appeal period under Applicable Law).

Annex A-34

“Non-Cash Items” means, with respect to any Person for any period, the net aggregate amount (which may be a positive or negative number) of all non-cash expenses and non-cash credits that have been subtracted or, as the case may be, added in calculating the Consolidated Operating Income of such Person during that period, including depreciation, amortization, deferred taxes, provisions for severance pay of staff and workers, and credits resulting from revaluation of the assets’ book value.

“O&M Agreement” means any contract or agreement entered into, or to be entered into, by any Borrower Entity with an Acceptable Operator for the operation and maintenance of any Project or any Facility that is designated in writing by the Borrower and the Department as an “O&M Agreement”.

“Obligation” means, with respect to any Person, any payment, performance, or other obligation of such Person of any kind, including any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, or unsecured, and whether or not such claim is discharged, stayed, or otherwise affected by any Insolvency Proceeding; provided that without limiting the generality of the foregoing, the Obligations of the Borrower under the Financing Documents shall include the obligation (a) to pay principal, interest, charges, expenses, fees, attorneys’ or other Consultants’ fees and disbursements, indemnities and other amounts payable by the Borrower under any Financing Document and (b) to reimburse any amount in respect of any of the foregoing that the Department may elect to pay or advance on behalf of the Borrower.

“OFAC” means the Office of Foreign Assets Control, an agency of the United States Department of the Treasury under the auspices of the Under-Secretary of the Treasury for Terrorism and Financial Intelligence.

“Officer’s Certificate” means, with respect to any Person, a certificate signed on behalf of such Person by an Authorized Officer thereof and relating to the items or matters for which such certificate is required, in each case, in form and substance reasonably acceptable to the Department.

“OIG” means the Office of Inspector General of the Department.

“OMB” means the Office of Management and Budget of the Executive Office of the President of the United States.

“Operating Budget” means, for any Project: (a) for any Fiscal Year beginning prior to any commencement of commercial operations for such Project, the Initial Operating Budget; and (b) for each Fiscal Year beginning on or following the commencement of commercial operations for such Project, the Operating Budget for such Project then in effect in accordance with Section 7.29 (Operating Budget).

“Operating Costs” means, collectively, for all Projects, for any period commencing on or following commencement of commercial operations for the relevant Project, the following costs and expenses paid or payable by any Borrower Entity during that period (without double counting):

(a)	payments under or in relation to any Supply Agreement or any O&M Agreement;

Annex A-35

(b)	Taxes related to any Project or the Borrower Entity owning such Project;

(c)	insurance premia in respect of the insurance required to be maintained pursuant to Section 7.5 (Insurance; Event of Loss);

(d)	Maintenance Costs;

(e)	administrative, accounting, and professional costs;

(f)	fees payable in respect of, including the costs of renewing, any Required Approval;

(g)	other fees, expenses, and payments necessary for the continued operation and maintenance of any Project;

(h)	changes to net working capital; and

(i)	any other amounts that the Department and the Borrower agree shall constitute Operating Costs,

but excluding, in each case:

(i)	any amount constituting a Restricted Payment;

(ii)	Capital Expenditures (other than Maintenance Costs);

(iii)	any amounts payable in respect of Indebtedness (including under the Financing Documents); and

(iv)	depreciation, other non-cash charges, reserves, amortization of intangibles, and similar book-keeping entries.

“Operating Forecast” means, with respect to any Project, the periodic forecast prepared by the Borrower (on an annual and month-by-month basis) in connection with the operation of such Project, which shall: (a) be the Borrower’s good faith projections at such time taking into account all facts and circumstances then existing and assumptions believed by the Borrower to be reasonable on the date made, complete, fair, and accurate estimates of all Operating Revenues reasonably expected to be received in connection with such Project and all Operating Costs (by category) reasonably expected to be incurred in connection with such Project; (b) reflect Debt Service due during each period, and pro forma Cash Flow Available for Debt Service projections for each period; (c) include such other information as may be reasonably requested by the Department; and (d) be prepared on a basis consistent from period to period and consistent with the Operating Plan, in sufficient detail to permit meaningful comparisons, and shall include a statement of the assumptions on which it is based.

“Operating Plan” means, with respect to any Project, the periodic operating plan for such Project prepared by the Borrower in connection with the operation of such Project, that shall: (a) describe the applicable Project’s operating plan for the relevant period; (b) summarize any changes in such Project’s maintenance plan for the relevant period, including such Project’s program for spare parts, inventory management and supply management; (c) summarize any changes in such Project’s capital plan for the relevant period; (d) include such other information as may be reasonably requested by the Department; and (e) be prepared on a basis consistent from period to period, and consistent with the relevant Operating Forecast, in sufficient detail to permit meaningful comparisons, and (f) include a statement of the assumptions on which it is based.

Annex A-36

“Operating Revenues” means all Project revenues, including from: (a) the sales under the Metal/Mine Customer Commitments, the Magnet Purchase Commitments or the Customer Agreements; (b) proceeds from business interruption and delay in start-up insurance policies; and (c) any Delay Liquidated Damages; provided that, Operating Revenues shall not include proceeds (i) from casualty and event of loss insurance, or (ii) that are subject to a mandatory prepayment pursuant to Section 3.2.3 (Mandatory Prepayments).

“Opinion of Borrower’s Counsel re: Borrower Instruments” shall mean an opinion of counsel from counsel to the Borrower, substantially in the form of opinion that is attached as Exhibit D to the FFB Note Purchase Agreement.

“Organizational Documents” means, with respect to any Person: (a) to the extent such Person is a corporation, the certificate or articles of incorporation and the by-laws of such Person; (b) to the extent such Person is a limited liability company, the certificate of formation or memorandum or articles of formation, incorporation or organization and operating or limited liability company agreement of such Person; and (c) to the extent such Person is a partnership, joint venture, trust, or other form of business, the partnership, joint venture, trust, or other applicable agreement of formation or organization, and any agreement, instrument, filing, or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization or formation of such Person.

“Overdue Amounts” means any amount owing under any FFB Note or any Loan Commitment Fee, Loan Ticking Fee or DOC Maintenance Fee or portion thereof that, in each case, is not paid as and when due.

“Par Prepayment/Refinancing Privilege” shall have the meaning specified in the FFB Note Purchase Agreement.

“Partial Disbursement Amount” has the meaning given to that term in Section 2.5.4(b)(i) (Disbursement of Proceeds; Use of Proceeds; Maximum Principal Amount).

“Partial Disbursement Milestone” means any Disbursement Milestone for which the Incremental Capex Amount is less than ninety-seven and one-half percent (97.5%) of the Scheduled Capex Amount for such Disbursement Milestone.

“Party” and “Parties” has the meaning given to the term in the preamble hereto.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and all regulations promulgated thereunder.

“Payment Date” means each February 15, May 15, August 15 and November 15 of each year, or if not a Business Day, the next Business Day.

“PBGC” means the Pension Benefit Guaranty Corporation, an agency of the United States, or any entity succeeding to any or all of its functions under ERISA.

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“Performance Liquidated Damages” means any liquidated damages, purchase price reduction or buy-down amounts (however described), in each case payable or paid to any Borrower Entity under any Project Document for failure to achieve any performance or quality standards (however described) under any Project Document.

“Period of Performance” has the meaning given to that term in the Direct Funding Agreement.

“Periodic Expenses” means all of the following amounts from time to time incurred under or in connection with the Financing Documents: (a) recordation and other costs, fees and charges in connection with the execution, delivery, filing, registration, or performance of the Transaction Documents or the perfection of the security interests in the Collateral; (b) fees, charges, and expenses of any Consultants; (c) other fees, charges, expenses, and other amounts from time to time due under or in connection with the Financing Documents; and (d) DOC Extraordinary Expenses.

“Permitted Capital Expenditures” means:

(a)	Capital Expenditures contemplated by the then-applicable Construction and Tool Installation Budget, in the amount specified therein;

(b)	Capital Expenditures funded with Loss Proceeds received in connection with the Project as and to the extent permitted by the Financing Documents;

(c)	Capital Expenditures from amounts that could have been distributed as a Restricted Payment pursuant to Section 8.8 (Restricted Payments); and

(d)	other Capital Expenditures in the aggregate in any Fiscal Year not in excess of (i) ten million Dollars ($10,000,000) for each of the Stillwater Metal Project and the Metal Project 2; and (ii) thirty million Dollars ($30,000,000) for each of the Round Top Mine Project, the Stillwater Magnet Project and the Magnet Project 2, in each case, as such amounts may be adjusted solely to reflect increases in costs resulting from inflation, calculated by reference to the Consumer Price Index for All Urban Consumers (U.S. City Average, All Items) published by the Bureau of Labor Statistics (or, if such index ceases to be published, a substantially comparable index), applied on a compounding annual basis from the Award Date to the relevant date of determination, provided that any inflation adjustment to Permitted Capital Expenditures shall be consistent with, and not exceed, the inflation assumptions used in the Base Case Financial Model.

“Permitted Convertible Loan Notes” means, collectively, one or more convertible loan notes issued, or to be issued, by the Borrower with an aggregate face value not to exceed, for all such notes three hundred million Dollars ($300,000,000) and on terms and conditions satisfactory to the Department, such terms and conditions to include, inter alia, (a) an interest rate not to exceed three percent (3%) per annum, (b) a final maturity date falling no earlier than seven (7) years following the date of issuance of such convertible loan note and (c) the obligations of the Borrower thereunder shall be unsecured.

“Permitted Disposition” means:

(a)	any transaction permitted under the Transaction Documents, including any Disposition of Product under any Magnet Purchase Commitment, under any Metal/Mine Customer Commitment or under any Customer Agreement;

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(b)	any Disposition of any equipment or Property of any Borrower Entity that is: (i) obsolete; (ii) no longer used or useful in the operation of any Project; or (iii) replaced by other equipment of at least equal value and utility, and in all cases for which the (x) relevant Borrower Entity has received consideration in an amount equal to the value that would have been obtained in an arm’s length transaction with an unaffiliated third party (unless such assets only have scrap value), (y) such Dispositions are valued at not more than one million Dollars ($1,000,000) on an individual basis or five million Dollars ($5,000,000) on an aggregate basis among all Borrower Entities in any twelve (12) month period, and (z) if applicable, the Net Amount of the proceeds thereof are applied in accordance with Section 3.2.3 (Mandatory Prepayments), as applicable;

(c)	any Disposition from any Borrower Entity to any other Borrower Entity;

(d)	any Disposition permitted in accordance with Section 6.3 (Dispositions of Trust Property) of the Direct Funding Agreement; and

(e)	any Permitted Equity Transfer.

“Permitted Equity Transfer” means any transaction or series of transactions after the Award Date with respect to the Disposition of any direct or indirect Equity Interest in LCM Europe, where:

(a)	the transferee is a French Governmental Authority or an entity whose investment in LCM Europe is coordinated by a French Governmental Authority;

(b)	no Event of Default or Potential Event of Default is continuing or would result from any such transaction;

(c)	the transaction has received all Required Approvals from any Governmental Authority with jurisdiction over the Transfer; and

(d)	under any agreement entered into or amended in connection with such transfer, or giving effect to such transfer (including but not limited to any shareholders agreement, partnership or joint venture agreement, purchase and contribution or purchase and sale agreement, or LLC agreement), the transferee has no right or ability to make or to permit to be made any transfer of any direct or indirect Equity Interest in any Borrower Entity other than a Permitted Equity Transfer.

“Permitted Indebtedness” means:

(a)	any Indebtedness created under the Financing Documents;

(b)	Indebtedness of any Borrower Entity to any other Borrower Entity;

(c)	Indebtedness under one or more Working Capital Facilities, solely to the extent that (i) the aggregate outstanding principal amount under all such Working Capital Facilities does not exceed two hundred fifty million Dollars ($250,000,000) at any time, (ii) each such Working Capital Facility is entered into as and when required in accordance with the Disbursement Milestone Schedule and in any event no later than June 30, 2027 and (iii) all such Indebtedness is fully subordinated to the Secured Obligations pursuant to the Subordination and Intercreditor Agreement;

(d)	Permitted Convertible Loan Notes;

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(e)	Indebtedness comprised of purchase money obligations and Capital Leases incurred for the purpose of purchasing or leasing property and equipment; provided that (i) such property and equipment does not comprise an integral part of any Project; (ii) the aggregate amount of the Indebtedness for such property and equipment does not exceed the cost of such property and equipment being financed; (iii) the Indebtedness is budgeted in the Construction and Tool Installation Budget or Operating Budget, as applicable; and (iv) the aggregate amount of all such Indebtedness outstanding at any time pursuant to this paragraph (e), does not exceed two million Dollars ($2,000,000);

(f)	Indebtedness in respect of amounts due to trade creditors and accrued expenses, in each case arising in the ordinary course of business and on terms requiring payment in full in not more than ninety (90) days;

(g)	Indebtedness arising under surety bonds, performance bonds or similar instruments incurred in the ordinary course of business; provided that the aggregate amount of all such Indebtedness outstanding at any time does not exceed five million Dollars ($5,000,000) or, solely in the event that the aggregate amount of all such Indebtedness is greater than five million Dollars ($5,000,000) due to the Borrower Entities’ being required to maintain certain bonds or similar instruments in accordance with Applicable Law, the aggregate amount of all Indebtedness referred to in this paragraph (g) does not exceed twenty-five million Dollars ($25,000,000);

(h)	Guarantees of any Borrower Entity of Permitted Indebtedness of any other Borrower Entity; provided that to the extent such underlying Permitted Indebtedness is required to be subordinated to the Secured Obligations pursuant to the terms hereof or of any other Financing Document, any such Guarantee shall only constitute “Permitted Indebtedness” under this paragraph (h) to the extent the obligations of the Borrower Entity providing such Guarantee are subordinated to the Secured Obligations pursuant to a subordination agreement in form and substance satisfactory to the Department;

(i)	Indebtedness of any Borrower Entity pursuant to any Hedge Transaction or similar arrangement not entered into for speculative purposes;

(j)	Indebtedness under letter of credit obligations incurred in connection with the acquisition, holding or development of the Additional Projects; provided that the aggregate amount of all such Indebtedness outstanding at any time, does not exceed one hundred seventy-five million Dollars ($175,000,000);

(k)	Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar cash management services, in each case, incurred in the ordinary course of business and in accordance with the Construction and Tool Installation Budget or Operating Budget, as applicable; provided that the aggregate amount of all such Indebtedness outstanding at any time pursuant to this paragraph (k), does not exceed two million Dollars ($2,000,000);

(l)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds;

(m)	to the extent constituting Indebtedness, agreements of any Borrower Entity for the deferred payment of premiums or to finance the payment of premiums owing by any Borrower Entity under any insurance policies;

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(n)	other unsecured Indebtedness not to exceed five million Dollars ($5,000,000) at any time outstanding; and

(o)	any other Indebtedness as the Department may from time to time approve.

“Permitted Investments” means any of the following, to the extent owned by any Borrower Entity free and clear of all Liens (other than Permitted Liens or Liens created under the Security Documents):

(a)	direct obligations of the United States (including obligations issued or held in book-entry form on the books of the United States Department of the Treasury) or obligations, the timely payment of principal and interest of which is fully guaranteed by the United States maturing not more than one hundred eighty (180) days from the date of the creation thereof;

(b)	obligations, debentures, notes, or other evidence of Indebtedness issued or guaranteed by any agency, instrumentality or government-sponsored entity of the United States maturing not more than one hundred eighty (180) days from the date of the creation thereof and which investments are made by the Borrower or other relevant Borrower Entity in accordance with the Award Date Investment Policy;

(c)	interest-bearing demand or time deposits (including certificates of deposit) that are held in banks with a general obligation rating of not less than “BBB-” by S&P or the equivalent rating by Moody’s, or if not so rated, secured at all times up to the Project Completion Date, in the manner and to the extent provided by law, by collateral described in paragraph (a) or (b) of this definition, of a market value of no less than the amount of moneys so invested maturing not more than one hundred eighty (180) days from the date of the creation thereof;

(d)	commercial paper rated (on the date of acquisition thereof) at least “A-1” or “P-1” or equivalent by S&P or Moody’s, respectively (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating commercial paper), maturing not more than ninety (90) days from the date of creation thereof;

(e)	money market funds, so long as such funds are rated “Aaa” by Moody’s, “AAA” by S&P, or an equivalent rating by Fitch;

(f)	any Investment constituting a Permitted LCM Europe Investments;

(g)	any Investment by any Borrower Entity in any other Borrower Entity; and

(h)	any advances, loans, or extensions of credit or any stock, bonds, notes, debentures or other securities as the Department may from time to time approve.

“Permitted LCM Europe Investments” means any direct or indirect equity contributions, advances, loans, other extensions of credit or other investments by any Borrower Entity to LCM Europe in an aggregate outstanding amount not to exceed the sum of (a) three hundred thirty million Dollars ($330,000,000), plus (b) any Excluded LCM Europe Equity Proceeds (excluding any Excluded LCM Europe Equity Proceeds received by the Borrower to satisfy the obligation set forth in the proviso in Section 7.38 (Reimbursement of Funds for LCM Europe)), plus (c) any LCM Europe Committed Capital.

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“Permitted Leases” means (a) Leases of office space, office equipment, or motor vehicles with respect to which the aggregate lease payments do not exceed five million Dollars ($5,000,000) per Fiscal Year; (b) Leases with respect to any Project Site, (c) Leases from any Borrower Entity to any other Borrower Entity, or (d) licenses for Intellectual Property, in each case (i) as required in connection with the construction or operation of any Project and (ii) in an amount no greater than the amount budgeted therefor in the applicable Construction and Tool Installation Budget or Operating Budget, as the case may be.

“Permitted Liens” means:

(a)	any Liens securing the Secured Obligations;

(b)	any Lien created in favor of any lender, agent or other secured party under a Working Capital Facility described in, and satisfying the requirements of, paragraph (c) of the definition of “Permitted Indebtedness”, solely to the extent that such Lien at all times ranks junior to the Liens created in favor of the Collateral Agent under the Security Documents, subject to the conditions described in that paragraph;

(c)	Liens for any tax, assessment, or other governmental charge that is: (i) not yet due; or (ii) being diligently contested in good faith and by appropriate proceedings timely instituted, so long as: (A) such proceedings shall not involve any danger of the sale, forfeiture, or loss of any Project; (B) such tax, assessment, or other governmental charge is not more than sixty (60) days delinquent; and (C) a bond, adequate reserves, or other security acceptable to the Department has been posted or provided in such manner and amount as to assure the Department that any taxes, assessments, or other charges determined to be due will promptly be paid in full when such contest is determined;

(d)	Liens in favor of materialmen, workers, or repairmen, or other like Liens arising in the ordinary course of business or in connection with the construction of any Project, either for amounts not yet due or for amounts being diligently contested in good faith and by appropriate proceedings timely instituted so long as: (x) such proceedings shall not involve any danger of the sale, forfeiture, or loss of any part of any Project; and (y) a bond or other security acceptable to the Department has been posted or provided in such manner and amount as to assure the Department that any amounts determined to be due will promptly be paid in full when such contest is determined;

(e)	Liens identified in any ALTA Survey;

(f)	Liens arising under Real Property Documents;

(g)	Liens disclosed by the title insurance policies delivered on or prior to the First FFB Advance Date, and any replacement, extension or renewal of such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal;

(h)	zoning, entitlement, building, and other land use regulations imposed by Governmental Authorities having jurisdiction over the applicable Project Site that do not and will not materially impair the development, construction, operation, or use by any Borrower Entity of such Project Site for the applicable Project;

(i)	with respect to any Project Site, covenants, conditions, restrictions, easements, and other similar matters of record on or prior to the First FFB Advance Date for the relevant Project affecting title to such Project Site, or that are specifically identified in any land purchase agreement to be recorded against such Project Site, which in either case do not and will not materially impair the development, construction, operation, or use by any Borrower Entity of such Project Site for the relevant Project;

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(j)	any other Lien affecting any Project Site the existence of which does not and will not impair in any material respect the development, construction, operation, or use by any Borrower Entity of any Project Site for any Project;

(k)	Liens (not securing Indebtedness) of depository institutions and securities intermediaries (including rights of set-off or similar rights) with respect to deposit accounts or securities accounts;

(l)	Liens securing (i) attachments that do not constitute an Event of Default under Section 9.1(k) (Attachment); (ii) judgments that do not constitute an Event of Default under Section 9.1(l) (Judgments); or (iii) appeals and other surety bonds related to any such attachment or judgment;

(m)	deposits to secure the performance of bids, trade contracts, and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds, and other obligations of a like nature; provided that such deposits are made in the ordinary course of business;

(n)	purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business, so long as such operating leases relate only to small equipment, laboratory equipment, copiers, printers and other similar items of personal property; provided that the aggregate value of all such leased personal property subject to such Liens does not exceed two million Dollars ($2,000,000) at any time;

(o)	to the extent constituting tax Liens incurred in connection with the Stillwater Magnet Project Facility and Stillwater Metal Project Facility, any obligations or duties of any Borrower Entity to any municipality or public authority with respect to any franchise, grant, license, permit or agreement provided by or entered into with such municipality or public authority to such Borrower Entity in furtherance of the ordinary course conduct of the business of such Borrower Entity; provided that the aggregate amount subject to all such Liens does not exceed ten million Dollars ($10,000,000);

(p)	Liens in respect of an agreement to dispose of property in transactions that constitute Permitted Dispositions, to the extent such Liens extend only to the property to be disposed of;

(q)	Liens with respect to deposits to utility providers, lessors, telecommunication providers and other similar deposits in the ordinary course; provided that if any such Lien is required by a provider, lessor or telecommunications provider, the aggregate amount subject to all such Liens do not exceed five million Dollars ($5,000,000);

(r)	Liens on cash, cash equivalents and other property arising in connection with the escrow, defeasance, discharge or redemption of Indebtedness permitted hereunder;

(s)	Liens on cash and cash equivalents deposited into an escrow pursuant to (i) the escrow agreement with respect to the Additional Projects that is in effect as of the Award Date and (ii) any replacement or alternative escrow arrangement with a capital partner relating to such property, in each case solely to the extent required in connection with the acquisition, holding or development of such property; provided that the aggregate amount subject to such Liens shall not exceed eighty million Dollars ($80,000,000) under clause (i) and one hundred seventy-five million Dollars ($175,000,000) under clause (ii);

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(t)	Liens on deposits to secure letters of credit permitted under paragraph (j) of the definition of “Permitted Indebtedness”; provided that the aggregate amount subject to such Lien shall not exceed one hundred seventy-five million Dollars ($175,000,000);

(u)	any interest or title of a lessor or sublessor (or licensor) under any lease of real estate;

(v)	space leases and subleases in the ordinary course of business; and

(w)	Liens securing Indebtedness permitted pursuant to paragraph (e) of the definition of “Permitted Indebtedness”; provided that any such Lien shall encumber only the assets acquired with the proceeds of such Indebtedness (and any proceeds thereof).

“Permitted Subordinated Loan” means any subordinated loans made by, or on behalf of, any Borrower Entity to any other Borrower Entity in lieu of purchasing Equity Interests or reflecting non-cash intercompany allocations of overhead and other costs appropriately attributable to such other Borrower Entity and allocated in accordance with the lending Borrower Entity’s customary allocation practices and which is subordinated to the Secured Obligations pursuant to a subordination agreement in form and substance satisfactory to the Department.

“Permitting Schedule” means the permitting schedule attached as Schedule F (Permitting Schedule) hereto.

“Person” means any individual, firm, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization, Governmental Authority, committee, department, authority, or any other body, incorporated or unincorporated, whether having distinct legal personality or not.

“Platform” has the meaning given to that term in Section 11.2(a) (Use of Websites).

“Potential Event of Default” means an event or circumstance that, with the giving of notice or passage of time or both, would become an Event of Default.

“Practice” means to practice Intellectual Property in any way, including to use, reproduce, distribute, modify, improve, make, display, perform, create derivative works of, access, and utilize.

“Principal Persons” means any officer, director, beneficial owner of ten percent (10%) or more of equity interests that are not publicly traded securities, other natural person (whether or not an employee) with executive responsibilities over a Borrower Entity or who has practical control over any Borrower Entity, and each of their respective successors or assigns.

“Principal Prepayment Deferral Notification” has the meaning given to that term in Section 3.2.3(a)(i) (Mandatory Prepayments).

“Principal Prepayment Schedule” means, initially, for any FFB Note, the prepayment schedule delivered by the Borrower pursuant to Section 7.32(a) (Delivery of Principal Prepayment Schedules) with respect to such FFB Note, as the same may be updated from time to time pursuant to any of Section 5.2.18 (Updated Principal Prepayment Schedule) or Section 7.32(b) (Delivery of Principal Prepayment Schedules).

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“Processing” means any operation or set of operations that are performed on data or on sets of data, whether or not by automated means, including creation, receipt, maintenance, access, acquisition, use, disclosure, transmission, storage, retention, processing, destruction, modification, or transfer (including cross-border transfer), and the words “Process” and similar constructions shall have correlative meanings.

“Product” means:

(a)	with respect to the Round Top Mine Project, dysprosium oxide, gallium, gadolinium oxide, terbium oxide, yttrium oxide, hafnium, zirconium, and mixed heavy rare earth carbonate that includes holmium oxide, erbium oxide, thulium oxide, ytterbium oxide, and lutetium oxide;

(b)	with respect to the Stillwater Magnet Project, rare-earth magnets;

(c)	with respect to the Stillwater Metal Project, strip-cast neodymium-iron-boron metal;

(d)	with respect to the Magnet Project 2, rare-earth magnets; and

(e)	with respect to the Metal Project 2, strip-cast neodymium-iron-boron metal.

“Production Volume Schedule” means Schedule H (Production Volume Schedule) hereto.

“Prohibited Person” means any Person or entity that is:

(a)	a Sanctioned Person;

(b)	debarred or suspended from contracting with the U.S. Government or any agency or instrumentality thereof;

(c)	debarred, suspended, proposed for debarment with a final determination still pending, declared ineligible, or voluntarily excluded (as such terms are defined in any of the Debarment Regulations) from contracting with any United States federal government department or any agency or instrumentality thereof or otherwise participating in procurement or non-procurement transactions with any United States federal government department or agency pursuant to any of the Debarment Regulations; or

(d)	indicted, convicted, or had a Governmental Judgment rendered against it for any of the offenses listed in any of the Debarment Regulations.

“Project Change” has the meaning given to the term in Section 8.5(a) (Approved Project Changes).

“Project Collateral Security Instrument” has the meaning given to that term in the Project Security Agreement.

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“Project Commencement Clawback Date” means:

(a)	with respect to the Round Top Mine Project, the Award Date;

(b)	with respect to the Stillwater Magnet Project, the Award Date;

(c)	with respect to the Stillwater Metal Project, the Award Date;

(d)	with respect to the Magnet Project 2, June 30, 2027; and

(e)	with respect to the Metal Project 2, September 30, 2027.

“Project Commencement Date” means, with respect to any Project, and as demonstrated by evidence delivered to the Department, in form and substance satisfactory to the Department, the date on which the Borrower (or other relevant Borrower Entity) commenced the construction of such Project.

“Project Completion Clawback Date” means, with respect to any Project, the date by which the Borrower is required to achieve the Project Completion Date for such Project, as set forth in Part Two of the Disbursement Milestone Schedule under the column entitled “Clawback Date” with respect to the final Disbursement Milestone for such Project.

“Project Completion Clawback Event” means, with respect to any Project, the failure of such Project to achieve the Project Completion Date by the applicable Project Completion Clawback Date.

“Project Completion Date” means, with respect to any Project, the first date on which the applicable Project Completion Requirements have been achieved with respect to such Project to the satisfaction of the Department.

“Project Completion Longstop Date” means, for any Project, the final Milestone Completion Longstop Date for such Project.

“Project Completion Requirements” means, with respect to any Project:

(a)	each Disbursement Milestone for such Project, including the final Disbursement Milestone, has been achieved to the satisfaction of the Department;

(b)	to the extent that any liquidated damages are payable to any relevant Borrower Entity under any applicable Construction Contract or other Major Project Document, all such liquidated damages have been paid and, to the extent applicable, applied to mandatory prepayment of FFB Advances in accordance with Section 3.2.3 (Mandatory Prepayments);

(c)	any Delay Liquidated Damages and/or Performance Liquidated Damages payable under any Construction Contract for such Project or any other applicable Major Project Document have been paid in full;

(d)	there are no claims pending from, or security existing in favor of, any contractor or sub-contractor under any applicable Major Project Document or any amounts due and unpaid with respect to any Construction Contractor under any applicable Construction Contract or otherwise with respect to the construction of such Project unless such claims and amounts due and unpaid are being diligently contested in good faith by the Borrower in appropriate proceedings timely instituted and the Borrower has established cash reserves for the amount of such claims or amounts due or a bond or other security satisfactory to the Department, has been posted for the amount of such claims or amounts due, and final unconditional lien waivers (in form and substance satisfactory to the Department (acting reasonably and in consultation with the Title Company)) and that shall include subcontractors’ final lien waivers with respect to any subcontract with a contract value at least equal to two hundred and fifty thousand Dollars ($250,000) have been received for all of the works under such Project’s Construction Contracts and any other applicable Major Project Documents;

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(e)	the Borrower shall have delivered to the Department (i) a customary as-built survey showing such completed Project and (ii) notice of title continuation or endorsement to the Title Policy for the applicable Project Site, in each case, in form and substance satisfactory to the Department;

(f)	the Borrower shall have delivered to the Department an updated version of the Base Case Financial Model, dated on or about the applicable Project Completion Date, in form and substance satisfactory to the Department and demonstrating the Debt Sizing Criteria;

(g)	no Event of Default or Potential Event of Default shall exist as of the Project Completion Date or would result from the occurrence of the Project Completion Date;

(h)	the Department has received an Officer’s Certificate of the Borrower, (i) certifying that the Borrower, or other relevant Borrower Entity, has obtained each Required Approval then required for such Project, each such Required Approval has been validly issued, is in full force and effect and Non-Appealable and all conditions precedent to the effectiveness of any such Required Approval have been satisfied and (ii) to the extent requested by the Department, attaching true and correct copies of such Required Approvals including all schedules, exhibits, attachments, supplements, and amendments thereto and any related protocols or side letters;

(i)	the Borrower has delivered to the Department evidence that insurance then required to be maintained by the relevant Borrower Entities with respect to such Project pursuant to Section 7.5 (Insurance; Event of Loss) has been obtained and is in full force and effect, such evidence to be in form and substance satisfactory to the Department (including (i) with respect to deductibles, exceptions, and premiums and (ii) designating the Collateral Agent as loss payee as its interest may appear and the Department and the Collateral Agent as additional insureds);

(j)	each of the representations and warranties made (or deemed made) by any Borrower Entity in any Transaction Document shall be true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “material adverse effect” or a similar qualifier, in which case it shall be true and correct in all respects) as of such date, except to the extent such representation or warranty is made only as of a specific date or time (in which event such representation or warranty shall be true and correct as of such date or time);

(k)	the Department has received such evidence of each of the foregoing as the Department may reasonably request;

(l)	the Borrower has delivered to the Department a project completion certificate executed by an Authorized Officer of the Borrower, substantially in the form attached as Exhibit C (Form of Project Completion Certificate), certifying that each of the requirements set forth in paragraphs (a) through (k) above has been satisfied as of the date of such certificate.

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“Project Costs” means, with respect to any Project, all costs that have been incurred or are projected to be incurred by the Borrower or other relevant Borrower Entity in connection with the construction, expansion, or modernization of such Project through the Project Completion Date for such Project, including:

(a)	amounts payable under the Construction Contracts entered into in connection with such Project;

(b)	fees and expenses payable under the Financing Documents prior to such Project Completion Date;

(c)	principal and interest payments on the Guaranteed Loan occurring prior to such Project Completion Date;

(d)	costs to acquire title or use rights to the applicable Project Site, necessary easements, and other real Property interests;

(e)	costs and expenses of legal, engineering, accounting, construction management, and other advisors or Consultants incurred in connection with any Project;

(f)	fees, commissions and expenses payable to the Secured Parties;

(g)	development costs to the extent permitted to be paid under the Financing Documents in connection with such Project;

(h)	insurance premiums in respect of insurance required to be obtained in connection with such Project pursuant to Section 7.5 (Insurance; Event of Loss), to the extent obtained prior to the applicable Project Completion Date for such Project;

(i)	the applicable Borrower Entity’s labor costs and general and administration costs;

(j)	costs incurred under any relevant O&M Agreement and mobilization costs included in the Base Case Financial Model for such Project; and

(k)	such other costs or expenses approved by the Department.

“Project Documents” means, collectively for any Project, the Major Project Documents and the Additional Project Documents, in each case, entered into in connection with, or otherwise applicable to, such Project.

“Project IP” means, with respect to any Project, all Technology and Intellectual Property that is: (a) material, or necessary for, and used in or arising from, the development, design, engineering, procurement, construction, starting up, commissioning, ownership, operation, or maintenance of such Project or incorporated into the sale of Products or services manufactured or provided using such Project; (b) necessary to achieve the applicable Project Completion Date; or (c) necessary for manufacturing and provision of goods manufactured or services provided using the Project or the use of such goods or services, as applicable at the relevant time, but excluding, in each case, any Technology and Intellectual Property (including Software that: (i) has not been created by, or modified or customized for a Borrower Entity; (ii) is readily commercially available; and (iii) is licensed under standard terms and conditions).

Annex A-48

“Project IP Agreement” means:

(a)	any agreements between Borrower Entities for Project IP; and

(b)	with respect to each Project, collectively each other agreement granting or document evidencing the Borrower or any other relevant Borrower Entity’s exclusive ownership of or rights to use Project IP (including assignment, license, sub-license or other agreements) or rights to use Project IP for such Project.

“Project IP Security Agreement” means any Project IP security agreement entered into in accordance with Section 7.11(c) (Intellectual Property).

“Project Security Agreement” means the Project Security Agreement, dated on or prior to the First FFB Advance Date, between each U.S. Borrower Entity and the Collateral Agent.

“Project Site” means:

(a)	with respect to the Round Top Mine Project, the Real Property described on Part 1 (Round Top Mine Project) of Schedule C (Project Sites);

(b)	with respect to the Stillwater Magnet Project, the Real Property described on Part 2 (Stillwater Magnet Project) of Schedule C (Project Sites);

(c)	with respect to the Stillwater Metal Project, the Real Property described on Part 3 (Stillwater Metal Project) of Schedule C (Project Sites);

(d)	with respect to the Magnet Project 2, the Real Property described on Part 4 (Magnet Project 2 and Metal Project 2) of Schedule C (Project Sites); and

(e)	with respect to the Metal Project 2, the Real Property described on Part 4 (Magnet Project 2 and Metal Project 2) of Schedule C (Project Sites).

“Projected Fixed Charge Coverage Ratio” means, as of any Calculation Date, the ratio of:

(a)	projected Cash Flow Available for Debt Service for the immediately succeeding Calculation Period;

to

(b)	the sum of (i) aggregate Debt Service for the immediately succeeding Calculation Period plus (ii) without duplication, projected aggregate operating lease expenses and rent expenses for the Borrower Entities on a Consolidated Basis for such Calculation Period, and in the case of (a) and (b), such projections shall be based on the amounts set forth in the Base Case Financial Model, as the same may be updated from time to time in accordance herewith.

“Property” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Prudent Industry Practice” shall mean, with respect to any Project, that range of practices, methods, equipment, specifications, and standards of safety and performance, as are commonly accepted in the Semiconductor industry as good, safe, prudent, and commercial practices in connection with the design, construction, operation, maintenance, repair, and use of such Project.

Annex A-49

“Qualified Public Company Shareholder” means each Person that holds, directly or indirectly, shares in a company, which shares are not restricted or closely held, but are freely available to the public for trading on any national securities exchange approved by or registered with the competent securities regulator of the relevant country.

“Real Property” means, with respect to any Person, all right, title, and interest of such Person in and to any and all parcels of real Property owned, leased, or encumbered by such Person, together with all improvements and appurtenant fixtures, equipment, easements, mineral rights and other Property and rights incidental to the ownership, lease, or operation thereof.

“Real Property Documents” means:

(a)	with respect to any Project, collectively all instruments vesting in any Borrower Entity a Real Property right or contractual right in the relevant Project Site or any portion thereof or that are otherwise necessary for such Project, including, to the Borrower Entity’s Knowledge, all easements, rights of way, mineral rights, and other land rights required to be obtained by Major Project Participants pursuant to the Transaction Documents entered into in relation to such Project or that are necessary for the performance of their obligations related thereto, together with any instruments encumbering, burdening, or restricting the Borrower’s right in and to the applicable Project Site or any portion thereof; and

(b)	the ALTA Survey with respect to the applicable Project Site.

“Real Property Security Documents” means the following, collectively, and “Real Property Security Document” means any of the following, as context may require:

(a)	with respect to the Round Top Mine Project, each mortgage, deed of trust, assignment of leases and rents or any other Real Property security document or instrument, as applicable, as may be required or requested by the Department prior to the First FFB Advance Date for such Project (and in form and substance satisfactory to the Department) to ensure that, at all times on and following the First FFB Advance Date for such Project, the relevant Borrower Entity’s interest in the Project Site for the Round Top Mine Project, together with all other fee, leasehold, easement, mineral rights and other interests in Real Property evidenced by the Real Property Documents applicable to such Project, are subject to legal, valid and enforceable First Priority Liens for the benefit of the Collateral Agent (as beneficiary on behalf and for the benefit of the Secured Parties);

(b)	with respect to each of the Stillwater Magnet Project and the Stillwater Metal Project, each mortgage, deed of trust, assignment of leases and rents or any other Real Property security document or instrument, as applicable, as may be required or requested by the Department prior to the First FFB Advance Date for such Project (and in form and substance satisfactory to the Department) to ensure that, at all times on and following the First FFB Advance Date for such Project, the relevant Borrower Entity’s interest in the Project Site for the Stillwater Magnet Project or the Stillwater Metal Project, as applicable, together with all other fee, leasehold, easement, mineral rights and other interests in Real Property evidenced by the Real Property Documents applicable to such Project, are subject to legal, valid and enforceable First Priority Liens for the benefit of the Collateral Agent (as beneficiary on behalf and for the benefit of the Secured Parties); and

(c)	with respect to each Additional Project, each mortgage, deed of trust, assignment of leases and rents or any other Real Property security document or instrument, as applicable, as may be required or requested by the Department prior to the First FFB Advance Date for such Project (and in form and substance satisfactory to the Department) to ensure that, at all times on and following the First FFB Advance Date for such Project, the relevant Borrower Entity’s interest in the Project Site for such Additional Project, together with all other fee, leasehold, easement, mineral rights and other interests in Real Property evidenced by the Real Property Documents applicable to such Project, are subject to legal, valid and enforceable First Priority Liens for the benefit of the Collateral Agent (as beneficiary on behalf and for the benefit of the Secured Parties).

Annex A-50

“Recipient” means the Borrower.

“Referral” has the meaning given to the term in Section 11.12.4 (Referral to Initial Decision-Maker).

“Register” has the meaning given to the term in Section 11.13(c) (Successors and Assigns).

“Related Entity” has the meaning given to the term in the Guardrail Provisions.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, depositing or seeping into the environment, and the term “Released” and similar constructions have correlative meanings.

“Release Date” means the first date on which the Guaranteed Loan, each Loan Tranche, and any other Secured Obligation has been paid or satisfied irrevocably and in full, and the FFB Commitment has expired or been terminated in accordance with the provisions of this Agreement.

“Relevant Disbursement Milestone” has the meaning given to that term in Section 5.2 (Conditions Precedent to Each FFB Advance).

“Relevant Event” has the meaning given to the term in Section 11.12.3 (Dispute Notice).

“Requested FFB Advance Date” means the particular calendar date that the Borrower requests to be the date on which the respective Advance is to be made.

“Required Approvals” means all Governmental Approvals and other consents and approvals of third parties necessary or required by any Borrower Entity and, to the Knowledge of the Borrower Entities, each Major Project Participant (or with respect to its respective Properties) under Applicable Law, the Loan Program Requirements, the Transaction Documents or any contractual obligation including: (a) the due execution, delivery recordation, filing or performance by any Borrower Entity or Major Project Participant of any Transaction Document to which such Borrower Entity or Major Project Participant is or is to be a party; (b) the grant by the Borrower and each other relevant Borrower Entity of the Liens granted by such Person pursuant to the Financing Documents; (c) the exercise by the Department of its rights under any of the Transaction Documents; (d) the development, construction, operation or maintenance of the Project; and (e) the Borrower’s ownership of the Project, other than those that are of a routine nature and can be obtained in the ordinary course of business.

“Required Prepayment Amount” means, with respect to any Scheduled Prepayment Date, an aggregate amount equal to:

(a)	the applicable Scheduled Principal Prepayment Amount, plus

Annex A-51

(b)	to the extent not previously incorporated in the then-applicable Principal Prepayment Schedule, any applicable Deferred Principal Installment then required to be prepaid on such Scheduled Prepayment Date in accordance with Section 3.2.3(a)(i) (Mandatory Prepayments) as a result of the occurrence of a Principal Prepayment Deferral Notification; plus

(c)	all unpaid interest (and late charges, if any) accrued on the aggregate portion of the FFB Advances referred to in paragraphs (a) and (b) above through such Scheduled Prepayment Date; plus

(d)	without duplication, the sum of all other amounts forming part of the FFB Prepayment Price in connection with the prepayment of the aggregate portion of the FFB Advances referred to in paragraphs (a) and (b) above.

“Responding Party” has the meaning given to the term in Section 11.12.3 (Dispute Notice).

“Restricted Payment” has the meaning given to the term in Section 8.8(a) (Restricted Payments).

“Round Top Mine Project” has the meaning given to the term in the recitals hereto.

“Round Top Project Facility” means a rare earth mining and processing facility located in Sierra Blanca, Texas at the Project Site for the Round Top Project and including all the buildings, fixtures and other improvements situated, or to be situated, on such Project Site.

“Round Top Tranche” has the meaning given to that term in Section 2.5.3(a) (Disbursement of Proceeds; Use of Proceeds; Maximum Principal Amount).

“Round Top Tranche FFB Advance” means an FFB Advance of the Round Top Tranche, the proceeds of which are to be applied to reimburse Eligible Uses of Funds relating to the Round Top Mine Project.

“Round Top Tranche FFB Advance Date” means a Business Day on which FFB makes a Round Top Tranche FFB Advance in accordance with the terms hereof and of the FFB Note Purchase Agreement.

“Safety Review Report” means a safety review report, in form and substance satisfactory to the Department, detailing how the Borrower and any other relevant Borrower Entity will secure and store nuclear material, processes for transferring material to a third-party disposal company, and implementing best practices relevant to safety identified during a third-party review of relevant processes at the Wheat Ridge R&D Facility.

“SAM” means the System for Award Management electronic database administered by the United States General Services Administration, found at www.sam.gov.

“Sanctioned Country” means, at any time, a country, region, or territory that is itself the subject or target of comprehensive country-wide or territory-wide Sanctions.

“Sanctioned Person” means, at any time: (a) any Person identified on any Sanctions List; (b) any Person located, organized or resident in a Sanctioned Country; (c) any Person owned fifty percent (50%) or more or controlled by any such Person or Persons described in the foregoing clause (a) or (b); or (d) any Person that is otherwise the subject or target of any Sanctions.

Annex A-52

“Sanctions” means any laws concerning or relating to economic, financial, or trade sanctions, embargoes, or similar restrictive measures imposed, administered, enacted, or enforced by a Sanctions Authority.

“Sanctions Authority” means any agency, department, division or instrumentality of the United States federal government, including OFAC, the U.S. Department of State, and BIS.

“Sanctions List” means any list of designated Persons maintained by any Sanctions Authority, including, without limitation, the “Specially Designated Nationals and Blocked Persons” list, “Sectoral Sanctions Identifications List”, and “Non-SDN Chinese Military-Industrial Complex Companies List” maintained by OFAC and the “Denied Persons List”, “Entity List”, “Unverified List”, and “Military End-User List” maintained by BIS.

“Satisfactory Replacement Employee” has the meaning given to that term in Section 7.19(d) (Key Person Requirements).

“Scheduled Capex Amount” means, with respect to any Disbursement Milestone for any Project and in connection with any requested FFB Advance, the scheduled amount of Capital Expenditures to be incurred by the relevant Borrower Entities for such Disbursement Milestone, as set forth in Part Two of the Disbursement Milestone Schedule for such Project under the column entitled “Scheduled Capex Amount” in the row corresponding to such Disbursement Milestone.

“Scheduled Cumulative Capex Amount” means, with respect to any Disbursement Milestone for any Project and in connection with any requested FFB Advance, an amount equal to the aggregate of the Scheduled Capex Amounts for the applicable Disbursement Milestone and all prior Disbursement Milestones for such Project, as set forth in Part Two of the Disbursement Milestone Schedule for such Project under the column entitled “Scheduled Cumulative Capex Amount” in the row corresponding to such Disbursement Milestone.

“Scheduled Cumulative Disbursement Amount” means, with respect to any Disbursement Milestone for any Project and in connection with any requested FFB Advance, an amount equal to the aggregate of the Scheduled Disbursement Amounts for the applicable Disbursement Milestone and all prior Disbursement Milestones for such Project, as set forth in Part Two of the Disbursement Milestone Schedule for such Project under the column entitled “Scheduled Cumulative Disbursement Amount” in the row corresponding to such Disbursement Milestone.

“Scheduled Cumulative Disbursement Ratio” means, with respect to any Disbursement Milestone for any Project and in connection with any requested FFB Advance, the ratio, expressed as a percentage, equal to (a) the Scheduled Cumulative Disbursement Amount applicable to such Disbursement Milestone for such Project divided by (b) the Scheduled Cumulative Capex Amount applicable to such Disbursement Milestone for such Project, as set forth in Part Two of the Disbursement Milestone Schedule for such Project under the column entitled “Scheduled Cumulative Disbursement Ratio” in the row corresponding to such Disbursement Milestone.

“Scheduled Disbursement Amount” means, with respect to any Disbursement Milestone for any Project and in connection with any requested FFB Advance, the amount of the Guaranteed Loan set forth in Part Two of the Disbursement Milestone Schedule for such Project under the column entitled “Scheduled Disbursement Amount” in the row corresponding to such Disbursement Milestone.

Annex A-53

“Scheduled Prepayment Date” means, for any FFB Note, any of the First Scheduled Prepayment Date and each Payment Date occurring thereafter but excluding the Maturity Date applicable to such FFB Note.

“Scheduled Principal Prepayment Amount” means, with respect to any Scheduled Prepayment Date, the portion of the principal amount (inclusive of capitalized interest) of all outstanding FFB Advances under the relevant FFB Note that is set forth opposite such Scheduled Prepayment Date in the applicable Principal Prepayment Schedule.

“Secretary” has the meaning given to that term in the Guardrail Provisions.

“Secretary’s Certificate” shall mean a certificate relating to the Secretary’s Guarantee and other matters, in the form of certificate that is attached as Exhibit G to the FFB Note Purchase Agreement.

“Secured Obligations” means all amounts, without duplication, owing to any Secured Party under the Financing Documents, including:

(a)	all loans, advances, debts, liabilities, and obligations, howsoever arising, owed by the Borrower under the FFB Documents (to the extent any Secured Party is a subrogee in respect thereof), this Agreement or otherwise to any Secured Party (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to any of the Financing Documents, including: (a) all interest, fees, and Periodic Expenses chargeable to the Borrower and payable by the Borrower hereunder or thereunder; and (b) any obligation to reimburse the Department for any DOC Guarantee Payment pursuant to Section 10.2 (DOC Guarantee Payment and Reimbursement) of this Agreement;

(b)	any and all sums advanced by any Secured Party in order to preserve the Collateral or preserve the Secured Parties’ security interest in the Collateral; and

(c)	in the event of any proceeding for the collection or enforcement of the obligations after an Event of Default has occurred and is continuing, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of, or realizing on the Collateral, or of any exercise by any Secured Party of its rights under the Security Documents, together with any Periodic Expenses, including attorney’s fees and court costs.

“Secured Parties” means the Department, FFB and the Collateral Agent, or their successors or assigns, as their respective interests may appear.

“Secured Parties’ License” means the sublicensable and transferable right for the Secured Parties to use and otherwise Practice, in each case, for no consideration beyond that already specified under any Project IP Agreement, the Borrower’s or any other relevant Borrower Entity’s rights in and to Project IP under a Project IP Agreement (effective as of the date of execution thereof, or, if acquired later, upon such acquisition date, but only enforceable or exercisable: (a) during the continuance of an Event of Default; (b) upon an enforcement and transfer of ownership in the Borrower or any relevant Borrower Entity; or (c) upon any bankruptcy or insolvency action involving any Borrower Entity).

Annex A-54

“Securities Issuance Agreement” means the Securities Issuance Agreement entered into on the Award Date between the Department and the Borrower.

“Security Documents” means collectively:

(a)	each Real Property Security Document;

(b)	the Project Security Agreement;

(c)	the Debenture;

(d)	each Project IP Security Agreement (if any) then required in accordance with the Project Security Agreement and any other relevant security instrument, as determined by the Department prior to the First FFB Advance Date for the relevant Project, that is necessary for taking security over any Project IP applicable to such Project;

(e)	each Account Control Agreement;

(f)	each Direct Agreement, once required to be entered into in accordance herewith;

(g)	all other documents, certificates or instruments required to be delivered in connection with the foregoing; and

(h)	any other document evidencing or creating Collateral in favor of the Secured Parties or otherwise designated as a “Security Document” by the Department (or the Collateral Agent acting on its behalf and at its instruction) and the Borrower.

“Semiconductor” has the meaning given to the term in the Guardrail Provisions.

“Semiconductor MOU” means any memoranda of understanding entered into, or to be entered into, between any Borrower Entity and a semiconductor end- or midstream user, in each case, in form and substance satisfactory to the Department.

“Sensitive Information” means: (a) any information that is subject to Data Protection Laws; (b) Trade Secrets, or any other information in which any Borrower Entity has confidential Intellectual Property (including any relevant Project IP owned by any Borrower Entity); and (c) any information with respect to which any Borrower Entity has contractual non-disclosure obligations.

“Serra Verde Acquisition” means the merger of the Serra Verde Borrower with and into Middlebury Merger Sub Ltd. pursuant to the Serra Verde Acquisition Agreement.

“Serra Verde Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of April 19, 2026, by and among the Borrower, Middlebury Merger Sub Ltd., the Serra Verde Borrower, and Serra Verde Rare Earths Ltd., a company incorporated and existing under the laws of the British Virgin Islands, as seller representative, as the same may be amended, amended and restated, or otherwise modified from time to time.

“Serra Verde Borrower” means SVRE Holdings Ltd., a business company limited by shares incorporated under the laws of the British Virgin Islands.

Annex A-55

“Serra Verde Call Option Agreement” means a call option agreement to be entered into between Serra Verde Holdco and the buyer under that certain Offtake Agreement, dated as of April 20, 2026, between SV Management Switzerland AG and US SIIE, LLC.

“Serra Verde Holdco” means a to-be-formed limited liability company organized and existing under the laws of Delaware that is a direct subsidiary of USARE LLC and the direct parent of Middlebury Merger Sub Ltd.

“Serra Verde Mortgage of Shares” means an equitable mortgage over 100% of the issued and outstanding shares of Middlebury Merger Sub Ltd. to be entered into by Serra Verde Holdco to secure the obligations under that certain Finance Agreement, by and between the Serra Verde Borrower (or, as applicable, Middlebury Merger Sub Ltd. as successor to the Serra Verde Borrower following the Serra Verde Acquisition) and United States International Development Finance Corporation, dated as of January 21, 2026, as amended on March 5, 2026, and as further amended, amended and restated, supplemented or otherwise modified from time to time.

“Software” means any and all: (a) computer programs and software implementations of algorithms, models, and methodologies, in each case, whether in source code, object code, or any other form; (b) descriptions, flow charts, and other work product used to design, plan, organize, and develop any of the foregoing, firmware, development tools, configurations, interfaces, platforms, and applications; (c) data, databases, and compilations; and (d) documentation supporting or related to any of the foregoing (including training materials). Software shall include “software” as such term is defined in the UCC and computer programs that may be construed as included in the definition of “goods” in the UCC, including any licensed rights to Software, and all media that may contain Software or recorded data of any kind.

“Solvency” means (a) the fair saleable value (on a going concern basis) of such Persons assets exceed its liabilities, contingent or otherwise, fairly valued; (b) such Person will be able to pay its debts as they become due; and (c) upon paying its debts as they become due, such Person will not be left with unreasonably small capital as is necessary to satisfy all of its current and reasonably anticipated obligations, and the term.

“Solvent” and similar constructions shall have correlative meanings.

“Source Code” means, with respect to any Software, the human-readable form of such Software.

“Sources and Uses Plan” means the detailed description of the overall financing plan for each Project, delivered by the Borrower to the Department pursuant to Section 4.1.5 (Financial Model; Sources and Uses Plan; Budget; Schedule), as amended or supplemented pursuant to Approved Project Changes, which includes the following:

(a)	expected sources and uses of funding associated with such Project (including specific line items for each material component, phase or element of such Project);

(b)	expected Capital Expenditures and operating losses through the Project Completion Date; and

(c)	the applicable Maximum Principal Amount expressed as a percentage of the expected aggregate Capital Expenditures for such Project, such percentage not to exceed (i) forty percent (40%) for the Round Top Mine Project, (ii) fifty percent (50%) for each of the Stillwater Metal Project and the Metal Project 2, and (iii) fifty percent (50%) for each of the Stillwater Magnet Project and the Magnet Project 2.

Annex A-56

“Stillwater Magnet Project” has the meaning given to the term in the recitals hereto.

“Stillwater Magnet Project Facility” means the magnet manufacturing portion of the facility located in Stillwater, Oklahoma at the Project Site for the Stillwater Magnet Project and including all the buildings, fixtures and other improvements situated, or to be situated, on such Project Site.

“Stillwater Magnet Tranche” has the meaning given to that term in Section 2.5.3(c) (Disbursement of Proceeds; Use of Proceeds; Maximum Principal Amount).

“Stillwater Magnet Tranche FFB Advance” means an FFB Advance of the Stillwater Magnet Tranche, the proceeds of which are to be applied to reimburse Eligible Uses of Funds relating to the Stillwater Magnet Project.

“Stillwater Magnet Tranche FFB Advance Date” means a Business Day on which FFB makes a Stillwater Magnet Tranche FFB Advance in accordance with the terms hereof and of the FFB Note Purchase Agreement.

“Stillwater Metal Project” has the meaning given to the term in the recitals hereto.

“Stillwater Metal Project Facility” means the strip casting and metal making portion of the facility located in Stillwater, Oklahoma at the Project Site for the Stillwater Metal Project and including all the buildings, fixtures and other improvements situated, or to be situated, on such Project Site.

“Stillwater Metal Tranche” has the meaning given to that term in Section 2.5.3(b) (Disbursement of Proceeds; Use of Proceeds; Maximum Principal Amount).

“Stillwater Metal Tranche FFB Advance” means an FFB Advance of the Stillwater Metal Tranche, the proceeds of which are to be applied to reimburse Eligible Uses of Funds relating to the Stillwater Metal Project.

“Stillwater Metal Tranche FFB Advance Date” means a Business Day on which FFB makes a Stillwater Metal Tranche FFB Advance in accordance with the terms hereof and of the FFB Note Purchase Agreement.

“Subaward” means an award to carry out the Authorized Purpose that is not a contract for goods or services.

“Subordination and Intercreditor Agreement” means any subordination and intercreditor agreement entered into in connection with a Working Capital Facility.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture, or other business entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with the Applicable Accounting Requirements as of such date, as well as any other corporation, partnership, limited liability company, association, joint venture, or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees, or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

Annex A-57

“Supply Agreement” means:

(a) each supply agreement entered into between a Borrower Entity and a supplier satisfactory to the Department for the supply of NdPr oxide, Dy oxide, Tb oxide, other rare earth oxide, and/or mixed rare earth carbonate (MREC); and

(b) any other document designated in writing as a Supply Agreement by the Borrower and the Department.

“Taxes” means all taxes, levies, imposts, duties, deductions, charges, or withholdings imposed by any Governmental Authority, including any interest, penalties, or additions thereto imposed in respect thereof.

“Technology” means regardless of form, any invention (whether or not patentable or reduced to Practice), discovery, information, work of authorship, articles of manufacture, machines, methods, processes, models, procedures, protocols, designs, diagrams, drawings, documentation, flow charts, network configurations and architectures, schematics, specifications, concepts, data, databases and data collections, algorithms, formulas, know-how, and techniques, Software code, including all Source Code, object code, firmware, development tools and application programming interfaces, tools, materials, marketing and development plans, and other forms of technology and all media on which any of the foregoing is recorded.

“Technology Clawback Term” means the period beginning on the date hereof and ending on the Release Date.

“Technology Licensing” has the meaning given to the term in the Guardrail Provisions.

“Threshold Event of Loss” means any Event of Loss involving an amount in excess of five million Dollars ($5,000,000).

“Title Company” means Fidelity National Title Insurance Company or any other title company approved by the Department.

“Title Policy” has the meaning given to that term in Section 5.1.8(e) (Real Property and Land Rights).

“TMRC” means Texas Mineral Resources Corp., a corporation organized and existing under the laws of Delaware.

“TMRC Acquisition” means (a) the merger of Hamer Inc. with and into TMRC and (b) thereafter, the merger of TMRC with and into Hamer LLC, in each case, pursuant to the TMRC Acquisition Agreement.

Annex A-58

“TMRC Acquisition Agreement” means that certain Agreement and Plan of Merger, dated March 4, 2026, among TMRC, the Borrower, Hamer Inc. and Hamer LLC, as the same may be amended, amended and restated, or otherwise modified from time to time.

“Total Assets” means, as of any relevant determination date, the aggregate of all assets of the Borrower Entities, as determined on a Consolidated Basis in accordance with the Applicable Accounting Requirements on the basis of the most recently issued Financial Statements of the Borrower Entities.

“Total Equity Raise Requirements” has the meaning given to such term in Section 7.18(a)(iii) (Liquidity Requirements; Financial Covenants).

“Total Funding Plan” means, with respect to any Project and as of any date of determination, the sum of: (a) the unused portion of the FFB Commitment for such Project; plus (b) the remaining amount available to be capitalized as interest in respect of the FFB Advances under the FFB Notes as part of the Maximum Capitalized Interest Amount for such Project; plus (c) the unused portion (if any) of the equity committed pursuant to Section 7.18 (Liquidity Requirements; Financial Covenants) for such Project on terms satisfactory to the Department; plus (d) amounts received as delay payments and Loss Proceeds (to the extent not already applied to the payment of Project Costs) for such Project; plus (e) any other unused equity funding that is committed for such Project; plus (f) the unfunded portion (if any) of the Maximum Award Amount (as defined in the Direct Funding Agreement) available under the Direct Funding Agreement for such Project; plus (g) the unused portion (if any) of the commitments under any Working Capital Facility that are available to pay Project Costs for such Project; plus (h) all cash and cash equivalents of the Borrower Entities that are available to pay Project Costs for such Project (excluding, for the avoidance of doubt, cash and cash equivalents required to be maintained pursuant to Section 7.18(b) (Liquidity Requirements; Financial Covenants)); plus (i) any other funding that the Department determines to be reasonably likely to become available to the relevant Borrower Entity after such date of determination to pay all remaining Project Costs for such Project.

“Total Liabilities” means, as of any relevant determination date, the aggregate of all liabilities of the Borrower Entities, as determined on a Consolidated Basis in accordance with the Applicable Accounting Requirements on the basis of the most recently issued Financial Statements of the Borrower Entities.

“Total Project Costs” means, with respect to any Project and as of any date of determination, the total amount of Project Costs reasonably likely to be required to be paid by any Borrower Entity to achieve the Project Completion Date for such Project.

“Total Serra Verde Cash Acquisition Costs” means, as of any date of determination, the sum of (a) the cash portion of the total purchase price paid by the Borrower to acquire 100% of the ownership interests in the Serra Verde Borrower pursuant to the Serra Verde Acquisition Agreement plus (b) the aggregate amount of all fees, costs and expenses paid, or otherwise incurred, by or on behalf of any Borrower Entity in connection with such acquisition.

“Trade Secrets” means any trade secrets and other confidential or proprietary information, including know-how, inventions, processes, procedures, algorithms, Source Code, databases, concepts, ideas, research, or development information, techniques, technical information and data, specifications, methods, discoveries, modifications, extensions, and customer and supplier lists, in each case, whether or not reduced to a written or other tangible form.

“Transaction Documents” means the Project Documents and the Financing Documents.

Annex A-59

“Transfer” means any sale, assignment, pledge, creation of a security interest or other transfer, regardless of whether carried out directly or indirectly.

“True-Up Amount” has the meaning given to that term in Section 2.5.4(c) (Disbursement of Proceeds; Use of Proceeds; Maximum Principal Amount).

“UCC” means the Uniform Commercial Code of the applicable jurisdiction.

“Uncontrollable Cause” means any act, event, or circumstance that (a) is beyond the reasonable control of the Department in relying on it as a justification for performance or schedule relief as provided herein, and (b) causes interferences, or delays that prevent the performance by the Department of its obligations hereunder, to the extent that such act, event, or circumstance is not the result of the willful or negligent act, error, or omission, failure to exercise reasonable diligence, or breach of this Agreement by the Department.

“Unfunded Pension Liabilities” means the excess, if any, of any Employee Benefit Plan’s benefit liabilities under Section 4001(a)(16) of ERISA over the current value of such Employee Benefit Plan’s assets, determined in accordance with the assumptions used for funding such Employee Benefit Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

“United States” or “U.S.” means the United States of America.

“Unrestricted Cash” means, at any time, (a) the aggregate amount of cash and cash equivalents of the Borrower Entities (determined on a Consolidated Basis, without duplication) at such time that are not subject to any pledge, Lien or control agreement (excluding (x) statutory Liens in favor of any depositary bank where such cash or cash equivalents are maintained and (y) Liens created by the Financing Documents), less (b) without duplication, the aggregate of (i) amounts otherwise included in the foregoing clause (a) that are held by a Person other than a Borrower Entity as a deposit or security for contractual obligations and (ii) any other cash or cash equivalent which would be designated as “restricted” in accordance with the Applicable Accounting Requirements (except, in each case, as a result of the Financing Documents).

“USARE LLC” means USA Rare Earth, LLC, a limited liability company organized and existing under the laws of Delaware.

“U.S. Borrower Entity” means any Borrower Entity that is incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Warrant” means the Warrant to be issued on the Award Date by the Borrower in favor of the Department.

“Wheat Ridge R&D Facility” means the Borrower’s research and development facility in Wheat Ridge, Colorado.

“Working Capital Facility” means one or more revolving credit facilities required pursuant to Schedule B (Disbursement Milestone Schedule) and in each case, having a final maturity date of no less than three (3) years from the date of the initial borrowing thereunder.

“Working Capital Facility Collateral” means the total amount of any cash collateral that a Working Capital Facility lender requires any Borrower Entity to provide at any time in order to obtain and maintain a Working Capital Facility.

“WSP” means WSP USA, Inc. or any successor to its construction advisory business.

Annex A-60

Annex B

Rules of Interpretation

For all purposes of this Agreement, including any Exhibits, Schedules, Annexes, and Appendices hereto, unless otherwise indicated or required by the context:

1.	Plurals and Gender. Defined terms in the singular shall include the plural and vice versa, and the masculine, feminine or neuter gender shall include all genders.

2.	Use of Or. The word “or” is not exclusive.

3.	Change of Law. Each reference to an Applicable Law or Environmental Law includes any amendment, supplement or modification of such Applicable Law or Environmental Law, as the case may be, and all regulations, rulings and other Applicable Laws or Environmental Laws promulgated thereunder, including with respect to any successor Applicable Law or Environmental Law.

4.	Successor and Assigns. A reference to a Person includes its successors and permitted assigns.

5.	Including. The words “include,” “includes” and “including” are not limiting and mean include, includes and including “without limitation,” “without limitation by specification” and “but not limited to.”

6.	Hereof, Herein, Hereunder. The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

7.	Articles, Sections, Exhibits. A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated.

8.	Attachments, Replacements, Amendments. References to any document, instrument or agreement (a) shall include all Exhibits, schedules, annexes and appendices thereto, and all Exhibits, schedules, annexes or appendices to any document shall be deemed incorporated by reference in such document; (b) shall include all documents, instruments or agreements issued or executed in replacement thereof; and (c) shall mean such document, instrument or agreement, or replacement thereto, as amended, amended and restated, supplemented, or otherwise modified from time to time and in effect at any given time to the extent that any such amendment, amendment and restatement, supplement, or modification is permitted under the terms of such document, instrument or agreement and under the terms of the Financing Documents.

9.	Periods and Time. Unless otherwise specified, references to “days,” “weeks,” “months” and “years” shall mean calendar days, weeks, months and years, respectively. References to a time of day shall mean such time in Washington, D.C.

10.	Department Determinations. Any determination made by the Department pursuant to this Agreement or any other Financing Document shall be determined at the discretion of the Department, provided that the Department shall not unlawfully withhold or unreasonably delay a decision, nor act in an arbitrary or capricious manner, abuse of its discretion, or otherwise act not in accordance with the law.

Annex B-1

11.	Ambiguities. The Financing Documents are the result of negotiations and have been reviewed by each party to the Financing Documents and their respective counsel. Accordingly, the Financing Documents shall be deemed to be the product of all parties thereto, and no ambiguity shall be construed in favor of or against any Person.

12.	Continuing Definitions. With respect to any term that is defined by reference to any document, for purposes hereof, such term shall continue to have the original definition notwithstanding any termination, expiration or modification of such document.

13.	Headings. The table of contents and article and section headings and other captions have been inserted as a matter of convenience for the purpose of reference only and do not limit or affect the meaning of the terms and provisions thereof.

14.	Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP (or, in the case of any financial statements or ratios based thereon, in accordance with such other Applicable Accounting Requirements as may be applicable as specified herein), applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements delivered pursuant to Section 4.1.7 (Financial Statements) and the audited financial statements required from time to time pursuant to Annex F (Reporting Covenants), except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of any Borrower Entity shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

15.	Reasonable Efforts. The expression “reasonable efforts” and expressions of like import, when used in connection with an obligation of either party, means taking in good faith and with due diligence all commercially reasonable steps to achieve the objective and to perform the obligation, including doing all that can reasonably be done in the circumstances taking into account each party’s obligations hereunder to mitigate delays and additional costs to the other party, and in any event taking no less steps and efforts than those that would be taken by a commercially reasonable and prudent person in comparable circumstances, where the whole of the benefit of the obligation and where all the results of taking such steps and efforts accrued solely to that person’s own benefit.

16.	Reasonableness. The words “reasonable”, “reasonably”, “unreasonably” and words of similar import, when applied to the Department’s satisfaction, acceptance, determination, consent, discretion or approval, take into account any special consideration affecting decisions of the Department in its capacity as a governmental entity or its responsibilities as such and are based on its policies, practices, and procedures, and law and regulations applicable to it.

17.	Conflict. Except as otherwise expressly provided for herein, in the case of any conflict between the terms of this Agreement and the terms of any Financing Document, the terms of this Agreement, as between the Borrower and the Department, shall prevail.

18.	Independence of Covenants. All covenants hereunder and under the other Financing Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Potential Event of Default or an Event of Default if such action is taken or condition exists.

19.	Order of Precedence. In the event of a conflict between the terms and conditions included in the body of this Agreement and the terms and conditions included in any of the attachments hereto, the order of precedence shall be: (a) Annex B (Rules of Interpretation), (b) Annex C (Guardrail Provisions) (including the definitions set forth therein), (c) Annex E (Davis-Bacon Act Requirements) (including the definitions set forth therein), (d) the body of this Agreement, (e) Annex A (Definitions), (f) Schedule B (Disbursement Milestone Schedule), (g) Annex D (Loan Program Requirements) and (h) Annex F (Reporting Covenants).

Annex B-2